                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                            -------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): August 19, 1996


                                 DNX Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     Delaware                      0-19659                    22-28779373
-------------------           ------------------          -------------------
(State or other                  (Commission                 (IRS Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)


                     575 Route 28, Raritan, New Jersey 08869
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code: (908) 722-7900
                                                    --------------


                            Exhibit Index at Page 5

                              PAGE 1 OF 289 PAGES

Item 5.  Other Events.
         -------------

         On August 19, 1996, DNX Corporation ("DNX") entered into three definitive agreements (collectively, the "Share Exchange Agreements") providing for the acquisition (the "Transaction") by DNX of all outstanding capital stock of, or equity interests in, BioClin, Inc., a Delaware corporation ("BioClin/U.S."), BioClin Europe AG, a Swiss corporation ("BioClin Europe"), BioClin GmbH, a German corporation ("BioClin Germany"), Kilmer N.V., a Netherlands Antilles corporation ("Kilmer"), and BioClin Institute of Clinical Pharmacology GmbH, a German corporation ("BioClin Institute" and, together with BioClin/U.S., BioClin Europe, BioClin Germany and Kilmer, collectively, the "BioClin Group") in exchange for 2,632,600 shares of Common Stock, par value $0.01 per share, of DNX ("DNX Common Stock"). The BioClin Group, which is an international contract research organization engaged in clinical drug development services in the United States, Europe and Israel, is controlled by a stockholder group consisting of Dr. Jack Barbut ("Barbut"), Dr. J. Chris Jensen ("Jensen") and Mr. Alec Hackel ("Hackel" and, together with Barbut and Jensen, collectively, the "Interest Holders"). The Transaction has been structured, and the definitive legal agreements summarized herein and attached hereto as exhibits have been drafted, in a manner intended to qualify the Transaction for pooling-of-interests accounting treatment.

         Pursuant to a Stockholders' Agreement among DNX, the Interest Holders and certain other parties that will be entered into concurrently with the closing of the Transaction, DNX will grant (a) the Interest Holders a right to nominate up to two persons for election as members of the Board of Directors of DNX and (b) the Interest Holders and certain other parties that will receive DNX Common Stock in the Transaction certain registration rights with respect to the shares of DNX Common Stock issued in the Transaction.

         Pursuant to the Share Exchange Agreements, the closing of the Transaction is subject to a number of conditions including DNX stockholder approval and regulatory approvals.

         Copies of each of the Share Exchange Agreements, the Stockholders' Agreement and various other documents relating to the Transaction and certain unaudited financial information


                              PAGE 2 OF 289 PAGES
relating to the BioClin Group are attached as Exhibits to this Report and are incorporated herein by reference and the description herein is qualified in its entirety by reference thereto.

         On August 19, 1996, DNX issued a press release concerning the Transaction, which press release is attached as an Exhibit to this Report and incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.
         ----------------------------------

(a)      Financial statements:  None.

(b)      Pro Forma financial information:  None.

(c)      Exhibits:  See Exhibit Index.





                              PAGE 3 OF 289 PAGES

                                    SIGNATURE
                                    ---------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DNX Corporation




                                    By:   /s/ John G. Cooper
                                        ---------------------------------
                                        Name:  John G. Cooper
                                        Title: Senior Vice President and
                                                  Chief Financial Officer

Date:  August 19, 1996



                              PAGE 4 OF 289 PAGES

                                INDEX TO EXHIBITS


      Exhibit No.                                     Description of Exhibits                              Page
      -----------                                     -----------------------                              ----
          2.1              Merger Agreement, dated as of August 19,                                          6
                           1996, among DNX Corporation, DNX
                           Acquisition Corporation, Dr. Jack Barbut,
                           Alec Hackel, Dr. John Christian Jensen,
                           Sherby N.V. and BioClin, Inc.

          2.2              Share Exchange Agreement, dated as of                                            89
                           August 19, 1996, among DNX Corporation,
                           Mr. Manfred Wissmann, as Trustee, Dr.
                           Gerald Rittershaus, as Employee Trustee,
                           Dr. Jack Barbut, Alec Hackel, Dr. John
                           Christian Jensen, Bettina Donhardt,
                           Christine Dune-Kraatz, BioClin GmbH,
                           Kilmer N.V. and BioClin Europe AG.

          2.3              Share Acquisition Agreement, dated as of                                        176
                           August 19, 1996, among DNX Corporation, Dr.
                           Gerald Rittershaus, as Trustee, Dr. Jack
                           Barbut, Alec Hackel, Dr. John Christian
                           Jensen, and BioClin Institute of Clinical
                           Pharmacology GmbH.

          99.1             Form of Stockholders' Agreement, dated as                                       255
                           of ________, 1996, among DNX Corporation,
                           Dr. Gerald Rittershaus, as Trustee and
                           Employee Trustee, Manfred Wissmann, as Trustee,
                           Dr. Jack Barbut, Alec Hackel, Dr. John Christian
                           Jensen, Sherby N.V., Martha Lee Reynolds, Barry
                           Dvorchik, Bettina Donhardt and Christine
                           Dune-Kraatz.

          99.2             Press Release dated August 19, 1996.                                            285

          99.3             Unaudited financial statements of the                                           288
                           BioClin Group for fiscal years 1993, 1994
                           and 1995.


                              PAGE 5 OF 289 PAGES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                     EXHIBIT 2.1
                                MERGER AGREEMENT


                                      among


                                 DNX CORPORATION
                            (a Delaware corporation),

                           DNX ACQUISITION CORPORATION
                            (a Delaware corporation),

                                DR. JACK BARBUT,

                                  ALEC HACKEL,

                           DR. JOHN CHRISTIAN JENSEN,

                                   SHERBY N.V.
                      (a Netherlands Antilles corporation)

                                       and

                                  BIOCLIN, INC.
                            (a Delaware corporation)





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                                                                PAGE
                                                                                                                ----

Recitals.........................................................................................................  1

ARTICLE I DEFINITIONS............................................................................................  3

ARTICLE II THE MERGER............................................................................................ 13
        2.1.        The Merger................................................................................... 13
        2.2.        The Closing.................................................................................. 13
        2.3.        Effective Time............................................................................... 14
        2.4.        Certificate of Incorporation and By-Laws of
                    Surviving Corporation........................................................................ 14
        2.5.        Directors and Officers of Surviving Corporation.............................................. 14
        2.6.        Conversion of Securities..................................................................... 14
        2.7.        Dissenting Company Shares.................................................................... 16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR........................................................... 16
        3.1.        Authorization, Validity and Effect........................................................... 16
        3.2.        Acquiror Shares.............................................................................. 17
        3.3.        Conflicts; Defaults.......................................................................... 17
        3.4.        Exchange Act Filings......................................................................... 18
        3.5.        Absence of Material Adverse Changes.......................................................... 18
        3.6.        Taxes........................................................................................ 18
        3.7.        Legal Proceedings; Orders.................................................................... 19
        3.8.        Absence Of Certain Changes and Events........................................................ 19
        3.9.        Contracts; No Defaults....................................................................... 21
        3.10.       Insurance.................................................................................... 21
        3.11.       Environmental Matters.........................................................................22
        3.12.       Labor Relations; Compliance.................................................................. 22
        3.13.       Intellectual Property........................................................................ 23
        3.14.       Disclosure................................................................................... 23
        3.15.       Brokers and Finders.......................................................................... 23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT
                    REGARDING PARENT AND THE PARENT SHARES....................................................... 24

        4.1.        Authorization, Validity and Effect........................................................... 24
        4.2.        Consents and Approvals; No Violation......................................................... 25
        4.3.        Title and Power.............................................................................. 25
        4.4.        Litigation................................................................................... 26

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                    THE INTEREST HOLDERS WITH RESPECT TO THE COMPANY............................................. 26
        5.1.        Organization, Authority and Authorization.................................................... 26
        5.2.        Consents and Approvals; No Violation......................................................... 27
        5.3.        Title and Power.............................................................................. 27
        5.4.        Capitalization of the Company; Subsidiaries.................................................. 27
        5.5.        Company Financial Statements................................................................. 28
        5.6.        Books and Records............................................................................ 28
        5.7.        Reports...................................................................................... 29
        5.8.        Absence of Material Adverse Changes.......................................................... 29
        5.9.        Title to Properties; Encumbrances............................................................ 29
        5.10.       Condition and Sufficiency of Assets.......................................................... 30
        5.11.       Accounts Receivable.......................................................................... 30
        5.12.       No Undisclosed Liabilities................................................................... 31
        5.13.       Taxes........................................................................................ 31
        5.14.       Compliance with Legal Requirements; Governmental
                    Authorizations............................................................................... 32
        5.15.       Legal Proceedings; Orders.................................................................... 33
        5.16.       Absence Of Certain Changes and Events........................................................ 35
        5.17.       Contracts; No Defaults....................................................................... 36
        5.18.       Insurance.................................................................................... 40
        5.19.       Environmental Matters........................................................................ 41
        5.20.       Employees.................................................................................... 44
        5.21.       Labor Relations; Compliance.................................................................. 44
        5.22.       Intellectual Property........................................................................ 45
        5.23.       Certain Payments............................................................................. 50
        5.24.       Disclosure................................................................................... 50
        5.25.       Relationships with Related Persons........................................................... 51
        5.26.       Brokers and Finders.......................................................................... 51
        5.27.       Employee Benefit Plans....................................................................... 51
        5.28.       Investment Intent; Accredited Investor....................................................... 52

ARTICLE VI CONDUCT OF BUSINESS PRIOR TO THE CLOSING.............................................................. 53
        6.1.        Conduct Prior to Closing..................................................................... 53
        6.2.        Consents and Approvals....................................................................... 56
        6.3.        Bookkeeping, Accounting and Financial Reporting
                    Capabilities................................................................................. 56

ARTICLE VII ADDITIONAL AGREEMENTS................................................................................ 57

        7.1.        Current Information.......................................................................... 57
        7.2.        Access and Investigation..................................................................... 58
        7.3.        Effect of Investigations..................................................................... 58
        7.4.        Press Releases, Etc.......................................................................... 58
        7.5.        Acquisition Proposals........................................................................ 59
        7.6.        Notification of Certain Matters.............................................................. 59
        7.7.        Customers.................................................................................... 62
        7.8.        Preservation of Relationships................................................................ 62
        7.9.        Resale; Legends.............................................................................. 62
        7.10.       Pooling Treatment............................................................................ 63
        7.11.       Shareholder Approval; Proxy Statement........................................................ 63

ARTICLE VIII CONDITIONS.......................................................................................... 64
        8.1.        Conditions to Each Party's Obligation to Consummate
                    the Closing.................................................................................. 64
        8.2.        Conditions to Obligation of Acquiror and Sub to
                    Consummate the Closing....................................................................... 65
        8.3.        Conditions to Obligation of Parent, the Company
                    and the Interest Holders to Consummate
                    the Closing.................................................................................. 67

ARTICLE IX TERMINATION........................................................................................... 68
        9.1.        Termination.................................................................................. 68
        9.2.        Effect of Termination........................................................................ 69

ARTICLE X GENERAL PROVISIONS..................................................................................... 70
        10.1.       Survival of Representations, Warranties and
                    Agreements................................................................................... 70
        10.2.       Expenses..................................................................................... 70
        10.3.       Confidentiality.............................................................................. 70
        10.4.       Notices...................................................................................... 71
        10.5.       Jurisdiction; Service of Process............................................................. 73
        10.6.       Further Assurances........................................................................... 74
        10.7.       Waiver....................................................................................... 74
        10.8.       Entire Agreement and Modification............................................................ 74
        10.9.       Assignments, Successors, and No Third-Party Rights........................................... 74
        10.10.      Severability................................................................................. 75
        10.11.      Section Headings, Construction............................................................... 75
        10.12.      Governing Law................................................................................ 75
        10.13.      Specific Performance......................................................................... 75
        10.14.      Counterparts................................................................................. 76

EXHIBITS
        A-1         Employment Agreements between Acquiror and
                    Dr. Jack Barbut

        A-2         Employment Agreement between Acquiror and
                    Dr. J. Chris Jensen

        B           Stockholders' Agreement

                                MERGER AGREEMENT
                                ----------------


                    This Merger Agreement (this "Agreement") made as of the 19th day of August, 1996 by and among DNX Corporation, a Delaware corporation ("Acquiror"), with its principal offices at 575 Route 28, Raritan, New Jersey, DNX Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub"), Dr. Jack Barbut whose address is c/o Piper & Marbury, L.L.P., 1251 Avenue of the Americas, New York, New York 10020-1104 ("Barbut"), Alec Hackel whose address is Flueliweg 3, 6045 Meggen, Switzerland ("Hackel"), Dr. John Christian Jensen whose address is Bohlstrasse 9a, 6300 Zug, Switzerland ("Jensen," collectively with Barbut and Hackel, the "Interest Holders"), as the holders of all of the equity interests of Sherby N.V., a Netherlands Antilles corporation ("Parent"), as controlling stockholder of the Company, Parent and BioClin, Inc., a Delaware corporation (the "Company").


                                    RECITALS

         A. Hackel, Barbut and Jensen hold equity interests in Parent (the "Parent Shares"), which constitute all of the equity interests in Parent.

         B. Parent holds 6 shares of the Common Stock, par value $0.01 per share, of the Company (the "Company Common") and 91 shares of Series I Preferred Stock, par value $0.01 per share, of the Company (the "Company Preferred" and, together with the Company Common, collectively, the "Company Shares"), representing 97% of the outstanding capital stock and voting power of the Company.

         C. Dr. William H. Barr ("Barr") owns 3 shares of Company Common, representing the remaining 3% of the outstanding capital stock and voting power of the Company and each of Ms. Martha Lee Reynolds and Mr. Barry Dvorchik (collectively, the "Employee

Rightholders") possess a contractual right to purchase 1% of the outstanding capital stock of the Company (each a "Right," and collectively, the "Rights"):

         D. Acquiror, Sub and the Company desire to effect a merger of Sub with and into the Company pursuant to the terms and provisions of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL").

         E. The respective Boards of Directors of the Company, Parent, Sub and Acquiror have determined that it is advisable and in the best interests of each corporation that Sub merge with and into the Company upon the terms and subject to the conditions provided herein.

         F. The Board of Directors of Acquiror has, by resolution duly adopted, approved this Agreement and directed that it be executed by the undersigned officer and that it be submitted to a vote of Acquiror's stockholders.

         G. The Board of Directors of Sub has, by resolution duly adopted, approved this Agreement and directed that it be executed by the undersigned officer.

         H. The Board of Directors of Parent has, by resolution duly adopted, approved this Agreement and directed that it be executed by the undersigned officer.

         I. The Board of Directors of the Company has, by resolution duly adopted, approved this Agreement and directed that it be executed by the undersigned officer and that it be submitted to a vote of the Company's stockholders by means of a written consent in lieu of a meeting.

         J. As a condition hereto and simultaneously herewith, Acquiror shall purchase and acquire all of the issued and outstanding capital stock or equity interests of BioClin Europe AG, a Swiss corporation, BioClin GmbH, a German corporation, and Kilmer N.V., a Netherlands Antilles corporation (collectively, "BioClin/Europe"), and BioClin Institute of Clinical Pharmacology GmbH, a German corporation ("BioClin Institute" and collectively with BioClin/Europe, the "BioClin Affiliates").

         K. Acquiror, Sub, the Interest Holders, Parent and the Company wish to enter into this Agreement for the purpose of making certain representations and warranties to each other and entering into certain other obligations in favor of each other.

                  NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree that Sub shall be merged with and into the Company and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, the manner of converting securities in connection with the Merger and certain other provisions relating thereto shall be as hereinafter set forth.

                                    ARTICLE I
                                   DEFINITIONS

                  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

         "Acquiror" has the meaning given in the first paragraph of this Agreement.

         "Accounts Receivable" has the meaning given in Section 5.11.

         "Acquiror's Advisors" has the meaning given in Section 7.2.

         "Acquiror Common Stock" has the meaning given in
Section 2.6(a).

         "Acquiror Letter" means the disclosure letter delivered by Acquiror to the Interest Holders concurrently with the execution and delivery of this Agreement.

         "Acquiror Shares" has the meaning given in Section 2.6(a).

         "Affiliate" of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

         "Agreement" has the meaning given in the first paragraph of this Agreement.

         "Applicable Contract" means any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         "Balance Sheet" has the meaning given in Section 5.5.

         "Barbut" has the meaning given in the first paragraph of this Agreement.

         "Barr" has the meaning given in the Recitals of this Agreement.

         "BioClin Affiliates" has the meaning given in the Recitals of this Agreement.

         "BioClin/Europe" has the meaning given in the Recitals of this Agreement.

         "BioClin Institute" has the meaning given in the Recitals of this Agreement.

         "Business Day" means any day on which banks are generally open to conduct business in New York, New York.

         "CERCLA" has the meaning given in the definition of Environmental, Health, and Safety Liabilities in this Agreement.

         "Closing" has the meaning given in Section 2.2.

         "Closing Date" has the meaning given in Section 2.2.

         "Common Acquiror Shares" has the meaning given in Section
2.6(a).

         "Company" has the meaning given in the first paragraph of this Agreement.

         "Company Common" has the meaning given in the Recitals of this Agreement.

         "Company Preferred" has the meaning given in the Recitals of this Agreement.

         "Company Reports" has the meaning given in Section 5.7.

         "Company Shares" has the meaning given in the Recitals of this Agreement.

         "Competing Business" has the meaning given in Section 5.25.

         "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Consideration" has the meaning given in Section 2.6(b).

         "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Copyrights" has the meaning given in Section 5.22(a).

         "CRAs" has the meaning given in Section 5.17(a)(ix).

         "DGCL" has the meaning given in the Recitals of this Agreement.

         "Disclosure Letter" means the disclosure letter delivered by the Interest Holders to Acquiror concurrently with the execution and delivery of this Agreement.

         "Dissenting Shares" has the meaning given in Section 2.7.

         "Effective Time" has the meaning given in Section 2.3.

         "Employee Acquiror Shares" has the meaning given in Section 2.6(e).

         "Employee Rightholders" has the meaning given in the Recitals of this Agreement.

         "Employment Agreements" means collectively the Employment Agreements to be entered at the Closing by and between Acquiror and each of Barbut and Jensen, in substantially the form attached hereto as Exhibits A-1 and A-2.

         "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sec. 9601 et seq., as amended ("CERCLA").

         "Environmental Law" means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
(e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "Exchange Act" has the meaning given in Section 3.4.

         "Facilities" means any real property, leaseholds or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures or equipment currently or formerly owned or operated by the Company.

         "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Hackel" has the meaning given in the first paragraph of this Agreement.

         "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

         "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "Intellectual Property Assets" has the meaning given in Section
5.22(a).

         "Interest Holders" has the meaning given in the first paragraph of this Agreement.

         "IRC" has the meaning given in the definition of "Tax Laws" in Article I.

         "IRS" has the meaning given in the definition of "Tax Laws" in Article I.

         "Jensen" has the meaning given in the first paragraph of this Agreement.

         "knowledge" has the meaning given in Section 7.6(e).

         "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Marks" has the meaning given in Section 5.22(a).

         "Merger" has the meaning given in Section 2.1(a)

         "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Parent" has the meaning given in the first paragraph of the Agreement.

         "Patents" has the meaning given in Section 5.22(a).

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Preferred Acquiror Shares" has the meaning given in Section
2.6(a).

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Proprietary Rights Agreement" has the meaning given in
Section 5.20(b).

         "Proxy Statement" has the meaning given in Section 7.11(a).

         "Related Person" means (i) with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

         "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "Report Date" has the meaning given in the Stockholders'
Agreement.

                                                               MERGER AGREEMENT

         "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Right" has the meaning given in the Recitals of this Agreement.

         "SEC" has the meaning given in Section 3.4.

         "SEC Documents" has the meaning given in Section 3.4.

         "Securities Act" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Stockholders' Agreement" means the Stockholders' Agreement to be entered into at the Closing by, among others, Acquiror, the Interest Holders, Sherby N.V., Martha Lee Reynolds, Barry Dvorchik, Christine Dune-Kraatz, Dr. Gerald Rittershaus, acting solely in his capacity as trustee (the "Employee Trustee") pursuant to a Trust Agreement between the Employee Trustee and Christine Dune-Kraatz, and Bettina Donhardt, in substantially the form attached hereto as Exhibit B.

         "Stockholders Meeting" has the meaning given in
Section 7.11(b).

         "Sub" has the meaning given in the first paragraph of this Agreement.


         "Sub Shares" has the meaning given in Section 2.6(c).

         "Subsidiary" means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "Surviving Corporation" has the meaning given in Section
2.1(a).

         "Surviving Shares" has the meaning given in Section 2.6(c).

         "Taxes" means, to the extent applicable to any party hereto, all U.S. or foreign and all state, municipal and local taxes, charges, fees, levies or other assessments of whatever kind or nature, including without limitation, all net income, gross income, gross receipts, sales, value added, use, services, ad valorem, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupancy or property taxes, custom duties, assessments or governmental fiscal charges of any kind whatever (together with any interest, penalty, or addition to tax).

         "Taxing Authority" means, to the extent applicable to any party hereto, the United States Internal Revenue Service (the "IRS") or any successor agency, and, to the extent applicable to any party hereto, any similar foreign, state, municipal or local Governmental Body.

         "Tax Laws" means, to the extent applicable to any party hereto, the Internal Revenue Code of 1986, as amended (the "IRC"), and regulations issued by the IRS thereunder, or any successor law or regulations, and, to the extent applicable to any party hereto, any similar foreign, state, municipal or local laws and regulations.

         "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "Trade Secrets" has the meaning given in Section 5.22(a).

         "U.S. GAAP" has the meaning given in Section 3.4.


                                   ARTICLE II
                                   THE MERGER

                  2.1. THE MERGER. (a) On the terms and subject to the conditions of this Agreement, at the Effective Time, Sub will be merged with and into the Company in accordance with this Agreement and the applicable provisions of the DGCL, and the separate corporate existence of Sub will thereupon cease (the "Merger"). The Company will be the surviving corporation in the Merger (as such, the "Surviving Corporation").

                  (b) At the Effective Time, the corporate existence of the Company with all its rights, privileges, powers and franchises will continue unaffected and unimpaired by the Merger. The Merger will have the effects specified in this Agreement and the DGCL.

                  2.2. THE CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement will take place at the New York offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022, at 10:00 a.m., local time, on such date within five Business Days following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date) set forth in
Article VIII is satisfied or waived in accordance herewith or at such other place, time or date as the parties may agree upon in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                  2.3. EFFECTIVE TIME. On the Closing Date, Sub and the Company will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL.

The time and date on which the Merger becomes effective is herein referred to as the "Effective Time."

                  2.4. CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. (a) The certificate of incorporation of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with its terms and the DGCL will be the certificate of incorporation of Sub immediately prior to the Effective Time, as amended and restated.

                  (b) The by-laws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms and the DGCL will be the by-laws of Sub immediately prior to the Effective Time, as amended and restated.

                  2.5. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. (a) The members of the initial Board of Directors of the Surviving Corporation will be the members of the Board of Directors of Sub immediately prior to the Effective Time. All of the members of the Board of Directors of the Surviving Corporation will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

                  (b) The officers of the Surviving Corporation will consist of the officers of Sub immediately prior to the Effective Time. Such persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

                  2.6. CONVERSION OF SECURITIES. (a) At the Effective Time, (i) each share of Company Common issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 6,450 shares (the "Common Acquiror Shares") of Common Stock, par value $0.01 per share, of Acquiror (the "Acquiror Common Stock") and (ii) each share of Company Preferred issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action the part of the holder thereof, be converted into 6,450 shares of Acquiror

Common Stock (the "Preferred Acquiror Shares," and together with the Common Acquiror Shares and the Employee Acquiror Shares, collectively, the "Acquiror Shares").

                  (b) All Company Shares to be converted into Acquiror Shares pursuant to Section (a) will, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate previously representing any such Company Shares will thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate, the number of Acquiror Shares specified above (together with the number of Employee Acquiror Shares specified in 2.6(e), collectively, the "Consideration").

                  (c) At the Effective Time, each share of common stock, par value $0.01 per share, of Sub (the "Sub Shares") issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation (the "Surviving Shares"), with the result that the Surviving Corporation will be a wholly-owned subsidiary of Acquiror.

                  (d) All Sub Shares to be converted into Surviving Shares pursuant to Section 2.6(c) will, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate previously representing any such Sub Shares will thereafter cease to have any rights with respect to such Sub Shares, except the right to receive for each of the Sub Shares, upon the surrender of such certificate, the number of Surviving Shares specified above.

                  (e) At the Effective Time, each of the Employee Rightholders shall, by virtue of the Merger and without any action on their part, and in consideration for his or her Right, receive 6,575 shares (the "Employee Acquiror Shares") of Acquiror Common Stock, and, upon such conversion, each such Right, shall, by virtue of the Merger and without any action on their part, be extinguished.

                  (f) At the Closing, Acquiror shall deliver to each holder of the Company Shares and to each Employee Rightholder certificates evidencing the respective number of Acquiror Shares specified in this Section 2.6, subject to the provisions of Section 4.7 of the Stockholders' Agreement and the restrictions on transfer contemplated by Section 7.9 of this Agreement.

                  2.7. DISSENTING COMPANY SHARES. Notwithstanding the provisions of Section 2.6 or any other provision of this Agreement to the contrary, the Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by stockholders of the Company who have not voted such Company Shares in favor of the adoption of this Agreement and who properly demand appraisal of such Company Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted as provided in Section 2.6 at or after the Effective Time unless and until the holder of such Dissenting Shares fails to perfect or effectively withdraws or loses such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares so fails to perfect or effectively withdraws or loses such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares will be converted into and represent solely the rights provided in Section 2.6.

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

                  Acquiror and Sub represent and warrant to the Company, Parent and the Interest Holders as follows:

                  3.1. AUTHORIZATION, VALIDITY AND EFFECT. (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and subject to receipt of necessary shareholder approval with respect to this Agreement and the other agreements with the BioClin Affiliates with respect to the acquisition of all of the equity interests of the BioClin Affiliates, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Acquiror, subject, with respect to this Agreement, to the approval of the stockholders of Acquiror. This Agreement has been duly and validly executed and delivered by Acquiror and, once approved by the stockholders of Acquiror, represents the legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms.

                  (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement has been duly and validly executed and delivered by Sub and represents the legal, valid and binding obligation of Sub, enforceable against Sub in accordance with its terms.

                  3.2. ACQUIROR SHARES. Assuming that all required stockholder action has been taken and all conditions set forth in Article VIII have been satisfied or waived, the Acquiror Shares to be issued to holders of Company Shares and the Employee Rightholders hereunder have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

                  3.3. CONFLICTS; DEFAULTS. (a) Neither the execution and delivery of this Agreement by Acquiror, nor the performance of its obligations hereunder, will conflict with or constitute a default under any of the terms or provisions of Acquiror's Second Restated Certificate of Incorporation or Second Amended and Restated By-Laws or any material agreement or other material instrument to which Acquiror is a party or by which it or its properties are bound or subject.

                  (b) Neither the execution and delivery of this Agreement by Sub, nor the performance of its obligations hereunder, will conflict with or constitute a default under any of the terms or provisions of Sub's Certificate of Incorporation or By-Laws or any material agreement or other material instrument to which Sub is a party or by which it or its properties are bound or subject.

                  3.4. EXCHANGE ACT FILINGS. Since December 10, 1991, Acquiror has filed all documents (the "SEC Documents") required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). As of their respective filing dates (and as amended through the date hereof), the SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The financial statements of Acquiror included in the SEC Documents complied as to form in all material respects with then applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) and fairly present the consolidated financial position of Acquiror and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

                  3.5. ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth in Part 3.5 of the Acquiror Letter or in any SEC Document, since March 31, 1996, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of Acquiror that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act, and no event has occurred or circumstance exists that may result in such a material adverse change that would be required to be disclosed by Acquiror in any such report.

                  3.6. TAXES. (a) Except as set forth in Part 3.6 of the Acquiror Letter, (i) all Tax Returns with respect to Taxes that were required to be filed by or on behalf of Acquiror at and prior to the date of this Agreement have been duly filed on a timely basis (giving effect to any extensions granted to Acquiror) and are true, correct and complete in all material respects, (ii) all Taxes due with respect to periods covered by the Tax Returns referred to in clause (i) have been paid in full or Acquiror has adequately reserved or made adequate accruals (in accordance with U.S. GAAP) with respect to any such Taxes which are due and payable by Acquiror and Acquiror has not had and will not have any liability for Taxes materially in excess of the amounts so paid or so reserved or accrued, and (iii) Acquiror is not a party to or the subject of any action, investigation or proceeding, exclusive of normal recurring audits, nor, to the knowledge of Acquiror, is any such action, investigation or proceeding threatened, by any Governmental Authority for the assessment or collection of any Taxes and no deficiency notices or reports have been received by Acquiror with respect to any deficiency of Acquiror for any Taxes.

                  (b) The statute of limitations for the assessment of U.S. federal income taxes and all state income taxes of Acquiror has expired for each period through December 31, 1990.

                  3.7. LEGAL PROCEEDINGS; ORDERS. (a) Except as set forth in
Part 3.7 of the Acquiror Letter or in any SEC Document, since March 31, 1996, no Proceeding has been instituted or threatened by or against Acquiror or that otherwise relates to or may materially affect the business of, or any of the assets owned or used by, Acquiror that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act.

                  (b) Except as set forth in Part 3.7 of the Acquiror Letter or in any SEC Document, since March 31, 1996, no Order has arisen or been threatened to which Acquiror or any of the assets owned or used by Acquiror is subject that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act.

                  3.8. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part 3.8 of the Acquiror Letter or in any SEC Document, since March 31, 1996, Acquiror has conducted its business only in the ordinary course of business and there has not occurred any:

                  (a) change in Acquiror's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Acquiror (other than as contemplated by this Agreement); issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Acquiror of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Second Restated Certificate of Incorporation of Acquiror;

                  (c) payment or increase by Acquiror of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business consistent with past practice) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (d) adoption of, or increase (except in the ordinary course of business consistent with past practice) in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Acquiror;

                  (e) damage to or destruction or loss of any asset or property of Acquiror, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Acquiror, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any material Contract or any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) transaction involving a total remaining commitment by or to Acquiror of at least U.S. $500,000;

                  (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of Acquiror;

                  (h) cancellation or waiver of any claims or rights with a value to Acquiror in excess of U.S. $500,000;

                  (i) material change in the accounting methods used by Acquiror, except for any change required as a result of a change in U.S. GAAP;

                  (j) incurrence or payment of any indebtedness for borrowed money other than pursuant to Acquiror's financing arrangements in existence on March 31, 1996;

                  (k) acquisition of any assets or properties or any commitment to do so other than in the ordinary course of business; or

                  (l) agreement, whether oral or written, by Acquiror to do any of the foregoing.

                  3.9. CONTRACTS; NO DEFAULTS. (a) Except as set forth in Part 3.9(a) of the Acquiror Letter, the SEC Documents contain as exhibits all of the material Contracts, other than those entered into by Acquiror subsequent to March 31, 1996, to which Acquiror is a party or by which it or its properties or assets are bound or subject.

                  (b) Part 3.9(b) of the Acquiror Letter sets forth a summary schedule of certain of such Contracts produced by Acquiror in the ordinary course of its business which sets forth, among other things, the parties to such Contracts and the amount of the remaining commitment of Acquiror under such Contracts.

                  3.10. INSURANCE. Except as set forth in Part 3.10 of the Acquiror Letter:

                  (i) All insurance policies to which Acquiror is a party or that provide coverage to any of Acquiror or any director or officer of
         Acquiror: (A) to Acquiror's knowledge, are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of Acquiror for all risks to which Acquiror is normally exposed; (D) are sufficient for compliance in all material respects with all Legal Requirements that are or were applicable to Acquiror or to the conduct or operation of its business or the ownership or use of any of its properties or assets and all Contracts to which Acquiror is a party or by which it is bound; (E) will continue in full force and effect following the consummation of the transactions contemplated hereby; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Acquiror.

                  (ii) Acquiror has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any insurance policy is not willing or able to perform its obligations thereunder.

                  (iii) Acquiror has paid all premiums due, and has otherwise performed in all material respects all of its obligations, under each insurance policy to which Acquiror is a party or that provides coverage to Acquiror or any director or officer thereof.

                  (iv) Acquiror has given notice to the insurer of all claims that may be insured thereby.

                  3.11. ENVIRONMENTAL MATTERS. Except as set forth in Part 3.11 of the Acquiror Letter or in any SEC Document, since March 31, 1996, Acquiror has not been in material violation of or liable under, any Environmental Law to an extent that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act.

                  3.12. LABOR RELATIONS; COMPLIANCE. Part 3.12 of the Acquiror Letter sets forth each collective bargaining or other labor contract to which Acquiror is a party or otherwise subject. Since December 10, 1991, there has not been, there is not presently pending or existing, and there is not threatened,
(a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Acquiror relating to the alleged material violation of any Legal Requirement applicable to Acquiror pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting Acquiror or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Acquiror, and no such action is contemplated by Acquiror. Acquiror has complied in all material respects with all Legal Requirements applicable to Acquiror relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Acquiror is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to materially comply with any of the foregoing Legal Requirements.

                  3.13. INTELLECTUAL PROPERTY. Except as set forth in Part 3.13 of the Acquiror Letter, all intellectual property necessary for the conduct of Acquiror's business as currently conducted has been disclosed in the SEC Documents.

                  3.14. DISCLOSURE. No notice given by Acquiror pursuant to
Section 7.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  3.15. BROKERS AND FINDERS. Except with respect to arrangements with Vector Securities International, Inc., neither Acquiror nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Acquiror in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PARENT
                   REGARDING PARENT AND THE PARENT SHARES



                  Parent represents and warrants to Acquiror as follows:

                  4.1. AUTHORIZATION, VALIDITY AND EFFECT. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Netherland Antilles. Parent has all requisite power and authority to carry out its obligations arising in connection with the transactions contemplated by this Agreement. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. This Agreement and all other agreements and documents to be executed and delivered by Parent in connection with this Agreement constitute in all respects the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with their respective terms.

                  4.2. CONSENTS AND APPROVALS; NO VIOLATION. The execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby do not and will not (i) require the advance consent or approval of, or filing with, any person or public authority or (ii) constitute or result in the breach of any provision of, or constitute a default under, the organizational and organic documents of Parent or any material agreement or other material instrument to which Parent is a party or by which it (or the Company Shares) is bound or subject.

                  4.3. TITLE AND POWER. Parent is the legal owner of 97% of the Company Shares, which, together with the Company Shares owned by Barr, constitute all of the outstanding equity interests of the Company. Good, valid and marketable title to such Company Shares is held by Parent free and clear of any claims, liens, restrictions on transfer or voting or encumbrances. The Company Shares owned by Parent are validly issued, fully paid and non-assessable. Parent has full power and authority to vote the Company Shares owned by it in favor of the adoption of this Agreement and the Merger and to cause the Company to consummate the transactions contemplated by this Agreement. Except as set forth in Part 4.3 of the Disclosure Letter, there are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of the equity interests of the Company.

                  4.4. LITIGATION. As of the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its Affiliates or any of its properties (including, without limitation, the Company Shares owned by it before any court or arbitrator or any Governmental Body or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.


                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                THE INTEREST HOLDERS WITH RESPECT TO THE COMPANY

                  Each of the Company and the Interest Holders hereby jointly and severally represent and warrant to Acquiror that:

                  5.1. ORGANIZATION, AUTHORITY AND AUTHORIZATION. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and subject to receipt of necessary shareholder approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject, with respect to this Agreement, to the approval of the stockholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and, once approved by the stockholders of the Company, represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (b) The Company has the full corporate power and authority to own its properties and assets, to carry on the Company's business as it is now being conducted and to perform all its obligations under Applicable Contracts and this Agreement. The Company is not required to qualify to do business in any jurisdiction where not already so qualified except where a failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the financial condition, business or results of operations of the Company. The Company has all Governmental Authorizations required in order to own or lease its properties and assets and to carry on its business as now being conducted in all respects material to the financial condition, business or results of operations of the Company. The Interest Holders have delivered to Acquiror copies of the Certificate of Incorporation of the Company, as currently in effect.

                  5.2. CONSENTS AND APPROVALS; NO VIOLATION. The execution, delivery and performance of this Agreement by the Company and each of the Interest Holders and the consummation of the transactions contemplated hereby do not and will not (i) require the advance consent or approval of, or filing with, any person or public authority (other than the stockholders of the Company) or
(ii) constitute or result in the breach of any provision of, or constitute a default under, the Certificate of Incorporation of the Company or any material agreement or other material instrument to which the Company or any Interest Holder is a party or by which such Person (or the Company Shares or Parent Shares) is bound or subject.

                  5.3. TITLE AND POWER. Hackel, Barbut and Jensen are the legal owners of the Parent Shares, which constitute all of the equity interests of Parent. Good, valid and marketable title to such equity interests in Parent is held by the Interest Holders free and clear of any claims, liens, restrictions on transfer or voting or encumbrances. Each of the Parent Shares and the Company Shares are validly issued, fully paid and non-assessable. Hackel, Barbut and Jensen have full power and authority to cause Parent to vote the Company Shares owned by it in favor of the adoption of this Agreement and the Merger and to cause the Company to consummate the transactions contemplated hereby.

                  5.4. CAPITALIZATION OF THE COMPANY; SUBSIDIARIES. (a) The Company has outstanding 9 shares of Common Stock, par value $0.01 per share, and 91 shares of Series I Preferred Stock, par value $0.01 per share. Parent owns 6 shares of Common Stock and all 91 shares of Series I Preferred Stock. Barr owns 3 shares of Common Stock. Other than the Rights, there are no other equity interests in the Company and no outstanding options, warrants, scrip, rights to subscribe to, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, equity interests of the Company. The Company does not hold any treasury shares. Except as set forth in Part 5.4 of the Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or the Interest Holders are a party with respect to the voting of the equity interests of the Company.

                  (b) The Company does not hold, directly or indirectly, nor is it a member nor does it have any Contract to acquire, any share, equity or other interest in any corporation or limited liability company, partnership, or other entity including silent partnerships, cooperatives and joint ventures.

                  5.5. COMPANY FINANCIAL STATEMENTS. The Company and the Interest Holders have delivered to Acquiror as Part 5.5 of the Disclosure
Letter: (i) an unaudited combined consolidated balance sheet of the Company and the BioClin Affiliates as at December 31, 1994, and the related unaudited combined consolidated statement of income for the fiscal year then ended as well as the fiscal year ended December 31, 1993, and (ii) an unaudited combined consolidated balance sheet of the Company and the BioClin Affiliates as at December 31, 1995 (the "Balance Sheet") and the related unaudited combined consolidated statement of income for the fiscal year then ended. Such financial statements have been prepared in accordance with U.S. GAAP (which except where noted therein, have been consistently applied), and fairly present the financial condition and results of operations, changes in stockholders' equity and cash flow of the Company as at the respective dates and for the periods referred to in such financial statements.

                  5.6. BOOKS AND RECORDS. Except as set forth in Part 5.6 of the Disclosure Letter, the books of account and other records of the Company, including records of all meetings held by, and the corporate action taken by, the shareholders of the Company and the board of directors of the Company, all of which have been made available to Acquiror, are complete and correct and have been maintained in accordance with sound business practices and in compliance in all material respects with all applicable Legal Requirements and accounting requirements. At the Closing, all of the foregoing books and records will be in the possession of the Company.

                  5.7. REPORTS. Except as set forth in Part 5.7 of the Disclosure Letter, since December 16, 1988, the Company has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with respect to the Company with any Governmental Body with jurisdiction over the Company or its employees, assets or properties (all such reports and statements are collectively referred to herein as the "Company Reports"). As of their respective dates, the Company Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

                  5.8. ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth in Part 5.8 of the Disclosure Letter, since December 31, 1995, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

                  5.9. TITLE TO PROPERTIES; ENCUMBRANCES. The Company does not own any real property. Part 5.9 of the Disclosure Letter contains a complete and accurate list of all leaseholds or other interests in real property held or possessed by the Company and a summary of the material provisions of any lease or other Applicable Contract relating to such leasehold or other interest, including the identity of the other party thereto, a description of the interest held, the location of the real property, the duration thereof, payment terms and any rights of termination. The Company and the Interest Holders have made available to Acquiror copies of all leases and other instruments (as recorded) by which the Company acquired such real property interests, and copies of any title insurance policies, opinions, abstracts and surveys in the possession of the Interest Holders or the Company and relating to such interests. The Company owns all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed on Part 5.9 of the Disclosure Letter, licenses for intangible personal property (including software licenses) and personal property sold since the date of the Balance Sheet, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet. Except as set forth in Part 5.9 of the Disclosure Letter, all material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property interests, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except, with respect to all such properties and assets (i) security interests shown on the Balance Sheet, as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (iii) liens for current taxes not yet due. To the Company's knowledge, all buildings and structures occupied by the Company lie wholly within the boundaries of the real property leased by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

                  5.10. CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth in Part 5.10 of the Disclosure Letter, the buildings and structures conform to applicable code requirements and commercial standards for the localities where the premises are located, and the equipment and other tangible personal property of the Company are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such equipment and other tangible personal property is in need of maintenance or repair, except ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, structures, equipment and other tangible personal property of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

                  5.11. ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Balance Sheet (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth in Part 5.11 of the Disclosure Letter, unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the reserves, if any, shown on the Balance Sheet or on the accounting records of the Company on the Closing Date (which, in the case of the reserve as of the Closing Date, is adequate and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging since the date of the Balance Sheet). To the knowledge of the Company and the Interest Holders, no event has occurred nor circumstances exist which make it improbable that the Company will be able collect the Accounts Receivable outstanding as of the date of this Agreement or as of the Closing Date consistent with its prior collection experience.

                  5.12. NO UNDISCLOSED LIABILITIES. Except as set forth in Part
5.12 of the Disclosure Letter, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the date thereof.

                  5.13. TAXES. (a) Except as set forth in Part 5.13 of the Disclosure Letter, (i) all Tax Returns with respect to Taxes that were required to be filed by or on behalf of the Company at or prior to the date of this Agreement have been duly filed on a timely basis (giving effect to any extensions granted to the Company) and are true, correct and complete in all material respects, (ii) all Taxes due with respect to periods covered by the Tax Returns referred to in clause (i) have been paid in full or the Company has adequately reserved or made adequate accruals in accordance with U.S. GAAP (which are reflected on the Balance Sheet) with respect to any such Taxes which are due and payable by the Company and the Company has not had and will not have any liability for Taxes materially in excess of the amounts so paid, reserved or accrued, and (iii) the Company is not a party to or the subject of any action, investigation or proceeding, exclusive of normal recurring audits, nor to the knowledge of the Company and the Interest Holders, is any such action, investigation or proceeding threatened, by any Governmental Authority for the assessment or collection of any Taxes and no deficiency notices or reports have been received by either the Company or any of the Interest Holders with respect to any deficiency of the Company for any Taxes.

                  (b) The statute of limitations for the assessment of U.S. federal income Taxes and all other Taxes of the Company has expired for each period through December 31, 1990.

                  (c) No Tax is required to be withheld pursuant to the IRC, including, without limitation, section 1445 thereof, as a result of the transactions contemplated by this Agreement.

                  (d) As a result of compliance with this Agreement and the matters referred to herein, neither the Company nor the Interest Holders will be obligated to make any payment to any individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the IRC without regard to whether such payment is to be made in the future.

                  5.14. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. (a) Except as set forth in Part 5.14(a) of the Disclosure
Letter: (i) the Company is, and has been, in compliance in all material respects with each Legal Requirement that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply in all material respects with, any Legal Requirement that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or (B) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Except as set forth in Part 5.14 (b) of the Disclosure
Letter: (i) the Company is, and has been, in full compliance with all of the terms and requirements of each Governmental Authorization owned, possessed or otherwise applicable to the Company, the conduct of its business or any assets owned or used by the Company; (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization owned, possessed or otherwise applicable to the Company, the conduct of its business or any assets owned or used by the Company, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization; (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization owned, possessed or otherwise applicable to the Company, the conduct of its business or any assets owned or used by the Company, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations owned, possessed or otherwise applicable to the Company, the conduct of its business or any assets owned or used by the Company have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                  (c) Except as set forth in Part 5.14(c) of the Disclosure Letter, the Governmental Authorizations owned, possessed or otherwise applicable to the Company, the conduct of its business or any assets owned or used by the Company collectively constitute all of the Governmental Authorizations required in order to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

                  5.15. LEGAL PROCEEDINGS; ORDERS. (a) Except as set forth in
Part 5.15(a) of the Disclosure Letter, there is no pending

Proceeding: (i) that has been commenced by or against the Company or any of the Interest Holders or that otherwise relates to or may materially affect the business of, or any of the assets owned or used by, the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

                  (b) Except as set forth in Part 5.15(b) of the Disclosure Letter, to the knowledge of the Company and the Interest Holders, (i) no such Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company and the Interest Holders have delivered to Acquiror copies of all pleadings, correspondence with third parties, and other non-privileged documents relating to each Proceeding listed in Part 5.15 of the Disclosure Letter. The Proceedings listed in Part 5.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

                  (c) Except as set forth in Part 5.15(c) of the Disclosure
Letter: (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject; (ii) none of the Interest Holders is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and (iii) no officer, director, agent or employee of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

                  (d) Except as set forth in Part 5.15(d) of the Disclosure
Letter: (i) the Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply in all material respects with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and
(iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other

Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

                  5.16. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part 5.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

                  (a) change in the Company's stated capital or equity interests; grant of any option or right to purchase shares of the Company; issuance of any security convertible into such shares; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any such shares; or declaration or payment of any shares in the Company's profits;

                  (b) amendment to the Certificate of Incorporation of the Company;

                  (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the ordinary course of business consistent with past practice) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (d) adoption of, or increase (except in the ordinary course of business consistent with past practice) in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                  (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any Contract, any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any transaction involving a total remaining commitment by or to the Company of at least U.S. $50,000;

                  (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                  (h) cancellation or waiver of any claims or rights with a value to the Company in excess of U.S. $50,000;

                  (i) material change in the accounting methods used by the Company;

                  (j) incurrence or payment (other than regularly scheduled payments under debt obligations existing as of the date of this Agreement) of any indebtedness for borrowed money or any incurrence of or commitment to incur any material capital expenditures, in each case in excess of U.S. $30,000;

                  (k) acquisition of any assets or properties or any commitment to do so other than in the ordinary course of business; or

                  (l) agreement, whether oral or written, by the Company to do any of the foregoing.

                  5.17. CONTRACTS; NO DEFAULTS. (a) Part 5.17(a) of the Disclosure Letter contains a complete and accurate list, and the Company and the Interest Holders have delivered to Acquiror true and complete copies, of:

                  (i) each Applicable Contract that involves performance of services by the Company of an amount or value in excess of U.S. $100,000, except any such Applicable Contract that can be terminated without cause by either party thereto without penalty on 30 days or less notice;

                  (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of U.S. $100,000, except any such Applicable Contract that can be terminated without cause by either party thereto without penalty on 30 days or less notice;

                  (iii) each Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts by Company in excess of U.S. $100,000, except any such Applicable Contract that can be terminated without cause by either party thereto without penalty on 30 days or less notice;

                  (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than U.S. $20,000);

                  (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees or with a group of employees;

                  (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                  (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                  (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods, except that, with respect to all Applicable Contracts relating to the retaining of Clinical Research Assistants ("CRAs") by the Company, Part 5.17(a) of the Disclosure Letter need only set forth the aggregate payments made by the Company to such CRAs during fiscal 1995;

                  (x) each power of attorney that is currently effective and outstanding;

                  (xi) each Applicable Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                   (xii) each Applicable Contract for capital expenditures in excess U.S. $50,000;

                  (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; and

                  (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

                  (b) Except as set forth in Part 5.17(b) of the Disclosure
Letter: (i) none of the Interest Holders (and no Related Person of any Interest Holder) has or may acquire any material rights under, and none of the Interest Holders have or may become subject to any material obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and (ii) no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

                  (c) Except as set forth in Part 5.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 5.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                  (d) Except as set forth in Part 5.17(d) of the Disclosure Letter:

                  (i) the Company is, and at all times has been, in full compliance with all material terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of its assets is or was bound;

                  (ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times has been, in full compliance with all material terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene in any material respect, conflict in any material respect with, or result in a material violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) the Company has not given to or received from any other Person, at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or breach of, or default under, any Contract.

                  (e) Except as set forth in Part 5.17(e) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, written demands to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to or by the Company under current or completed Contracts with any Person, other than any reduction of less than 10% of the aggregate amount due to the Company under any Applicable Contract with a sponsor which is proportional to a corresponding reduction of services to be performed by the Company under such Contract.

                  (f) Except as set forth in Part 5.23 of the Disclosure Letter, the Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any Legal Requirement that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets.

                  5.18. INSURANCE. (a) The Company and the Interest Holders have delivered to Acquiror: (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the two years preceding the date of this Agreement; (ii) true and complete copies of all pending applications for policies of insurance; and (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  (b) Except as set forth on Part 5.18(b) of the Disclosure
Letter:

                  (i) All insurance policies to which the Company is a party or that provide coverage to any of the Interest Holders, the Company or any director, or officer of the Company: (A) to the Company's knowledge, are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed;
         (D) are sufficient for compliance in all material respects with all Legal Requirements that are or were applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets and all Contracts to which the Company is a party or by which it is bound; (E) will continue in full force and effect following the consummation of the transactions contemplated hereby; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

                  (ii) None of the Interest Holders or the Company has received
         (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any insurance policy is not willing or able to perform its obligations thereunder.

                  (iii) The Company has paid all premiums due, and have otherwise performed in all material respects all of their respective obligations, under each insurance policy to which the Company is a party or that provides coverage to the Company or an officer or director thereof.

                  (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

                  5.19. ENVIRONMENTAL MATTERS.  Except as set forth in
Part 5.19 of the Disclosure Letter:

                  (a) The Company is, and at all times has been, in compliance in all material respects with, and has not been and is not in material violation of or liable under, any Environmental Law that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets. None of the Interest Holders or the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting or purporting to act in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation or failure to comply in all material respects with any Environmental Law that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Interest Holders, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the knowledge of the Company or the Interest Holders, threatened claims, Encumbrances, or other restrictions of a material nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company has or had an interest.

                  (c) None of the Company or the Interest Holders has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential material violation or failure to comply in all material respects with any Environmental Law that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Interest Holders, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) None of the Company or the Interest Holders, or any other Person for whose conduct they are or may be held responsible, has any material Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                  (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of the Interest Holders, the Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company has or had an interest except in compliance in all material respects with all Environmental Laws that are or were applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets.

                  (f) There has been no Release or, to the knowledge of Interest Holders, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company has or had an interest, or any geologically or hydrologically adjoining property, whether by the Interest Holders, the Company, or any other Person.

                  (g) the Interest Holders have delivered to Acquiror true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Interest Holders or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Interest Holders, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws that are or were applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets.

                  5.20. EMPLOYEES. (a) Part 5.20 of the Disclosure Letter contains a complete and accurate summary of the following information for each employee, officer or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), other equity participation arrangement, severance pay, insurance, medical, welfare, or vacation plan or any other employee benefit plan.

                  (b) Except as set forth in Part 5.20 of the Disclosure Letter, no employee, officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Interest Holders or the Company by any such employee, officer or director. Except as set forth in
Part 5.20 of the Disclosure Letter, to the knowledge of the Company and the Interest Holders, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

                  (c) Part 5.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee, officer or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                  5.21. LABOR RELATIONS; COMPLIANCE. Except as set forth in Part
5.21 of the Disclosure Letter, since December 16, 1988, the Company has not been nor is it currently a party to any collective bargaining or other labor Contract. Since December 16,

1988, there has not been, there is not presently pending or existing, and, to the Company's knowledge, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged material violation of any Legal Requirement applicable to the Company pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. Except as set forth in Part 5.21 of the Disclosure Letter, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. Except as set forth in Part 5.21 of the Disclosure Letter, the Company has complied in all material respects with all Legal Requirements applicable to the Company relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Except as set forth in Part
5.21 of the Disclosure Letter, the Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply in all material respects with any of the foregoing Legal Requirements.

                  5.22. INTELLECTUAL PROPERTY. (a) The term "Intellectual Property Assets" includes: (i) the name "BioClin, Inc.", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");
(iii) all copyrights in both published works and unpublished works (collectively, "Copyrights"); and (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

                  (b) Part 5.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than U.S. $30,000 under which the Company is the licensee. There are no outstanding and, to the knowledge of the Interest Holders, no threatened disputes or disagreements with respect to any such agreement.

                  (c) (i) The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is the owner or licensee of all right, title, and interest in and to each of the Intellectual Property Assets (other than to the extent that the Company is obligated to assign any application, invention, development, etc. relating to such Intellectual Property Assets to another Person under an Applicable Contract with a sponsor), free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and, except as set forth in Part 5.17(c) of the Disclosure Letter, has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) Except as set forth in Part 5.22(c) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with the Company that assign to it all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. Except as set forth in Part 5.22(c) of the Disclosure Letter, no employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

                  (d) (i) Part 5.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents owned by or licensed to the Company. Except as set forth in Part 5.22(d) of the Disclosure Letter, the Company is the owner or licensee of all right, title, and interest in and to each of such Patents, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) Except as set forth in Part 5.22(d) of the Disclosure Letter, all of the issued Patents owned by the Company are currently in compliance in all material respects with applicable Legal Requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

                  (iii) Except as set forth in Part 5.22(d) of the Disclosure Letter, no Patent owned by the Company has been or is now involved in any interference, reissue, reexamination, or opposition proceeding, nor to the knowledge of the Interest Holders, is there any potentially interfering patent or patent application of any third party.

                  (iv) Except as set forth in Part 5.22(d) of the Disclosure Letter, no Patent owned by the Company is infringed or, to the knowledge of the Company and the Interest Holders, has been challenged or threatened in any way. Except as set forth in Part 5.22(d) of the Disclosure Letter, none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                  (v) Except as set forth in Part 5.22(d) of the Disclosure Letter, all products made, used, or sold under the Patents owned by the Company have been marked with the proper patent notice.

                  (e) (i) Part 5.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks owned by or licensed to the Company. Except as set forth in Part 5.22(e) of the Disclosure Letter, the Company is the owner or licensee of all right, title, and interest in and to each of such Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) Except as set forth in Part 5.22(e) of the Disclosure Letter, all Marks owned by the Company that have been registered with the U.S. Patent and Trademark Office or similar foreign Governmental Body are currently in compliance in all material respects with applicable Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

                  (iii) Except as set forth in Part 5.22(e) of the Disclosure Letter, no Mark owned by the Company has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of the Company and the Interest Holders, no such action is threatened with the respect to any of such Marks.

                  (iv) Except as set forth in Part 5.22(e) of the Disclosure Letter, to the knowledge of the Company and the Interest Holders, there is no potentially interfering trademark or trademark application of any third party.

                  (v) Except as set forth in Part 5.22(e) of the Disclosure Letter, no Mark owned by the Company is infringed or, to the knowledge of the Company and the Interest Holders, has been challenged or threatened in any way. Except as set forth in Part 5.22(e) of the Disclosure Letter, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  (vi) Except as set forth in Part 5.22(e) of the Disclosure Letter, all products and materials containing a Mark owned by the Company bear the proper federal registration notice where permitted by law.

                  (f) (i) Part 5.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights owned by or licensed to the Company. Except as set forth in Part 5.22(f) of the Disclosure Letter, the Company is the owner or licensee of all right, title, and interest in and to each of such Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) Except as set forth in Part 5.22(f) of the Disclosure Letter, all the Copyrights owned by the Company have been registered (to the extent required to protect such Copyrights) and are currently in compliance in all material respects with applicable Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the date of Closing.

                  (iii) Except as set forth in Part 5.22(f) of the Disclosure Letter, no Copyright owned by the Company is infringed or, to the knowledge of the Company and the Interest Holders, has been challenged or threatened in any way. Except as set forth in Part 5.22(f) of the Disclosure Letter, none of the subject matter of any of such Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                  (iv) Except as set forth in Part 5.22(f) of the Disclosure Letter, all works encompassed by the Copyrights have been marked with the proper copyright notice (to the extent required to protect such Copyrights).

                  (g) (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) The Interest Holders and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets owned by the Company.

                  (iii) Except as set forth in Part 5.22(g) of the Disclosure Letter, the Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets owned by the Company. Except as set forth in Part 5.22(g) of the Disclosure Letter, the Trade Secrets owned by the Company are not part of the public knowledge or literature, and, to the knowledge of the Company and the Interest Holders, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. Except as set forth in Part 5.22(g) of the Disclosure Letter, no Trade Secret owned by the Company is subject to any adverse claim or has been challenged or threatened in any way.

                  (h) Except as set forth in Part 5.22(h) of the Disclosure Letter, no Contract (whether or not related to the Intellectual Property Assets) obligates the Company or any director, officer or employee of the Company to disclose and/or assign to another Person, any Intellectual Property Asset or any developments, inventions, etc. relating to the Intellectual Property Assets.

                  5.23. CERTAIN PAYMENTS. Except as set forth in Part 5.23 of the Disclosure Letter, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets; (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                  5.24. DISCLOSURE. (a) No representation or warranty of the Company or the Interest Holders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. None of the information to be supplied by the Company or the Interest Holders for inclusion in, or to be incorporated by reference in, the Proxy Statement will, at the time of the mailing of the Proxy Statement and the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) No notice given by the Company or any of the Interest Holders pursuant to Section 7.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  (c) There is no fact known to any of the Interest Holders that has specific application to the Interest Holders or the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

                  5.25. RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in Part 5.25 of the Disclosure Letter, none of the Interest Holders or any Related Person of such Interest Holders or of the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. Except as set forth in Part 5.25 of the Disclosure Letter, none of the Interest Holders or any Related Person of such Interest Holders or of the Company owns, or since the first day of the next to last completed fiscal year of the Company owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company, except for less than one percent of the outstanding capital stock or stated capital of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in
Part 5.25 of the Disclosure Letter, none of the Interest Holders or any Related Person of such Interest Holders or of the Company is a party to any Contract with, or has any claim or right against, the Company, other than Contracts related to their employment with the Company and claims for ordinary compensation as provided by any such Contract.

                  5.26. BROKERS AND FINDERS. Neither the Interest Holders nor the Company nor any of its officers, directors, or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for any of the Interest Holders or the Company, in connection with this Agreement or the transactions contemplated hereby or thereby.

                  5.27. EMPLOYEE BENEFIT PLANS. (a) Part 5.27 of the Disclosure Letter sets forth a complete and accurate list and summary description of each employee benefit plan or arrangement, including, without limitation, bonus, savings or profit sharing plan, deferred compensation plan, pension or retirement plan, stock option plan, stock appreciation right plan, executive compensation practice and other executive perquisite, each plan or arrangement providing for insurance (including, without limitation, health and life insurance) coverage, severance, termination or similar coverage and each written compensation policy and practice, which in each case, covers any current or former employee, officer, director, or agent of the Company, and which is or was maintained or contributed to by the Company, other than those benefit plans or arrangements mandated by applicable Legal Requirements.

                  (b) Except as set forth in Part 5.27 of the Disclosure Letter,
(i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any of its Affiliates that are sponsored, maintained or contributed to by the Company or any of its Affiliates, or with respect to which the Company or any of its Affiliates has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the IRC, and (ii) neither the Company nor any of its Affiliates has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust, loan or funding arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

                  5.28. INVESTMENT INTENT; ACCREDITED INVESTOR. Parent and the Interest Holders are acquiring the Acquiror Shares pursuant to Article II of this Agreement for their own accounts and not with the view to, or for resale in connection with, any distribution or public offering thereof with the meaning of the Securities Act, except as contemplated by the Stockholders' Agreement. Each of Parent and each Interest Holder is either (i) an "accredited investor" as such term is defined in Section 501(a) of Regulation D promulgated under the Securities Act or (ii) otherwise has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and the risks of the Acquiror Shares being delivered pursuant to Section 2.6 of this Agreement so that such delivery of Acquiror Shares is eligible for exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act or Regulation S thereunder. Each of Parent and each Interest Holder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Acquiror Shares, has had full access to such information concerning Acquiror as such Person has requested and possesses substantial information about, and familiarity with, Acquiror as a result of the information provided to such Person. Parent and the Interest Holders understand that the Acquiror Shares have not been registered under the Securities Act by reason of their contemplated issuance by Acquiror in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of Acquiror upon this exemption is predicated in part upon this representation and warranty by the Interest Holders.


                                   ARTICLE VI
                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING

                  6.1. CONDUCT PRIOR TO CLOSING. (a) Parent, the Company and the Interest Holders hereby covenant and agree with Acquiror, that, prior to the Closing, unless the prior written consent of Acquiror shall have been obtained and except as otherwise contemplated herein, the Company shall, and the Interest Holders will cause Parent to cause the Company to, and Parent will cause the Company to, operate its business only in the usual, regular and ordinary course and in accordance with past practices and to conduct its business in compliance in all material respects with the standards of the industry in which it operates and provides services; and to preserve intact its current business organization, keep available the services of the current officers, employees and agents of the Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company. From the date hereof until the Closing, except as otherwise specifically provided in this Agreement (including, without limitation, Section 6.3), the Company agrees that it will not, and the Interest Holders covenant and agree that they will not permit Parent to permit the Company to, and Parent will not permit the Company to, do or agree or commit to do, without the prior written consent of Acquiror, any of the following:

                  (i) incur any liabilities or obligations in excess of U.S. $50,000, in the aggregate, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument;

                  (ii) acquire any equity, debt or other investment securities except for acquisitions of such securities in the ordinary course of business;

                  (iii) grant any increase in compensation (including any salaries or bonuses) to its employees as a class, or to its officers or directors, except as required by law or at times and in a manner consistent with past practice; effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law); enter into any employment, severance or similar agreements or arrangements with any directors, officers or employees other than the agreements or severance and other plans described in Part 5.27 of the Disclosure Letter, which in the case of employment agreements would extend beyond the Closing Date (it being understood that nothing contained herein shall prohibit the Company from paying individual merit increases or promotional increases, or performance bonuses to its employees based on formulas consistent with those used in the past for similar levels of performance); or establish, adopt, enter into or amend any employee benefit plan for the benefit of any directors, officers or employees;

                  (iv) declare any profit to be distributed to the shareholders or pay any profit and purchase, redeem or otherwise acquire any shares of the Company;

                  (v) other than with respect to the loan and letter agreement relating to the acquisition of real property in connection with establishing a representative office in Lithuania, purchase or otherwise acquire any substantial portion of the assets, or of any class of stock or equity interests of any Person except in partial or complete satisfaction of debts previously contracted; merge into any other Person or permit any other Person to merge into it or consolidate with any other Person; liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice, or issue any shares or permit any shares held in its treasury to become outstanding; or issue or grant or extend the term of any option, warrant, conversion or stock appreciation right not in existence on the date hereof;

                  (vi) propose or adopt any amendments to its Certificate of Incorporation;

                  (vii) enter into any type of business not conducted by the Company as of the date of this Agreement or create or organize any new subsidiary or enter into or participate in any joint venture or partnership;

                  (viii) propose or adopt any material changes to the accounting principles used by the Company except as required by U.S. GAAP and then only in consultation with Acquiror;

                  (ix) enter into any agreement or transactions with any of the Interest Holders or any Affiliate of the Interest Holders or make any material amendment or modification to any such agreement, except as contemplated by this Agreement; or

                  (x) agree or commit to do any of the foregoing.

Without limiting the foregoing, from the date hereof until the Closing, the Company shall not, and the Interest Holders agree that they will not permit Parent to permit the Company to, and Parent will not permit the Company to, without first promptly notifying Acquiror and obtaining the prior written consent of Acquiror, take any action or permit or suffer to be taken any action, which is represented in Section 5.16 not to have been taken since the date of the Balance Sheet.

                  (b) From the date hereof until the Closing, Acquiror shall not, without first promptly notifying the Interest Holders and providing the Interest Holders an opportunity to express their views, take any action or permit or suffer to be taken any action, which is represented in Section 3.8 not to have been taken since March 31, 1996.

                  6.2. CONSENTS AND APPROVALS. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to cooperate with the other and use all reasonable best efforts to satisfy the conditions set forth in Article VIII to be satisfied and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and contractual arrangements to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each of the parties hereto hereby covenants and agrees subject, in the case of Acquiror, to the fiduciary obligations of Acquiror's Board of Directors, to take no action
(a) which would render any of its representations and warranties contained herein untrue at and as of the Closing except as otherwise contemplated herein or (b) which would adversely affect its ability to satisfy any of the conditions set forth in Article VIII, including, without limitation, the ability to obtain any necessary Governmental Authorizations required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such authorizations.

                  (b) To the extent that the rights of the Company under any agreement, arrangement or understanding may not be assigned without the consent or approval of another party thereto, the Company shall, and the Interest Holders shall cause Parent to cause the Company to, and Parent shall cause the Company to, use all reasonable efforts to obtain any such consent or to amend the agreement, arrangement or understanding such that no consent is required.

                  6.3. BOOKKEEPING, ACCOUNTING AND FINANCIAL REPORTING CAPABILITIES. (a) The Company and the Interest Holders hereby covenant and agree with Acquiror, that (i) prior to the Closing, the Company and the Interest Holders will deliver to Acquiror: (A) an audited combined consolidated balance sheet of the Company and the BioClin Affiliates as at December 31, 1994, and the related audited combined consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended as well as the fiscal year ended December 31, 1993, together with the report thereon of KPMG Peat Marwick L.L.P.; and (B) an audited combined consolidated balance sheet of the Company and the BioClin Affiliates as at December 31, 1995 and the related audited combined consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended, together with the report thereon of KPMG Peat Marwick L.L.P., including, in each case, the notes thereto, and (ii) such financial statements will be prepared in accordance with U.S. GAAP (which except where noted therein, will be consistently applied), and will fairly present the financial condition and results of operations, changes in stockholders' equity and cash flow of the Company and the BioClin Affiliates as at the respective dates and for the periods referred to in such financial statements.

                  (b) Parent, the Company and the Interest Holders hereby covenant and agree with Acquiror, that, prior to the Closing, the Company shall, and the Interest Holders shall cause Parent to cause the Company to, and Parent shall cause the Company to, hire such number of bookkeepers and/or accountants, or an accounting firm to provide such bookkeeping and accounting services, reasonably acceptable to Acquiror, both in terms of number and identity, such that the Company will, upon the Closing, have adequate financial reporting capabilities to ensure that the reporting of consolidated financial results by Acquiror on a post-Closing basis shall be made in a manner that will enable Acquiror meet all reporting obligations applicable to it pursuant to the Exchange Act.

                  (c) Notwithstanding any other provision hereof to the contrary (including, without limitation, Section 10.2), to the extent Acquiror incurs any fees or expenses in connection with the employment of Persons in connection with the rendering of services contemplated by Section 6.3(b), Parent and the Company shall promptly reimburse Acquiror for all such fees and expenses.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

                  7.1. CURRENT INFORMATION. During the period from the date of this Agreement to the Closing, the Interest Holders, on the one hand, and Acquiror, on the other hand, will cause one or more of their Representatives to confer on a regular and frequent basis with Representatives of the other party with respect to the status of the ongoing operations of the Company. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material Proceedings involving such party which would in any manner, challenge, prevent, alter or materially delay any of the transactions contemplated by this Agreement, and each party will keep the other party fully informed with respect to such events. Each party will also notify the other party of the status of regulatory applications and third party consents related to the transactions contemplated hereby.

                  7.2. ACCESS AND INVESTIGATION. To the full extent permitted by applicable law, between the date of this Agreement and the Closing Date, the Company shall, and the Interest Holders shall cause Parent to cause the Company and its Representatives to, and Parent shall cause the Company and its Representatives to, (a) afford Acquiror and its Representatives (collectively, "Acquiror's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Acquiror and Acquiror's Advisors with copies of all such contracts, books and records, and other existing documents and data as Acquiror may reasonably request, and (c) furnish Acquiror and Acquiror's Advisors with such additional financial, operating, and other data and information as Acquiror may reasonably request.

                  7.3. EFFECT OF INVESTIGATIONS. Notwithstanding the notification and cure provisions of Sections 7.6(c) and (d), but subject to the provisions of Sections 8.2 and 8.3, no investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise (including without limitation, any action taken by or information provided to Acquiror pursuant to the provisions of Sections 7.1 and 7.2) shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

                  7.4. PRESS RELEASES, ETC. Acquiror and the Interest Holders will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that either party may make such disclosures as are required by law after making reasonable efforts in the circumstances to consult in advance with the other party.

                  7.5. ACQUISITION PROPOSALS. Until such time, if any, as this Agreement is terminated pursuant to Article IX, Parent, the Company and the Interest Holders will not, and the Interest Holders will cause Parent to cause the Company and its Representatives not to, and Parent will cause the Company and its Representatives not to, directly or indirectly solicit, initiate, or encourage or take any other action to facilitate (including by way of providing information) any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company, or any of the equity interests of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. Parent, the Company and the Interest Holders shall promptly advise Acquiror orally and in writing of any inquiry or proposal which relates to such a transaction.

                  7.6. NOTIFICATION OF CERTAIN MATTERS. (a) Between the date of this Agreement and the Closing Date, each Interest Holder will promptly notify Acquiror in writing if such Interest Holder, Parent or the Company has knowledge of any fact or condition that causes or constitutes a breach of Parent's, the Company's or any of the Interest Holders' representations and warranties as of the date of this Agreement, or if such Interest Holder, Parent or the Company has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition, or any fact or condition disclosed to the Interest Holders by Acquiror pursuant to
Section 7.6(d), require any change in the Disclosure Letter, if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Interest Holders will promptly deliver to Acquiror a supplement to the Disclosure Letter specifying such change. During the same period, each Interest Holder will promptly notify

Acquiror if such Interest Holder, Parent or the Company has knowledge of the occurrence of any breach of any covenant of the Interest Holders, Parent or the Company in Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

                  (b) Between the date of this Agreement and the Closing Date, Acquiror will promptly notify the Interest Holders in writing if Acquiror has knowledge of any fact or condition that causes or constitutes a breach of the Acquiror's representations and warranties as of the date of this Agreement, or if Acquiror has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition, or any fact or condition disclosed to Acquiror by any Interest Holder pursuant to
Section 7.6(c), require any change in the Acquiror Letter, if the Acquiror Letter were dated the date of the occurrence or discovery of any such act or condition, Acquiror will promptly deliver to the Interest Holders a supplement to the Acquiror Letter specifying such change. During the same period, Acquiror will promptly notify the Interest Holders if Acquiror has knowledge of the occurrence of any breach of any covenant of Acquiror in Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

                  (c) Between the date of this Agreement and the Closing Date, each Interest Holder will promptly notify Acquiror in writing if such Interest Holder, Parent or the Company has knowledge of any fact or condition that causes or constitutes a breach of Acquiror's representations and warranties as of the date of this Agreement, or if such Interest Holder, Parent or the Company has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Interest Holder will promptly notify Acquiror if such Interest Holder, Parent or the Company has knowledge of the occurrence of any breach of any covenant of Acquiror in Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in
Article VIII impossible or unlikely.

                  (d) Between the date of this Agreement and the Closing Date, Acquiror will promptly notify the Interest Holders in writing if Acquiror has knowledge of any fact or condition that causes or constitutes a breach of Parent's, the Company's or any of the Interest Holders' representations and warranties as of the date of this Agreement, or if Acquiror has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Acquiror will promptly notify the Interest Holders if Acquiror has knowledge of the occurrence of any breach of any covenant of the Company, Parent or the Interest Holders in
Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

                  (e) For purposes of this Agreement, "knowledge" on the part of Acquiror means the actual knowledge of Mr. Paul J. Schmitt, Mr. John G. Cooper or Mr. Lief Modeweg, and knowledge on the part of Parent and the Company means the actual knowledge of Dr. Jack Barbut or Dr. J. Chris Jensen; provided, however, that all such Persons shall be deemed to have actual knowledge of all matters disclosed in the Acquiror Letter and the Disclosure Letter.

                  (f) Not later than ten Business Days prior to the scheduled Closing Date, (i) Acquiror shall deliver to the Interest Holders a supplement to the Acquiror Letter and (ii) the Interest Holders shall deliver to Acquiror a supplement to the Disclosure Letter, in each case, that updates such disclosure from the date of this Agreement to such date of delivery. Thereafter, until the Closing, Acquiror and the Interest Holders shall notify each other in writing of any changes or supplements to the updated information necessary, to the knowledge of Acquiror or the Interest Holders, as the case may be, to make such information correct and complete at all times up to and including the Closing.

                  (g) Notwithstanding the foregoing provisions of this Section 7.6, nothing herein contained shall be construed to, in any manner, (i) modify the representations and warranties of the parties contained herein as made as of the date hereof or (ii) affect any right or remedy of any party granted hereunder or under the Stockholders' Agreement (including, without limitation, the conditions to Closing set forth in Article VIII herein and the indemnification provisions set forth in Article IV of the Stockholders' Agreement).

                  7.7. CUSTOMERS. After execution of this Agreement and prior to Closing, the Interest Holders, the Company and Acquiror shall, either individually or jointly, notify the customers of the Company of the transactions contemplated hereby. As promptly as practicable following the Closing, the Interest Holders and Acquiror shall notify such customers thereof and shall provide, or join in providing where appropriate, all notices to such customers and other persons that the Interest Holders, the Company or Acquiror, as the case may be, are or is required to give by any Governmental Body having jurisdiction over any such Person or under applicable law or other terms of any other agreement between the Company or its employees and any customer in connection with the transactions contemplated hereby.

                  7.8. PRESERVATION OF RELATIONSHIPS. The Interest Holders (excluding, for this purpose, Hackel) shall use their best efforts, and shall use their best efforts to cause all their Affiliates including, without limitation, Parent, the Company and their respective employees (in their capacity as employees) to use their best efforts, to maintain in effect all material contractual and business relationships with the Company or the employees (in their capacity as employees) and to waive any and all rights to terminate any such relationship arising as a result of the transactions contemplated by this Agreement, except as otherwise contemplated by this Agreement.

                  7.9. RESALE; LEGENDS. (a) The holders of the Company Shares and the Employee Rightholders who shall receive Acquiror Shares in connection with the Merger pursuant to Section 2.6 shall not sell or otherwise transfer any of such Acquiror Shares until (a) such Acquiror Shares shall have been registered under the Securities Act, or (b) Acquiror shall have received an opinion of legal counsel, satisfactory to Acquiror, that such Acquiror Shares may be legally sold or otherwise transferred without such registration.

                  (b) The Acquiror Shares shall be imprinted with a legend in substantially the following form:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act"), and may not be sold or transferred in the absence of an effective registration statement under the Act or an exemption from registration thereunder. Prior to any sale or transfer of the securities represented by this certificate, except pursuant to an effective registration statement under the Act covering such sale or transfer, the holder hereof shall have delivered to the issuer hereof (the "Company") an opinion of counsel reasonably satisfactory to the Company to the effect that such sale or transfer is exempt from registration under the Act."

                  7.10. POOLING TREATMENT. Neither Acquiror nor any of Parent, the Company nor the Interest Holders shall intentionally take, fail to take or cause to be taken or not taken any action within its control, whether before or after the Closing, which would disqualify the transactions consummated under this Agreement as a "pooling of interests" for accounting purposes.

                  7.11. SHAREHOLDER APPROVAL; PROXY STATEMENT. (a) As soon as practicable after the date hereof, Acquiror shall prepare a proxy statement (the "Proxy Statement"), file it with the SEC, respond to comments of the Staff of the SEC, clear the Proxy Statement with the Staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of Acquiror Common Stock. The Company shall, and the Interest Holders shall cause Parent to cause the Company to, and Parent shall cause the Company to, cooperate with Acquiror in the preparation of the Proxy Statement.

                  (b) Acquiror shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a meeting of the holders of Acquiror Common Stock (the "Stockholders Meeting") for the purpose of considering and taking action with respect to the approval of the issuance of the Acquiror Shares in the Merger as required by the rules of the National Association of Securities Dealers, Inc. in connection with the transactions contemplated by this Agreement and any of the other transactions pursuant to which Acquiror shall acquire all of the outstanding capital stock or equity interests in each of the BioClin Affiliates.

                  (c) As soon as practicable after the date hereof, subject to availability of the Proxy Statement contemplated by Section 7.11(a), (i) the Interest Holders shall take all action necessary, in accordance with applicable law and Parent's organizational and organic documents, to cause (A) Parent to cause the Company to, in accordance with applicable laws and the Certificate of Incorporation of the Company, prepare a written consent of stockholders in lieu of meeting for the purpose of considering and taking action with respect to the approval of the Merger and the adoption of this Agreement and (B) Parent to vote the Company Shares owned by it in favor of the Merger and the adoption of this Agreement by virtue of its execution of such written consent of stockholders in lieu of meeting, and (ii) the Company shall prepare such written consent of stockholders in lieu of meeting and Parent shall execute such written consent evidencing its approval of the Merger and the adoption of this Agreement.

                  (d) The Interest Holders shall take all action necessary, in accordance with applicable law, to cause Parent to cause the Company to, and Parent shall cause the Company to, and the Company shall, prepare and deliver to Barr and the Employee Rightholders, promptly following the execution of the written consent contemplated by Section 7.11(c), in form and substance reasonably acceptable to Acquiror, (i) the statutory notice required by Section 228(d) of the DGCL, (ii) the statutory notice required by Section 262(d)(ii) of the DGCL and (iii) any disclosure or information statements required to be delivered under the Securities Act.

                                  ARTICLE VIII
                                   CONDITIONS

                  8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO CONSUMMATE THE CLOSING. The respective obligations of each party to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

                  (a) The Merger and this Agreement shall have been approved by the requisite vote of the holders of Acquiror Common Stock.

                  (b) The Merger and this Agreement shall have been approved by the requisite vote of the holders of the Company Shares by virtue of the execution by Parent of the written consent in lieu of meeting as contemplated by
Section 7.11(c).

                  (c) The Merger and the Consideration therefor as contemplated by this Agreement and the transactions contemplated hereby shall have been approved by the Governmental Bodies whose approval is required to consummate the transactions contemplated hereby without any condition which is reasonably likely to have a material adverse effect on the financial condition, business or results of operations of the Company or Acquiror taken as a whole; all conditions required to be satisfied prior to the Closing imposed by the terms of such approvals shall have been satisfied; and all notifications to any Governmental Bodies that are required shall have been made.

                  (d) None of Acquiror, Sub, Parent, the Interest Holders nor the Company shall be subject to any order, decree or injunction of any Governmental Body which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

                  (e) Acquiror, Sub, Parent, the Company and the Interest Holders shall have received a letter, dated the Closing Date, from KPMG Peat Marwick L.L.P. to the effect that, for financial reporting purposes, the transactions contemplated hereby qualify for pooling-of-interests accounting treatment under U.S. GAAP if consummated in accordance with this Agreement.

                  (f) The Stockholders' Agreement and the Employment Agreements shall have been entered into by the parties thereto.

                  8.2. CONDITIONS TO OBLIGATION OF ACQUIROR AND SUB TO CONSUMMATE THE CLOSING. The obligations of Acquiror and Sub to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:

                  (a) (i) The representations and warranties of Parent, the Trustee, the Company and the Interest Holders set forth in Articles IV and V hereof (A) that contain a materiality qualification shall be true and correct and (B) that do not contain a materiality qualification shall be true and correct in all material respects, as of the Closing as though made at and as of the Closing (it being understood that representations and warranties that speak as of a specified date shall continue to speak only as of the date so specified) without giving effect to any supplement to the Disclosure Letter, except for such changes occurring after the date hereof in the ordinary course of business of the Company and in accordance with the terms and provisions of this Agreement (including, without limitation, Section 6.1(a)), which, in the aggregate, would not have a material adverse effect on the financial condition, operations or prospects of the Company and the BioClin Affiliates taken as a whole, and (ii) Acquiror shall have received a signed certificate of each of Parent (which is to the knowledge of a principal executive officer), the Trustee, the Company (which is to the knowledge of a principal executive officer) and the Interest Holders to that effect. Acquiror's closing of the transactions contemplated by this Agreement and the agreements with the BioClin Affiliates with respect to Acquiror's acquisition of all of the outstanding capital stock or equity interests of the BioClin Affiliates shall constitute acceptance of the disclosures made by the Company and/or the Interest Holders prior to Closing in the Disclosure Letter and waiver of any purported misrepresentation or breach of any representation or warranty made by such Persons in Article V or any covenant of such Persons contained in Article VI or VII to the extent the Disclosure Letter, as supplemented pursuant to Section 7.6(a) and (f), discloses information pertaining thereto.

                  (b) Parent, the Company and the Interest Holders shall have in all material respects performed all obligations required to be performed by them under this Agreement prior to the Closing, and Acquiror shall have received a signed certificate of each of Parent, the Company and the Interest Holders to that effect.

                  (c) Acquiror shall have received a legal opinion dated the Closing, from Piper & Marbury, L.L.P., counsel of the Interest

Holders, with respect to the transactions contemplated herein in form mutually agreed upon by Acquiror and the Interest Holders.

                  (d) The Board of Directors of Acquiror shall have received an opinion from Vector Securities International, Inc., dated not later than the date of Acquiror's Proxy Statement (and such opinion shall not have been withdrawn on or before the Closing Date) to the effect that as of the date thereof, the number of Acquiror Shares to be delivered in consideration for the transfer of the Company Shares, the capital stock or equity interests in each of the BioClin Affiliates and the termination of the Rights is fair to Acquiror and to Acquiror's stockholders from a financial point of view.

                  (e) Acquiror shall have acquired all of the outstanding capital stock or equity interests in each of the BioClin
Affiliates.

                  (f) The Company shall have obtained the written consent(s) of the Person(s) specified in Part 8.2 of the Acquiror Letter.

                  8.3. CONDITIONS TO OBLIGATION OF PARENT, THE COMPANY, AND THE INTEREST HOLDERS TO CONSUMMATE THE CLOSING. The obligations of Parent, the Company and the Interest Holders to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:

                  (a) (i) The representations and warranties of Acquiror set forth in Article III hereof (A) that contain a materiality qualification shall be true and correct, and (B) that do not contain a materiality qualification shall be true and correct in all material respects, as of the Closing as though made at and as of the Closing (it being understood that representations and warranties that speak as of a specified date shall continue to speak only as of the date so specified) without giving effect to any supplement to the Acquiror Letter, except for such changes occurring after the date hereof in the ordinary course of business of Acquiror and in accordance with the terms and provisions of this Agreement (including, without limitation, Section 6.1(b)), which, in the aggregate, would not have a material adverse effect on the financial condition, operations or prospects of Acquiror and its Subsidiaries taken as a whole, and
(ii) Parent,
the Company and the Interest Holders shall have received a signed certificate which is to the knowledge of a principal executive officer of Acquiror to that effect. The closing of the transactions contemplated by this Agreement and the agreements with the BioClin Affiliates with respect to Acquiror's acquisition of all of the outstanding capital stock or equity interests of the BioClin Affiliates shall constitute acceptance by the Company and the Interest Holders of the disclosures made by Acquiror prior to the Closing in the Acquiror Letter and waiver or any purported misrepresentation or breach of any representation or warranty made by Acquiror in Article III or any covenant of Acquiror contained in Article VI or VII to the extent the Acquiror Letter, as supplemented pursuant to Section 7.6(b) and (f), discloses information pertaining thereto.

                  (b) Acquiror shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Closing, and Parent, the Company and the Interest Holders shall have received a signed certificate which is to the knowledge of a principal executive officer of Acquiror to that effect.

                  (c) The Interest Holders shall have received a legal opinion dated the Closing from Jones, Day, Reavis & Pogue, counsel of Acquiror, with respect to the transactions contemplated herein in form mutually agreed upon by Acquiror and the Interest Holders.

                  (d) All labilities and obligations of Hackel (direct or indirect) and Barbut pursuant to any guarantees of the indebtedness of the Company and the BioClin Affiliates shall have been terminated.


                                   ARTICLE IX
                                   TERMINATION

                  9.1. TERMINATION. This Agreement may, by action taken by the respective Board of Directors of Acquiror or the Company, as the case may be, and by notice given prior to or at the Closing, be terminated, at any time before or after the approval of the Merger and this Agreement by the holders of Acquiror Common Stock as contemplated by Section 8.1(a) and the holders of the Company Shares as contemplated by Section 8.1(b):

                  (a) by either Acquiror or the Interest Holders if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

                  (b) (i) by Acquiror, if any of the conditions in Section 8.1 or 8.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquiror to comply with its obligations under this Agreement) and Acquiror has not waived such condition on or before the Closing Date; or
(ii) by the Interest Holders, if any of the conditions in Section 8.1 or 8.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Interest Holders to comply with their obligations under this Agreement) and the Interest Holders have not waived such condition on or before the Closing Date;

                  (c) by mutual consent of Acquiror and the Interest Holders;

                  (d) by either Acquiror or the Interest Holders if any of the agreements relating to the transfer and delivery of the Acquiror Common Stock in consideration and exchange for the transfer of the outstanding capital stock or equity interests in each of the BioClin Affiliates is terminated; or

                  (e) by either Acquiror or the Interest Holders if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1996, or such later date as the parties may agree upon.

                  9.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations set forth in Sections 6.3(c), 10.2 and 10.3 will survive; provided, however, that if this Agreement is terminated by Acquiror or the Interest Holders because of the intentional breach of this Agreement (including, without limitation, the making by any party hereto of any representation or warranty hereunder that is known by such party not to be true and correct in all material respects at the time such representation or warranty is made) by the Interest Holders or Acquiror, as the case may be, or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's intentional failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  10.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as specifically provided in this Agreement and the Stockholders' Agreement, all representations, warranties and agreements of the parties hereto in this Agreement or in any instrument delivered by the parties hereto pursuant to this Agreement shall expire on the Report Date or upon termination of this Agreement in accordance with its terms.

                  10.2. EXPENSES. Except as otherwise expressly provided in this Agreement (including, without limitation, in Section 6.3(b)) and the Letter Agreement, dated May 16, 1996, by and among Acquiror, the Company and the BioClin Affiliates, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. Acquiror will pay all amounts payable to Vector Securities International, Inc. in connection with this Agreement and the transactions contemplated hereby. In the event of termination of this Agreement pursuant to Article IX, the obligation of each party to pay its own expenses shall be subject to the right of such party to pursue any legal remedies arising from the intentional breach of this Agreement by the other party or the other party's intentional failure to comply with its obligations under this Agreement as provided in Section 9.2.

                  10.3. CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Acquiror and the Interest Holders will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Acquiror, Sub, Parent and the Company to maintain in confidence, and not use to the detriment of another party hereto any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If any party hereto or its Representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, such party or its Representative, as the case may be, will provide the party providing the confidential information with prompt notice of such request so that an appropriate protective order or other appropriate remedy may be sought. Subject to the foregoing, such party or its Representative may furnish that portion (and only that portion) of the confidential information that, in the written opinion of its counsel reasonably acceptable to the party providing such information, such party is legally compelled or is otherwise required to disclose the information at issue or else stand liable for contempt or suffer other material censure or material penalty. If the transactions contemplated hereby are not consummated, each party hereto will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, the Interest Holders waive, and will upon Acquiror's request cause Parent to cause the Company to, and Parent will cause the Company to, waive, any cause of action, right, or claim arising out of the access of Acquiror or its Representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Acquiror of such trade secrets or confidential information. Each of Parent, the Company and the Interest Holders acknowledges that, and agrees that it will advise its respective
Representatives and Affiliates, that any non-public information provided by or relating to Acquiror may constitute material non-public information for purposes of the Exchange Act, and agrees that it will not engage in any transaction in violation of the restrictions on trading while in possession of material non-public information under applicable securities laws or regulations while in possession of such information.

                  10.4. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  (a)      if to Acquiror or Sub:

                           DNX Corporation
                           303B College Road East
                           Princeton, New Jersey 08540
                           Attention:  President
                           Telecopier No.: (908) 722-6677

                           with copies to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio  44114
                           Attention:  Thomas C. Daniels, Esq.
                           Telecopier No.: (216) 579-0212

                  (b)      if to the Interest Holders:

                           Jack Barbut
                           c/o Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York  10020-1104
                           Telecopier No.: (212) 835-6001


                           Alec Hackel
                           Flueliweg 3
                           6045 Meggen
                           Switzerland
                           Telecopier No.: 011 41-41-377-3053

                           Dr. John Christian Jensen
                           Bohlstrasse 9a
                           6300 Zug
                           Switzerland
                           Telecopier No.: 011 41-41-710-2309

                           with copies to:

                           Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York  10020
                           Attention:  Ray A. Mantle, Esq.
                           Telecopier No.: (212) 835-6001

                  (c)      if to Parent or the Company:

                           BioClin, Inc.
                           1001 East Main Street
                           Suite 808
                           Richmond, VA 23219
                           Attention:  Chief Executive Officer
                           Telecopier No.:  (804) 788-0040

                           with copies to:

                           Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York  10020
                           Attention:  Ray A. Mantle, Esq.
                           Telecopier No.: (212) 835-6001


                  10.5. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  10.6. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  10.7. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Except as otherwise specifically provided by Sections 8.2 and 8.3 of this Agreement, neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law and except as otherwise secifically provided by Sections 8.2 and 8.3 of this Agreement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  10.8. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Stockholders' Agreement and the documents referred to in this Agreement and the documents executed in connection with Acquiror's acquisition of the equity interests of the BioClin Affiliates) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after the approval of the Merger and this Agreement by the holders of Acquiror Common Stock as contemplated by Section 8.1(a) and the holders of the Company Shares as contemplated by Section 8.1(b), provided, however, that after such approval, no amendment will be made which by law requires further approval of such holders without first obtaining such further approval. This Agreement may not be amended except by a written agreement executed by each of the parties hereto.

                  10.9. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party hereto may assign any of its rights under this

Agreement without the prior consent of the other parties, except that Acquiror may assign any of its rights under this Agreement to any Subsidiary of Acquiror. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and their successors and assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  10.10. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The invalid or unenforceable provision shall be replaced by a provision which ensures the economic purpose of the invalid or unenforceable provision as far as possible.

                  10.11. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  10.12. GOVERNING LAW. This Agreement will be governed by the laws of the State of New York (except, to the extent the DGCL applies to the matters set forth in Article II, the DGCL shall govern) without regard to conflicts of laws principles.

                  10.13. SPECIFIC PERFORMANCE. Each of Parent, the Company, the Interest Holders and Acquiror acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of Parent, the Company, the

Interest Holders and Acquiror agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

                  10.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                        DNX CORPORATION


                                        By: /s/ PAUL J. SCHMITT
                                           --------------------------
                                            Name: Paul J. Schmitt
                                            Title: Chief Executive Officer

                                        DNX ACQUISITION CORPORATION


                                        By: /s/ PAUL J. SCHMITT
                                           --------------------------
                                            Name: Paul J. Schmitt
                                            Title: President



                                        /s/ DR. JACK BARBUT
                                        -----------------------------
                                        Dr. Jack Barbut



                                        /s/ ALEC HACKEL
                                        -----------------------------
                                        Alec Hackel



                                        /s/ DR. JOHN CHRISTIAN JENSEN
                                        -----------------------------
                                        Dr. John Christian Jensen


                                        SHERBY N.V.


                                        By: /s/ Curacao Corporation Company N.V.
                                           -------------------------------------

                                            Title: Managing Director

                                        BIOCLIN, INC.


                                        By: /s/ DR. JACK BARBUT
                                           ------------------------
                                            Name: Dr. Jack Barbut
                                            Title: Chief Executive Officer

                                                                    EXHIBIT 2.2

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                            SHARE EXCHANGE AGREEMENT


                                      among


                               DNX CORPORATION
                          (a Delaware corporation),

                            MR. MANFRED WISSMANN,
                                 AS TRUSTEE,

                 DR. GERALD RITTERSHAUS, AS EMPLOYEE TRUSTEE,

                               DR. JACK BARBUT,

                                 ALEC HACKEL,

                          DR. JOHN CHRISTIAN JENSEN,

                              BETTINA DONHARDT,

                            CHRISTINE DUNE-KRAATZ,

                                 BIOCLIN GMBH
                           (a German corporation),


                                 KILMER N.V.
                     (a Netherlands Antilles corporation)

                                     and

                              BIOCLIN EUROPE AG
                            (a Swiss corporation)



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                                                                PAGE
                                                                                                                ----

Recitals ........................................................................................................  1

ARTICLE I DEFINITIONS............................................................................................  2

ARTICLE II PURCHASE, SALE AND EXCHANGE OF SHARES................................................................. 12
         2.1.         Exchange of the Company Shares............................................................. 12
         2.2.         Sale, Purchase and Assignment of the Sub Shares............................................ 13
         2.3.         Exchange of the Kilmer Shares.............................................................. 14
         2.4.         Closing.................................................................................... 14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR........................................................... 15
         3.1.         Authorization, Validity and Effect......................................................... 15
         3.2.         Acquiror Shares............................................................................ 15
         3.3.         Conflicts; Defaults........................................................................ 15
         3.4.         Exchange Act Filings....................................................................... 16
         3.5.         Absence of Material Adverse Changes........................................................ 16
         3.6.         Taxes...................................................................................... 16
         3.7.         Legal Proceedings; Orders.................................................................. 17
         3.8.         Absence Of Certain Changes and Events...................................................... 17
         3.9.         Contracts; No Defaults..................................................................... 19
         3.10.        Insurance.................................................................................. 19
         3.11.        Environmental Matters...................................................................... 20
         3.12.        Labor Relations; Compliance................................................................ 20
         3.13.        Intellectual Property...................................................................... 21
         3.14.        Disclosure................................................................................. 21
         3.15.        Brokers and Finders........................................................................ 21

ARTICLE IV REPRESENTATIONS OF THE TRUSTEE AND THE EMPLOYEE TRUSTEE REGARDING THE TRUSTEE AND THE COMPANY SHARES
                      AND THE EMPLOYEE TRUSTEE AND THE SUB SHARES................................................ 21
         4.1.         Authorization, Validity and Effect......................................................... 21
         4.2.         Consents and Approvals; No Violation....................................................... 22
         4.3.         Title and Power to Sell.................................................................... 22
         4.4.         Litigation................................................................................. 22
         4.5.         Authorization, Validity and Effect......................................................... 23
         4.6.         Consents and Approvals; No Violation....................................................... 23
         4.7.         Title and Power to Sell.................................................................... 23

         4.8.         Litigation................................................................................. 24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED
                      ENTITIES AND THE INTEREST HOLDERS WITH RESPECT TO THE
                      ACQUIRED ENTITIES.......................................................................... 24
         5.1.         Organization, Authority and Authorization.................................................. 24
         5.2.         Consents and Approvals; No Violation....................................................... 26
         5.3.         Title and Power to Sell.................................................................... 26
         5.4.         Capitalization............................................................................. 27
         5.5.         Company Financial Statements............................................................... 29
         5.6.         Books and Records.......................................................................... 30
         5.7.         Reports.................................................................................... 30
         5.8.         Absence of Material Adverse Changes........................................................ 31
         5.9.         Title to Properties; Encumbrances.......................................................... 31
         5.10.        Condition and Sufficiency of Assets........................................................ 32
         5.11.        Accounts Receivable........................................................................ 32
         5.12.        No Undisclosed Liabilities................................................................. 33
         5.13.        Taxes...................................................................................... 33
         5.14.        Compliance with Legal Requirements; Governmental
                      Authorizations............................................................................. 34
         5.15.        Legal Proceedings; Orders.................................................................. 35
         5.16.        Absence Of Certain Changes and Events...................................................... 37
         5.17.        Contracts; No Defaults..................................................................... 38
         5.18.        Insurance.................................................................................. 42
         5.19.        Environmental Matters...................................................................... 43
         5.20.        Employees.................................................................................. 46
         5.21.        Labor Relations; Compliance................................................................ 47
         5.22.        Intellectual Property...................................................................... 48
         5.23.        Certain Payments........................................................................... 53
         5.24.        Disclosure................................................................................. 53
         5.25.        Relationships with Related Persons......................................................... 54
         5.26.        Brokers and Finders........................................................................ 55
         5.27.        Employee Benefit Plans..................................................................... 55
         5.28.        Investment Intent; Accredited Investor..................................................... 55

ARTICLE VI CONDUCT OF BUSINESS PRIOR TO THE CLOSING.............................................................. 57
         6.1.         Conduct Prior to Closing................................................................... 57
         6.2.         Consents and Approvals..................................................................... 59
         6.3.         Bookkeeping, Accounting and Financial Reporting
                      Capabilities............................................................................... 60

ARTICLE VII ADDITIONAL AGREEMENTS................................................................................ 61
         7.1.         Current Information........................................................................ 61
         7.2.         Access and Investigation................................................................... 62

         7.3.         Effect of Investigations................................................................... 62
         7.4.         Press Releases, Etc........................................................................ 62
         7.5.         Acquisition Proposals...................................................................... 62
         7.6.         Notification of Certain Matters............................................................ 63
         7.7.         Customers.................................................................................. 65
         7.8.         Preservation of Relationships.............................................................. 66
         7.9.         Resale; Legends............................................................................ 66
         7.10.        Pooling Treatment.......................................................................... 68
         7.11.        Shareholder Approval; Proxy Statement...................................................... 68

ARTICLE VIII CONDITIONS.......................................................................................... 69
         8.1.         Conditions to Each Party's Obligation to
                      Consummate the Closing..................................................................... 69
         8.2.         Conditions to Obligation of Acquiror to
                      Consummate the Closing..................................................................... 70
         8.3.         Conditions to Obligation of the Acquired
                      Entities, the Trustee, the Employee Trustee, the
                      Employee Group and the Interest Holders to
                      Consummate the Closing..................................................................... 71

ARTICLE IX TERMINATION........................................................................................... 72
         9.1.         Termination................................................................................ 72
         9.2.         Effect of Termination...................................................................... 73

ARTICLE X GENERAL PROVISIONS..................................................................................... 74
         10.1.        Survival of Representations, Warranties and
                      Agreements................................................................................. 74
         10.2.        Expenses................................................................................... 74
         10.3.        Confidentiality............................................................................ 74
         10.4.        Notices.................................................................................... 76
         10.5.        Jurisdiction; Service of Process........................................................... 78
         10.6.        Further Assurances......................................................................... 78
         10.7.        Waiver..................................................................................... 78
         10.8.        Entire Agreement and Modification.......................................................... 79
                      Assignments, Successors, and No Third-Party
                      Rights..................................................................................... 79
         10.10.       Severability............................................................................... 79
         10.11.       Foreign Currencies......................................................................... 79
         10.12.       Section Headings, Construction............................................................. 80
         10.13.       Governing Law.............................................................................. 80
         10.14.       Specific Performance....................................................................... 80
         10.15.       Counterparts............................................................................... 80

Exhibits

         A-1          Employment Agreements between Acquiror and
                      Dr. Jack Barbut

         A-2          Employment Agreement between Acquiror and
                      Dr. J. Chris Jensen

         B            Stockholders' Agreement

         C            Commercial Registry Extract

                            SHARE EXCHANGE AGREEMENT
                            ------------------------


                  This Share Exchange Agreement (this "Agreement") made as of the 19th day of August, 1996 by and among DNX Corporation, a Delaware corporation ("Acquiror"), with its principal offices at 575 Route 28, Raritan, New Jersey, Mr. Manfred Wissmann, acting solely in his capacity as trustee (the "Trustee") pursuant to an Agreement among the Trustee, Dr. Jack Barbut and Alec Hackel, dated March 22, 1990 (the "Trust Agreement"), Dr. Gerald Rittershaus, acting solely in his capacity as trustee (the "Employee Trustee") pursuant to an Agreement between the Employee Trustee and Ms. Christine Dune-Kraatz ("Kraatz") dated December 12, 1989 (the "Employee Trust
Agreement"), Dr. Jack Barbut whose address is c/o Piper & Marbury, L.L.P.,
1251 Avenue of the Americas, New York, New York, 10020-1104 ("Barbut"), Alec Hackel whose address is Fluelieweg 3, 6045 Meggen, Switzerland ("Hackel"), Dr. John Christian Jensen whose address is Bohlstrasse 9a, 6300 Zug, Switzerland ("Jensen," collectively with Barbut and Hackel, the "Interest Holders"), as the holders of all of the equity interests in the Company, Ms. Bettina Donhardt ("Donhardt"), Kraatz (together with Donhardt, collectively, the "Employee Group"), BioClin GmbH, a German corporation and an indirect Subsidiary of the Company ("Sub"), Kilmer N.V., a Netherlands Antilles corporation ("Kilmer"), and BioClin Europe AG, a Swiss corporation (the "Company").


                                    RECITALS
                                    --------


         A. The Trustee, for the benefit of Hackel and Barbut (the "Joint Beneficial Shareholders"), and Jensen hold equity interests in the Company (the "Company Shares"), which constitute all of the equity interests in the Company.

         B. The Trustee, at the direction of the Joint Beneficial Shareholders, and Jensen desire to transfer, and Acquiror desires to acquire, the Company Shares, on the terms and subject to the conditions set forth in this Agreement.

         C. The Company (through BioClin AG, a wholly-owned Subsidiary), the Employee Trustee, for the benefit of Kraatz, and Donhardt hold equity interests (Geschaeftsanteile) in Sub (the "Sub Shares"), which constitute all of the equity interests in Sub.

         D. The Employee Trustee, for the benefit of Kraatz, and Donhardt desire to sell, transfer and assign, and Acquiror desires to purchase and acquire, the Sub Shares owned beneficially by the Employee Group, on the terms and subject to the conditions set forth in this Agreement.

         E. Barbut and Hackel hold equity interests in Kilmer (the "Kilmer Shares"), which constitute all of the equity interests in Kilmer.

         F. Barbut and Hackel desire to transfer and Acquiror desires to acquire the Kilmer Shares, on the terms and subject to the conditions set forth in this Agreement.

         G. As a condition hereto and simultaneously herewith, Acquiror shall acquire all of the issued and outstanding stock or equity interests of BioClin Institute of Clinical Pharmacology GmbH, a German corporation ("BioClin Institute"), and BioClin Inc., a Delaware corporation ("BioClin/U.S.," and collectively with BioClin Institute, the "BioClin Affiliates").

         H. Acquiror, the Interest Holders, the Employee Group, the Trustee, the Employee Trustee, Sub, Kilmer and the Company wish to enter into this Agreement for the purpose of making certain representations and warranties to each other and entering into certain other obligations in favor of each other.

                  NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

                  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

         "Acquired Entities" means, collectively, the Company (and its Subsidiaries), Sub and Kilmer.

         "Acquiror" has the meaning given in the first paragraph of this Agreement.

         "Accounts Receivable" has the meaning given in Section 5.11.

         "Acquiror's Advisors" has the meaning given in Section 7.2.

         "Acquiror Common Stock" has the meaning given in Section 2.1.

         "Acquiror Letter" means the disclosure letter delivered by Acquiror to the Interest Holders concurrently with the execution and delivery of this Agreement.

         "Acquiror Shares" shall mean, collectively, the Europe Acquiror Shares, the Sub Acquiror Shares and the Kilmer Acquiror Shares.

         "Affiliate" of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

         "Agreement" has the meaning given in the first paragraph of this Agreement.

         "Applicable Contract" means any Contract (a) under which any Acquired Entity has or may acquire any rights, (b) under which any Acquired Entity has or may become subject to any obligation or liability, or (c) by which any Acquired Entity or any of the assets owned or used by it is or may become bound.

         "Balance Sheet" has the meaning given in Section 5.5.

         "Barbut" has the meaning given in the first paragraph of this Agreement.

         "BioClin Affiliates" has the meaning given in the Recitals of this Agreement.

         "BioClin Institute" has the meaning given in the Recitals of this Agreement.

         "BioClin/U.S." has the meaning given in the Recitals of this Agreement.

         "Business Day" means any day on which banks are generally open to conduct business in New York, New York.

         "Closing" has the meaning given in Section 2.1.

         "Closing Date" has the meaning given in Section 2.4.

         "Company" has the meaning given in the first paragraph of this Agreement.

         "Company Reports" has the meaning given in Section 5.7.

         "Company Shares" has the meaning given in the Recitals of this Agreement.

         "Company Subsidiaries" has the meaning given in Section
5.4(a)(iii).

         "Competing Business" has the meaning given in Section 5.25.

         "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Copyrights" has the meaning given in Section 5.22(a).

         "CRAs" has the meaning given in Section 5.17(a)(ix)

         "Disclosure Letter" means the disclosure letter delivered by the Interest Holders to Acquiror concurrently with the execution and delivery of this Agreement.

         "DM" has the meaning given in Section 5.4(b)(i).

         "Donhardt" has the meaning given in the first paragraph of this Agreement.

         "Employee Group" means collectively Ms. Christine Dune-Kraatz and Ms. Bettina Donhardt.

         "Employee Trust Agreement" has the meaning given in the first paragraph of this Agreement.

         "Employee Trustee" has the meaning given in the first paragraph of this Agreement.

         "Employment Agreements" means collectively the Employment Agreements to be entered at the Closing by and between Acquiror and each of Barbut and Jensen in substantially the form attached hereto as Exhibits A-1 and A-2.

         "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         "Environmental Law" means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "Europe Acquiror Shares" has the meaning given in Section 2.1.

         "Exchange Act" has the meaning given in Section 3.4.

         "Facilities" means any real property, leaseholds or other interests currently or formerly owned or operated by any Acquired Entity and any buildings, plants, structures or equipment currently or formerly owned or operated by any Acquired Entity.

         "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal (Bund), canton, county (Land), commune, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Hackel" has the meaning given in the first paragraph of this Agreement.

         "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

         "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "Intellectual Property Assets" has the meaning given in
Section 5.22(a).

         "Interest Holders" has the meaning given in the first paragraph of this Agreement.

         "IRC" has the meaning given in the definition of "Tax Laws" in Article I.

         "IRS" has the meaning given in the definition of "Tax Laws" in Article I.

         "Jensen" has the meaning given in the first paragraph of this Agreement.

         "Joint Beneficial Shareholders" has the meaning given in the Recitals of this Agreement.

         "Kilmer" has the meaning given in the first paragraph of this Agreement.

         "Kilmer Acquiror Shares" has the meaning given in
Section 2.3.

         "Kilmer Shares" has the meaning given in the Recitals of this Agreement.

         "Kraatz" has the meaning given in the first paragraph of this Agreement.

         "knowledge" has the meaning given in Section 7.6(e).

         "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Marks" has the meaning given in Section 5.22(a).

         "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Patents" has the meaning given in Section 5.22(a).

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership (Personengesellschaft), limited liability company (Kapitalgesellschaft), Aktiengesellschaft, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Proprietary Rights Agreement" has the meaning given in
Section 5.20(b).

         "Proxy Statement" has the meaning given in Section 7.11(a).

         "Related Person" means (i) with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, managing director, Prokurist, holder of procuration, commercial mandate holder, officer, partner, executor, or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, managing director, Prokurist, holder of procuration, commercial mandate holder, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,

(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

         "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "Report Date" has the meaning given in the Stockholders'
Agreement.

         "Representative" means, with respect to a particular Person, any director, managing director, Prokurist, holder of procuration, commercial mandate holder, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SEC" has the meaning given in Section 3.4.

         "SEC Documents" has the meaning given in Section 3.4.

         "Securities Act" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SFR" has the meaning given in Section 5.4(a)(i).

         "Stockholders' Agreement" means the Stockholders' Agreement to be entered into at the Closing by, among others, Acquiror, the Trustee, the Interest Holders, Sherby N.V., the Employee Trustee, Martha Lee Reynolds, Barry Dvorchik, Kraatz and Donhardt, in substantially the form attached hereto as Exhibit B.

         "Stockholders Meeting" has the meaning given in Section
7.11(b).

         "Sub" has the meaning given in the first paragraph of this Agreement.

         "Sub Acquiror Shares" has the meaning given in Section 2.2.

         "Sub Shares" has the meaning given in the Recitals of this Agreement.

         "Subsidiary" means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "Swiss GAAP" means generally accepted accounting principals prevailing in Switzerland.

         "Taxes" means, to the extent applicable to any party hereto, all Swiss federal, cantonal and communal, German, Netherlands Antilles and U.S. or other foreign and all state, municipal and local taxes, charges, fees, levies or other assessments of whatever kind or nature, including without limitation, all net income, gross income, gross receipts, sales, value added, use, services, ad valorem, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupancy or property taxes, custom duties, assessments or governmental fiscal charges of any kind whatever (together with any interest, penalty, or addition to tax).

         "Taxing Authority" means, to the extent applicable to any party hereto, the Swiss Federal, Cantonal and Communal Tax Administration (Kantonale Steuerverwaltung), the German tax authorities (Finanzamt Dusseldorf Sued) the Netherlands Antilles Tax Inspectorate (Inspectie der Belastingen), the United States Internal Revenue Service (the "IRS") or, in each case, any successor agency, and, to the extent applicable to any party hereto, any similar foreign, state, municipal or local Governmental Body.

         "Tax Laws" means, to the extent applicable to any party hereto, all Swiss federal, cantonal and communal tax laws, the German tax laws (Umsatzsteuergesetz, Mehrwertsteuergesetz und Gewerbesteuergesetz) and regulations issued by the German tax authorities (Finanzamt Dusseldorf Sued) pursuant thereto, the Netherlands Antilles Profit Tax Ordinance (Winstbelasting) and regulations issued by the Netherlands Antilles Tax Inspectorate (Inspectie der Belastingen) pursuant thereto, the Internal Revenue Code of 1986, as amended (the "IRC"), and regulations issued by the IRS thereunder, or, in each case, any successor law or regulations, and, to the extent applicable to any party hereto, any similar foreign, state, municipal or local laws and regulations.

         "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "Trade Secrets" has the meaning given in Section 5.22(a).

         "Trust Agreement" has the meaning given in the first paragraph of this Agreement.

         "Trustee" has the meaning given in the first paragraph of this Agreement.

         "U.S. GAAP" has the meaning given in Section 3.4.

                                   ARTICLE II
                      PURCHASE, SALE AND EXCHANGE OF SHARES

                  2.1. EXCHANGE OF THE COMPANY SHARES. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"),

(i) the Trustee (at the express direction of the Joint Beneficial Shareholders) and Jensen shall transfer to Acquiror, and Acquiror shall acquire from the Trustee and Jensen, all of the Company Shares, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances with respect thereto, and (ii) subject to the provisions of Section 4.7 of the Stockholders' Agreement and the restrictions on transfer contemplated by Section 7.9 of this Agreement, Acquiror shall transfer and deliver to the Trustee and Jensen in proportion to their respective ownership of Company Shares and in consideration and exchange for the transfer of the Company Shares to Acquiror 1,105,690 shares of Common Stock, par value U.S. $.01 per share, of Acquiror ("Acquiror Common Stock") (such aggregate number of shares of Acquiror Common Stock to be delivered to the Trustee and Jensen in respect of the Company Shares being herein referred to as the "Europe Acquiror Shares"), free and clear of any claims, liens, restrictions on transfer or voting or encumbrances with respect thereto, other than those required by law and those contained in the Stockholders' Agreement. At the Closing, Acquiror shall deliver to the Trustee and Jensen certificates evidencing the Europe Acquiror Shares as specified herein.

                  2.2. SALE, PURCHASE AND ASSIGNMENT OF THE SUB SHARES. Subject to and upon the terms and conditions of this Agreement, at the Closing, (i) the Employee Trustee (at the express direction of Kraatz) and Donhardt shall sell, transfer and assign to Acquiror, and Acquiror shall purchase, acquire and accept such sale, transfer and assignment from the Employee Trustee (on behalf of Kraatz) and Donhardt of, all of the Sub Shares owned beneficially by the Employee Group, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances with respect thereto, and (ii) subject to the restrictions on transfer contemplated by Section 7.9 of this Agreement, Acquiror shall transfer and deliver to the Employee Trustee (on behalf of Kraatz) and Donhardt in proportion to their respective ownership of Sub Shares and in consideration for the sale, transfer and assignment of such Sub Shares to Acquiror 52,652 shares of Acquiror Common Stock (such aggregate number of shares of Acquiror Common Stock to be delivered to the Employee Trustee (on behalf of

Kraatz) and Donhardt in respect of such Sub Shares being herein referred to as the "Sub Acquiror Shares"), free and clear of any claims, liens, restrictions on transfer or voting or encumbrances with respect thereto, other than those required by law. At the Closing, Acquiror shall deliver to the Employee Trustee (on behalf of Kraatz) and Donhardt certificates evidencing the Sub Acquiror Shares as specified herein and this Agreement (or a separate transfer document meeting the requirements of German law) shall be notarized by a German public notary to validate the sale and assignment of the Sub Shares by the Employee Trustee (on behalf of Kraatz) and Donhardt to Acquiror.

                  2.3. EXCHANGE OF THE KILMER SHARES. Subject to and upon the terms and conditions of this Agreement, at the Closing, (i) Barbut and Hackel shall transfer to Acquiror, and Acquiror shall acquire from Barbut and Hackel, all of the Kilmer Shares, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances with respect thereto, and (ii) subject to the provisions of Section 4.7 of the Stockholders' Agreement and the restrictions on transfer contemplated by Section 7.9 of this Agreement, Acquiror shall transfer and deliver to Barbut and Hackel in proportion to their respective ownership of Kilmer Shares and in consideration and exchange for the transfer of the Kilmer Shares to Acquiror 2 shares of Acquiror Common Stock (such aggregate number of shares of Acquiror Common Stock to be delivered to Barbut and Hackel in respect of the Kilmer Shares being herein referred to as the "Kilmer Acquiror Shares"), free and clear of any claims, liens, restrictions on transfer or voting or encumbrances with respect thereto, other than those required by law and those contained in the Stockholders' Agreement. At the Closing, Acquiror shall deliver to Barbut and Hackel certificates evidencing the Kilmer Acquiror Shares as specified herein.

                  2.4. CLOSING. The Closing shall take place at the New York offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022, at 10:00 a.m., local time, on such date within five Business Days following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date) set forth in
Article VIII is satisfied or waived in accordance herewith or at such other place, time or date as the parties may agree upon in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

                  Acquiror represents and warrants, in the form of an independent promise of guarantee (selbstaendiges Garantieuversprechen) in the case of Sub, to the Company, Sub, Kilmer, the Trustee and the Interest Holders as follows:

                  3.1. AUTHORIZATION, VALIDITY AND EFFECT. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and subject to receipt of necessary shareholder approval with respect to this Agreement and the other agreements with the BioClin Affiliates with respect to the acquisition of all of the equity interests of the BioClin Affiliates, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Acquiror, subject, with respect to this Agreement, to the approval of the stockholders of Acquiror. This Agreement has been duly and validly executed and delivered by Acquiror and, once approved by the stockholders of Acquiror, represents the legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms.

                  3.2. ACQUIROR SHARES. Assuming that all required stockholder action has been taken and all conditions set forth in Article VIII have been satisfied or waived, the Acquiror Shares to be issued hereunder have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

                  3.3. CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement by Acquiror, nor the performance of its obligations hereunder, will conflict with or constitute a default under any of the terms or provisions of Acquiror's Second Restated Certificate of Incorporation or Second Amended and Restated ByLaws or any material agreement or other material instrument to which Acquiror is a party or by which it or its properties are bound or subject.

                  3.4. EXCHANGE ACT FILINGS. Since December 10, 1991, Acquiror has filed all documents (the "SEC Documents") required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). As of their respective filing dates (and as amended through the date hereof), the SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The financial statements of Acquiror included in the SEC Documents complied as to form in all material respects with then applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) and fairly present the consolidated financial position of Acquiror and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

                  3.5. ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth in Part 3.5 of the Acquiror Letter or in any SEC Document, since March 31, 1996, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of Acquiror that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act, and no event has occurred or circumstance exists that may result in such a material adverse change that would be required to be disclosed by Acquiror in any such report.

                  3.6. TAXES. (a) Except as set forth in Part 3.6 of the Acquiror Letter, (i) all Tax Returns with respect to Taxes that were required to be filed by or on behalf of Acquiror at and prior to the date of this Agreement have been duly filed on a timely basis (giving effect to any extensions granted to Acquiror) and are true, correct and complete in all material respects, (ii) all Taxes due with respect to periods covered by the Tax Returns referred to in clause (i) have been paid in full or Acquiror has adequately reserved or made adequate accruals (in accordance with U.S. GAAP) with respect to any such Taxes which are due and payable by Acquiror and Acquiror has not had and will not have any liability for Taxes materially in excess of the amounts so paid or so reserved or accrued, and (iii) Acquiror is not a party to or the subject of any action, investigation or proceeding, exclusive of normal recurring audits, nor, to the knowledge of Acquiror, is any such action, investigation or proceeding threatened, by any Governmental Authority for the assessment or collection of any Taxes and no deficiency notices or reports have been received by Acquiror with respect to any deficiency of Acquiror for any Taxes.

                  (b) The statute of limitations for the assessment of U.S. federal income taxes and all state income taxes of Acquiror has expired for each period through December 31, 1990.

                  3.7. LEGAL PROCEEDINGS; ORDERS. (a) Except as set forth in
Part 3.7 of the Acquiror Letter or in any SEC Document, since March 31, 1996, no Proceeding has been instituted or threatened by or against Acquiror or that otherwise relates to or may materially affect the business of, or any of the assets owned or used by, Acquiror that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act.

                  (b) Except as set forth in Part 3.7 of the Acquiror Letter or in any SEC Document, since March 31, 1996, no Order has arisen or been threatened to which Acquiror or any of the assets owned or used by Acquiror is subject that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act.

                  3.8. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part 3.8 of the Acquiror Letter or in any SEC Document, since March 31, 1996, Acquiror has conducted its business only in the ordinary course of business and there has not occurred any:

                  (a) change in Acquiror's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Acquiror (other than as contemplated by this Agreement); issuance of any security convertible into such capital stock; grant of any registration rights;

         purchase, redemption, retirement, or other acquisition by Acquiror of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Second Restated Certificate of Incorporation of Acquiror;

                  (c) payment or increase by Acquiror of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business consistent with past practice) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (d) adoption of, or increase (except in the ordinary course of business consistent with past practice) in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Acquiror;

                  (e) damage to or destruction or loss of any asset or property of Acquiror, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Acquiror, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any material Contract or any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) transaction involving a total remaining commitment by or to Acquiror of at least U.S. $500,000;

                  (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of Acquiror;

                  (h) cancellation or waiver of any claims or rights with a value to Acquiror in excess of U.S. $500,000;

                  (i) material change in the accounting methods used by Acquiror, except for any change required as a result of a change in U.S. GAAP;

                  (j) incurrence or payment of any indebtedness for borrowed money other than pursuant to Acquiror's financing arrangements in existence on March 31, 1996;

                  (k) acquisition of any assets or properties or any commitment to do so other than in the ordinary course of business; or

                  (l) agreement, whether oral or written, by Acquiror to do any of the foregoing.

                  3.9. CONTRACTS; NO DEFAULTS. (a) Except as set forth in Part 3.9(a) of the Acquiror Letter, the SEC Documents contain as exhibits all of the material Contracts, other than those entered into by Acquiror subsequent to March 31, 1996, to which Acquiror is a party or by which it or its properties or assets are bound or subject.

                  (b) Part 3.9(b) of the Acquiror Letter sets forth a summary schedule of certain of such Contracts produced by Acquiror in the ordinary course of its business which sets forth, among other things, the parties to such Contracts and the amount of the remaining commitment of Acquiror under such Contracts.

                  3.10. INSURANCE. Except as set forth in Part 3.10 of the Acquiror Letter:

                  (i) All insurance policies to which Acquiror is a party or that provide coverage to any of Acquiror or any director or officer of
         Acquiror: (A) to Acquiror's knowledge, are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of Acquiror for all risks to which Acquiror is normally exposed; (D) are sufficient for compliance in all material respects with all Legal Requirements that are or were applicable to Acquiror or to the conduct or operation of its business or the ownership or use of any of its properties or assets and all Contracts to which Acquiror is a party or by which it is bound; (E) will continue in full force and effect following the consummation of the transactions contemplated hereby; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Acquiror.

                  (ii) Acquiror has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any insurance policy is not willing or able to perform its obligations thereunder.

                  (iii) Acquiror has paid all premiums due, and has otherwise performed in all material respects all of its obligations, under each insurance policy to which Acquiror is a party or that provides coverage to Acquiror or any director or officer thereof.

                  (iv) Acquiror has given notice to the insurer of all claims that may be insured thereby.

                  3.11. ENVIRONMENTAL MATTERS. Except as set forth in Part 3.11 of the Acquiror Letter or in any SEC Document, since March 31, 1996, Acquiror has not been in material violation of or liable under, any Environmental Law to an extent that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act.

                  3.12. LABOR RELATIONS; COMPLIANCE. Part 3.12 of the Acquiror Letter sets forth each collective bargaining or other labor contract to which Acquiror is a party or otherwise subject. Since December 10, 1991, there has not been, there is not presently pending or existing, and there is not threatened,
(a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Acquiror relating to the alleged material violation of any Legal Requirement applicable to Acquiror pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting Acquiror or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Acquiror, and no such action is contemplated by Acquiror. Acquiror has complied in all material respects with all Legal Requirements applicable to Acquiror relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Acquiror is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to materially comply with any of the foregoing Legal Requirements.

                  3.13. INTELLECTUAL PROPERTY. Except as set forth in Part 3.13 of the Acquiror Letter, all intellectual property necessary for the conduct of Acquiror's business as currently conducted has been disclosed in the SEC Documents.

                  3.14. DISCLOSURE. No notice given by Acquiror pursuant to
Section 7.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  3.15. BROKERS AND FINDERS. Except with respect to arrangements with Vector Securities International, Inc., neither Acquiror nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Acquiror in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE IV
                 REPRESENTATIONS OF THE TRUSTEE AND THE EMPLOYEE
              TRUSTEE REGARDING THE TRUSTEE AND THE COMPANY SHARES
                   AND THE EMPLOYEE TRUSTEE AND THE SUB SHARES

                  The Trustee represents and warrants to Acquiror, in the form of an independent promise of guarantee (selbstaendiges Garantieversprechen), as follows:

                  4.1. AUTHORIZATION, VALIDITY AND EFFECT. The Trustee, at the explicit direction of the Joint Beneficial Shareholders, has all requisite power and authority to carry out his obligations arising in connection with the transactions contemplated by this Agreement. This Agreement and all other agreements and documents to be executed and delivered by the Trustee in connection with this Agreement constitute in all respects the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with their respective terms. The execution, delivery and performance of this Agreement by the Trustee on behalf of the Joint Beneficial Shareholders are within the Trustee's powers and have been duly authorized by all necessary action on the part of the Trustee or the Joint Beneficial Shareholders, as applicable.

                  4.2. CONSENTS AND APPROVALS; NO VIOLATION. The execution, delivery and performance of this Agreement by the Trustee and the consummation of the transactions contemplated hereby do not and will not (i) require the advance consent or approval of, or filing with, any person or public authority (other than the express direction of the Joint Beneficial Shareholders) or (ii) constitute or result in the breach of any provision of, or constitute a default under, the Trust Agreement or any material agreement or other material instrument to which the Trustee is a party or by which he (or the Company Shares) is bound or subject.

                  4.3. TITLE AND POWER TO SELL. The Trustee is the legal owner of the Company Shares owned beneficially by the Joint Beneficial Shareholders, which, together with the Company Shares owned by Jensen, constitute all of the equity interests of the Company. Good, valid and marketable title to such equity interests is held by the Trustee free and clear of any claims, liens, restrictions on transfer or voting or encumbrances. The Company Shares owned by the Trustee are validly issued, fully paid and non-assessable. The Trustee has full power and authority, at the express direction of the Joint Beneficial Shareholders, to transfer to Acquiror at the Closing the Company Shares owned beneficially by the Joint Beneficial Shareholders, and upon consummation of the transactions contemplated by this Agreement, Acquiror will have acquired good, valid and marketable title to the Company Shares owned beneficially by the Joint Beneficial Shareholders, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances.

                  4.4. LITIGATION. As of the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of the Trustee, threatened against or affecting, the Trustee or the Company Shares owned by the

Trustee before any court or arbitrator or any Governmental Body or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

                  The Employee Trustee represents and warrants to Acquiror, in the form of an independent promise of guarantee (selbstaendiges
Garantieversprechen), as follows:

                  4.5. AUTHORIZATION, VALIDITY AND EFFECT. The Employee Trustee, at the explicit direction of Kraatz, has all requisite power and authority to carry out his obligations arising in connection with the transactions contemplated by this Agreement. This Agreement and all other agreements and documents to be executed and delivered by the Employee Trustee in connection with this Agreement constitute in all respects the valid and binding obligation of the Employee Trustee, enforceable against the Employee Trustee in accordance with their respective terms. The execution, delivery and performance of this Agreement by the Employee Trustee on behalf of Kraatz are within the Employee Trustee's powers and have been duly authorized by all necessary action on the part of the Employee Trustee or Kraatz, as applicable.

                  4.6. CONSENTS AND APPROVALS; NO VIOLATION. The execution, delivery and performance of this Agreement by the Employee Trustee and the consummation of the transactions contemplated hereby do not and will not (i) require the advance consent or approval of, or filing with, any person or public authority (other than a public notary and the express direction of Kraatz) or
(ii) constitute or result in the breach of any provision of, or constitute a default under, the Employee Trust Agreement or any material agreement or other material instrument to which the Employee Trustee is a party or by which he (or the Sub Shares owned by the Employee Trustee) is bound or subject.

                  4.7. TITLE AND POWER TO SELL. The Employee Trustee is the legal owner of the Sub Shares owned beneficially by Kraatz, which, together with the Sub Shares owned by Donhardt and the Sub Shares owned by the Company (through a wholly-owned subsidiary), constitute all of the equity interests of the Company. Good, valid and marketable title to such equity interests is held by the Employee Trustee free and clear of any claims, liens, restrictions on transfer or voting or encumbrances. The Sub Shares owned by the Employee Trustee are fully paid up, not repaid and non-assessable (keine Nachschusspflict). The Employee Trustee has full power and authority, at the express direction of Kraatz, to sell, transfer and assign to Acquiror at the Closing the Sub Shares owned beneficially by Kraatz, and upon consummation of the transactions contemplated by this Agreement, Acquiror will have acquired good, valid and marketable title to the Sub Shares owned beneficially by Kraatz, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances.

                  4.8. LITIGATION. As of the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of the Employee Trustee, threatened against or affecting, the Employee Trustee or the Sub Shares owned by the Employee Trustee before any court or arbitrator or any Governmental Body or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.


                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF THE
                   ACQUIRED ENTITIES AND THE INTEREST HOLDERS
                      WITH RESPECT TO THE ACQUIRED ENTITIES

                  Each of the Acquired Entities and the Interest Holders hereby jointly and severally represent and warrant, in the form of an independent promise of guarantee (selbstaendiges Garantieversprechen) in the case of Sub, to Acquiror that:

                  5.1. ORGANIZATION, AUTHORITY AND AUTHORIZATION. (a) (i) The Company is a corporation duly organized, validly existing and in good standing under the Canton of Zug, and federal laws of Switzerland. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (ii) The extract from the Commercial Registry of the Canton of Zug with respect to the Company, attached hereto as Exhibit C, is true, correct and complete.

                  (b) Sub is a Gellschaft mit beschraenkter Haftung (GmbH) duly organized and validly existing under the laws of the State of Baden-Wuertenberg, Germany. Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement has been duly and validly executed and delivered by Sub and represents the legal, valid and binding obligation of Sub, enforceable against Sub in accordance with its terms.

                  (c) Kilmer is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands Antilles. Kilmer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Kilmer. This Agreement has been duly and validly executed and delivered by Kilmer and represents the legal, valid and binding obligation of Kilmer, enforceable against Kilmer in accordance with its terms.

                  (d) Each Acquired Entity has the full corporate power and authority to own its properties and assets, to carry on its business as it is now being conducted and to perform all its obligations under Applicable Contracts and this Agreement. No Acquired Entity is required to qualify to do business in any jurisdiction where not already so qualified except where a failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the financial condition, business or results of operations of the Acquired Entities taken as a whole. Each Acquired Entity has all Governmental Authorizations required in order to own or lease its properties and assets and to carry on its business as now being conducted in all respects material to the financial condition, business or results of operations of the Acquired Entities taken as a whole. The Interest Holders have delivered to Acquiror copies of the organizational and organic documents of each of the Acquired Entities, as currently in effect.

                  5.2. CONSENTS AND APPROVALS; NO VIOLATION. The execution, delivery and performance of this Agreement by each of the Acquired Entities and each of the Interest Holders and the consummation of the transactions contemplated hereby do not and will not (i) require the advance consent or approval of, or filing with, any person or public authority (other than a public notary with respect to Sub) or (ii) constitute or result in the breach of any provision of, or constitute a default under, the organizational or organic documents of any Acquired Entity, the Trust Agreement or any material agreement or other material instrument to which any Acquired Entity or any Interest Holder is a party or by which such Person (or the Company Shares, the Sub Shares or the Kilmer Shares) is bound or subject; provided, however, that Acquiror must register as the shareholder of Sub before its acquisition of the Sub Shares will become fully effective under German law.

                  5.3. TITLE AND POWER TO SELL. (a) The Trustee (for the benefit of the Joint Beneficial Shareholders) and Jensen are the legal owners of the Company Shares, which constitute all of the equity interests of the Company. Good, valid and marketable title to such equity interests is held by the Trustee and Jensen free and clear of any claims, liens, restrictions on transfer or voting or encumbrances. The Company Shares are validly issued, fully paid and non-assessable. The Trustee (at the express direction of the Joint Beneficial Shareholders) and Jensen have full power and authority to transfer to Acquiror at the Closing the Company Shares, and upon consummation of the transactions contemplated by this Agreement, Acquiror will have acquired good, valid and marketable title to the Company Shares, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances.

                  (b) The Company (through its wholly owned Subsidiary, BioClin
AG), the Employee Trustee (for the benefit of Kraatz) and Donhardt are the legal owners of the Sub Shares, which constitute all of the equity interests of Sub. Good, valid and marketable title to such equity interests is held by the Company (through its wholly owned Subsidiary, BioClin AG), the Employee Trustee (for the benefit of Kraatz) and Donhardt free and clear of any claims, liens, restrictions on transfer or voting or encumbrances. The Sub Shares are fully paid up, not repaid and non-assessable (keine Nachschusspflicht). The Employee Trustee (for the benefit of Kraatz) and Donhardt have full power and authority to sell, transfer and assign to Acquiror at the Closing the Sub Shares beneficially owned by the Employee Group, and upon consummation of the transactions contemplated by this Agreement, Acquiror will have acquired good, valid and marketable title to the Sub Shares beneficially owned by the Employee Group, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances.

                  (c) Barbut and Hackel are the legal owners of the Kilmer Shares, which constitute all of the equity interests of Kilmer. Good, valid and marketable title to such equity interests is held by Barbut and Hackel free and clear of any claims, liens, restrictions on transfer or voting or encumbrances. The Kilmer Shares are validly issued, fully paid and non-assessable. Barbut and Hackel have full power and authority to transfer to Acquiror at the Closing the Kilmer Shares, and upon consummation of the transactions contemplated by this Agreement, Acquiror will have acquired good, valid and marketable title to the Kilmer Shares, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances.

                  5.4. CAPITALIZATION. (a) (i) The Company has a stated capital of 50,000 Swiss Francs ("SFR") which is divided into 100 bearer shares of 500 SFR each, fully paid up, of which the Trustee (for the benefit of the Joint Beneficial Shareholders) contributed 25,050 SFR and Jensen contributed 24,950 SFR. There are no other equity interests in the Company and no outstanding options, warrants, scrip, participation capital, rights to subscribe to, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, equity interests of the Company. The Company does not hold any treasury shares. Except for the Trust Agreement, there are no voting trusts or other agreements or understandings with respect to the voting of the equity interests of the Company.

                           (ii) The Company does not hold, directly or indirectly, nor is it a member nor does it have any Contract to acquire, any share, equity or other interest in any corporation (other than BioClin AG, a Swiss corporation, Sub, Pulpwood Investments N.V., a Netherlands Antilles corporation, Merlik B.V., a Dutch corporation, and Merlik CV, a Dutch corporation) or limited liability company, partnership, limited partnership or other entity including single partnerships, cooperatives and joint ventures.

                           (iii) As of the date hereof, the Subsidiaries of the Company (the "Company Subsidiaries") consist only of BioClin AG, Sub, Pulpwood Investments N.V., Merlik Holding B.V. and Merlik C.V. All outstanding capital stock or equity interests in each of the Company Subsidiaries (other than Sub and Merlik C.V.) are held by the Company or a direct or indirect wholly-owned Company Subsidiary, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances.

                           (iv) As of the date hereof, there are (A) outstanding no options, warrants or other rights to acquire, or obligations of the Company or any Company Subsidiary to issue, shares of capital stock or other equity interests in, or securities convertible into or exchangeable for capital stock of or equity interests in any Company Subsidiary and (B) no agreements restricting the transfer of, or affecting the rights of the Company in, the capital stock or equity interests in any of the Company Subsidiaries.

                  (b) (i) Sub has a stated capital of 100,000 Deutschmarks ("DM") which is fully paid up, of which the Trustee (for the benefit of Kraatz) contributed 25,000 DM, Ms. Donhardt contributed 24,900 DM and BioClin AG, a wholly-owned Subsidiary of the Company, contributed 50,000 DM. There are no other equity interests in Sub and no outstanding options, warrants, scrip, rights to subscribe to, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, equity interests of Sub. Sub does not hold any treasury shares (eigne Geschaeftsanteile). There are no loans or economically corresponding transactions, the repayment of which would constitute a violation of Section 32 a and 32 b of the German law of limited liability companies ("GmbHG"). Except for the trust agreement with respect to the Sub Shares beneficially owned by Ms. DuneKraatz, there are no voting trusts or other agreements or understandings to which Sub is a party with respect to the voting of the equity interests of Sub.

                           (ii) Sub does not hold, directly or indirectly, nor is it a member nor does it have any Contract to acquire, any share, equity or other interest in any corporation or limited liability company (Kapitalgesellschaft), partnership (Personengesellschaft), or other entity including silent partnerships, cooperatives and joint ventures.

                           (iii) There are no enterprise contracts
         (Unternehmensvertraege) as defined in Sections 291 and 292 of the German Stock Corporation Act (Aktiengesetz) to which Sub is or has been a party.

                  (c) (i) Kilmer has a stated capital of $6,000 which is fully paid up, of which Barbut contributed $3,000 and Hackel contributed $3,000. There are no other equity interests in Kilmer and no outstanding options, warrants, scrip, rights to subscribe to, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, equity interests of Kilmer. Kilmer does not hold any treasury shares. There are no voting trusts or other agreements or understandings to which Kilmer is a party with respect to the voting of the equity interests of Kilmer.

                           (ii) Kilmer does not hold, directly or indirectly, nor is it a member nor does it have any Contract to acquire, any share, equity or other interest in any corporation (other than Merlik C.V.) or limited liability company, partnership or other entity including silent partnerships, cooperatives and joint ventures.

                  5.5. COMPANY FINANCIAL STATEMENTS. The Acquired Entities and the Interest Holders have delivered to Acquiror as Part 5.5 of the Disclosure
Letter: (i) an unaudited combined consolidated balance sheet of the Company and the BioClin

Affiliates as at December 31, 1994, and the related unaudited combined consolidated statement of income for the fiscal year then ended as well as the fiscal year ended December 31, 1993, and (ii) an unaudited combined consolidated balance sheet of the Company and the BioClin Affiliates as at December 31, 1995 (the "Balance Sheet") and the related unaudited combined consolidated statement of income for the fiscal year then ended. The financial statements with respect to fiscal 1995 have been prepared in accordance with U.S. GAAP (which except where noted therein, have been consistently applied), and fairly present the financial condition and results of operations, changes in stockholders' equity and cash flow of the Company as at the respective dates and for the periods referred to in such financial statements. The financial statements with respect to fiscal 1993 and 1994 have been prepared in accordance with Swiss GAAP and have been reconciled to U.S. GAAP.

                  5.6. BOOKS AND RECORDS. Except as set forth in Part 5.6 of the Disclosure Letter, the books of account and other records of the Acquired Entities, including records of all meetings held by, and the corporate action taken by, the shareholders of the Acquired Entities and the directors, managing directors, "Prokurists," holders of procuration and commercial mandate holders of the Acquired Entities, all of which have been made available to Acquiror, are complete and correct and have been maintained in accordance with sound business practices and in compliance in all material respects with all applicable Legal Requirements and accounting requirements. At the Closing, all of the foregoing books and records will be in the possession of the Acquired Entities.

                  5.7. REPORTS. Except as set forth in Part 5.7 of the Disclosure Letter, since June 26, 1987 with respect to the Company, February 9, 1990 with respect to Sub and October 12, 1989 with respect to Kilmer, each Acquired Entity has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with respect to such Acquired Entity with any Governmental Body with jurisdiction over such Acquired Entity or its employees, assets or properties (all such reports and statements are collectively referred to herein as the "Company Reports"). As of their respective dates, the Company Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

                  5.8. ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth in Part 5.8 of the Disclosure Letter, since December 31, 1995, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of any Acquired Entity, and no event has occurred or circumstance exists that may result in such a material adverse change.

                  5.9. TITLE TO PROPERTIES; ENCUMBRANCES. The Acquired Entities do not own any real property. Part 5.9 of the Disclosure Letter contains a complete and accurate list of all leaseholds or other interests in real property held or possessed by the Acquired Entities and a summary of the material provisions of any lease or other Applicable Contract relating to such leasehold or other interest, including the identity of the other party thereto, a description of the interest held, the location of the real property, the duration thereof, payment terms and any rights of termination. The Acquired Entities and the Interest Holders have made available to Acquiror copies of all leases and other instruments (as recorded) by which the Acquired Entities acquired such real property interests, and copies of any title insurance policies, opinions, abstracts and surveys in the possession of the Interest Holders or the Acquired Entities and relating to such interests. Each of the Acquired Entities owns all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed on Part 5.9 of the Disclosure Letter, licenses for intangible personal property (including software licenses) and personal property sold since the date of the Balance Sheet, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by such Acquired Entity since the date of the Balance Sheet. Except as set forth in Part 5.9 of the Disclosure Letter, all material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property interests, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except, with respect to all such properties and assets (i) security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (iii) liens for current taxes not yet due. To the knowledge of the Acquired Entities, all buildings and structures occupied by the Acquired Entities lie wholly within the boundaries of the real property leased by the Acquired Entities and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

                  5.10. CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth in Part 5.10 of the Disclosure Letter, the buildings and structures conform to applicable code requirements and commercial standards for the localities where the premises are located, and the equipment and other tangible personal property of the Acquired Entities are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures, equipment and other tangible personal property is in need of maintenance or repair, except ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, structures, equipment and other tangible personal property of each Acquired Entity are sufficient for the continued conduct of such Acquired Entity's business after the Closing in substantially the same manner as conducted prior to the Closing.

                  5.11. ACCOUNTS RECEIVABLE. All accounts receivable of the Acquired Entities that are reflected on the Balance Sheet (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth in Part 5.11 of the Disclosure Letter, unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the reserves, if any, shown on the Balance Sheet or on the accounting records of the Company on the Closing Date (which, in the case of the reserve as of the Closing Date, is adequate and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging since the date of the Balance Sheet). To the knowledge of the Acquired Entities and the Interest Holders, no event has occurred nor circumstances exist which make it improbable that any of the Acquired Entities will be able to collect the Accounts Receivable outstanding as of the date of this Agreement or as of the Closing Date consistent with its prior collection experience.

                  5.12. NO UNDISCLOSED LIABILITIES. Except as set forth in Part
5.12 of the Disclosure Letter, the Acquired Entities have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the date thereof.

                  5.13. TAXES. (a) Except as set forth in Part 5.13 of the Disclosure Letter, (i) all Tax Returns with respect to Taxes that were required to be filed by or on behalf of each Acquired Entity at or prior to the date of this Agreement have been duly filed on a timely basis (giving effect to any extensions granted to such Acquired Entity) and are true, correct and complete in all material respects, (ii) all Taxes due with respect to periods covered by the Tax Returns referred to in clause (i) have been paid in full or each of the Acquired Entities has adequately reserved or made adequate accruals (which are reflected on the Balance Sheet) with respect to any such Taxes which are due and payable by such Acquired Entity, and the Acquired Entities have not had and will not have any liability for Taxes materially in excess of the amounts so paid, reserved or accrued, and (iii) no Acquired Entity is a party to or the subject of any action, investigation or proceeding, exclusive of normal recurring audits, nor to the knowledge of the Acquired Entities and the Interest Holders, is any such action, investigation or proceeding threatened, by any Governmental Authority for the assessment or collection of any Taxes, and no deficiency notices or reports have been received by any Acquired Entity or any of the Interest Holders with respect to any deficiency of the Acquired Entities for any Taxes.

                  (b) The statute of limitations for the assessment of (i) Swiss income and other Taxes of the Company has expired for each period through December 31, 1991, (ii) German income and other Taxes of Sub has expired for each period through December 31, 1991, and (iii) Netherland Antilles income and other Taxes of Kilmer has expired for each period through December 31, 1991.

                  (c) No Tax is required to be withheld as a result of the transactions contemplated by this Agreement.

                  (d) As a result of compliance with this Agreement and the matters referred to herein, none of the Acquired Entities nor the Interest Holders will be obligated to make any payment to any individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in
Section 280G of the IRC without regard to whether such payment is to be made in the future.

                  5.14. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. (a) Except as set forth in Part 5.14(a) of the Disclosure
Letter: (i) each Acquired Entity is, and has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its properties or assets; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by any Acquired Entity of, or a failure on the part of any Acquired Entity to comply in all material respects with, any Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or (B) may give rise to any material obligation on the part of any Acquired Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) no Acquired Entity has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or (B) any actual, alleged, possible, or potential obligation on the part of such Acquired Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Except as set forth in Part 5.14 (b) of the Disclosure
Letter: (i) each Acquired Entity is, and has been, in full compliance with all of the terms and requirements of each Governmental Authorization owned, possessed or otherwise applicable to such Acquired Entity, the conduct of its business or any assets owned or used by it; (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization owned, possessed or otherwise applicable to any Acquired Entity, the conduct of its business or any assets owned or used by it, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization; (iii) no Acquired Entity has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization owned, possessed or otherwise applicable to such Acquired Entity, the conduct of its business or any assets owned or used by it, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations owned, possessed or otherwise applicable to each Acquired Entity, the conduct of its business or any assets owned or used by it have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                  (c) Except as set forth in Part 5.14(c) of the Disclosure Letter, the Governmental Authorizations owned, possessed or otherwise applicable to the Acquired Entities, the conduct of their respective businesses or the assets owned or used by them collectively constitute all of the Governmental Authorizations required in order to permit each of the Acquired Entities to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit each of the Acquired Entities to own and use its assets in the manner in which it currently owns and uses such assets.

                  5.15. LEGAL PROCEEDINGS; ORDERS. (a) Except as set forth in
Part 5.15(a) of the Disclosure Letter, there is no pending Proceeding: (i) that has been commenced by or against any Acquired Entity or any of the Interest Holders or that otherwise relates to or may materially affect the business of, or any of the assets owned or used by, any Acquired Entity; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

                  (b) Except as set forth in Part 5.15(b) of the Disclosure Letter, to the knowledge of the Acquired Entities and the Interest Holders, (i) no such Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Acquired Entities and the Interest Holders have delivered to Acquiror copies of all pleadings, correspondence with third parties, and other non-privileged documents relating to each Proceeding listed in Part 5.15 of the Disclosure Letter. The Proceedings listed in Part
5.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Acquired Entities taken as a whole.

                  (c) Except as set forth in Part 5.15(c) of the Disclosure
Letter: (i) there is no Order to which any Acquired Entity, or any of the assets owned or used by any Acquired Entity, is subject; (ii) none of the Interest Holders is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Entity; and (iii) no officer, director, managing director, Prokurist, holder of procuration, commercial mandate holder, agent or employee of any Acquired Entity is subject to any Order that prohibits such officer, director, managing director, Prokurist, holder of procuration, commercial mandate holder, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of such Acquired Entity.

                  (d) Except as set forth in Part 5.15(d) of the Disclosure
Letter: (i) each Acquired Entity is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply in all material respects with any term or requirement of any Order to which any Acquired Entity, or any of the assets owned or used by it, is subject; and (iii) no Acquired Entity has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Entity, or any of the assets owned or used by it, is or has been subject.

                  5.16. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part 5.16 of the Disclosure Letter, since the date of the Balance Sheet, each Acquired Entity has conducted its business only in the ordinary course of business and there has not been any:

                  (a) change in such Acquired Entity's stated capital or equity interests; grant of any option or right to purchase shares of such Acquired Entity; issuance of any security convertible into such shares; grant of any registration rights; purchase, redemption, retirement, or other acquisition by such Acquired Entity of any such shares; or declaration or payment of any shares in such Acquired Entity's profits;

                  (b) amendment to the organizational or organic documents of such Acquired Entity;

                  (c) payment or increase by such Acquired Entity of any bonuses, salaries, or other compensation to any shareholder, director, managing director, Prokurist, holder of procuration, commercial mandate holder, officer, or (except in the ordinary course of business consistent with past practice) employee or entry into any employment, severance, or similar Contract with any director, managing director, Prokurist, holder of procuration, commercial mandate holder, officer, or employee;

                  (d) adoption of, or increase (except in the ordinary course of business consistent with past practice) in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of such Acquired Entity;

                  (e) damage to or destruction or loss of any asset or property of such Acquired Entity, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of such Acquired Entity;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any Contract, any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any transaction involving a total remaining commitment by or to such Acquired Entity of at least 60,000 SFR, 70,000 DM or U.S. $50,000;

                  (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of such Acquired Entity or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of such Acquired Entity, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                  (h) cancellation or waiver of any claims or rights with a value to such Acquired Entity in excess of 60,000 SFR, 70,000 DM or U.S. $50,000;

                  (i) material change in the accounting methods used by such Acquired Entity;

                  (j) incurrence or payment (other than regularly scheduled payments under debt obligations existing as of the date of this Agreement) of any indebtedness for borrowed money or any incurrence of or commitment to incur any material capital expenditures by such Acquired Entity, in each case, in excess of U.S. $30,000;

                  (k) acquisition of any assets or properties or any commitment to do so other than in the ordinary course of business by such Acquired Entity; or

                  (l) agreement, whether oral or written, by such Acquired Entity to do any of the foregoing.

                  5.17. CONTRACTS; NO DEFAULTS. (a) Part 5.17(a) of the Disclosure Letter contains a complete and accurate list, and the Company, Sub, Kilmer and the Interest Holders have delivered to Acquiror true and complete copies, of:

                  (i) each Applicable Contract that involves performance of services by any Acquired Entity of an amount or value in excess of 125,000 SFR, 150,000 DM or U.S. $100,000, except any such Applicable Contract that can be terminated without cause by either party thereto without penalty on 30 days or less notice;

                  (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to any Acquired Entity of an amount or value in excess of 125,000 SFR, 150,000 DM or U.S. $100,000, except any such Applicable Contract that can be terminated without cause by either party thereto without penalty on 30 days or less notice;

                  (iii) each Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts by any Acquired Entity in excess of 125,000 SFR, 150,000 DM or U.S. $100,000, except any such Applicable Contract that can be terminated without cause by either party thereto without penalty on 30 days or less notice;

                  (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property of any Acquired Entity (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than U.S. $20,000);

                  (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (vi) each collective bargaining agreement, voluntary company agreement between an employer and employees (or works council) concerning working conditions (Betriebsvereinbarung) and other Applicable Contract to or with any labor union or other employee representative of a group of employees or with a group of employees;


                  (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Entity with any other Person;

                  (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Entity or any Affiliate thereof or limit the freedom of any Acquired Entity or any Affiliate thereof to engage in any line of business or to compete with any Person;

                  (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods, except that, with respect to all Applicable Contracts relating to the retaining of Clinical Research Assistants ("CRAs") by any Acquired Entity, Part 5.17(a) of the Disclosure Letter need only set forth the aggregate payments made by the Acquired Entities to all such CRAs during fiscal 1995;

                  (x) each power of attorney with respect to any Acquired Entity or any Interest Holder that is currently effective and outstanding;

                  (xi) each Applicable Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by any Acquired Entity to be responsible for consequential damages;

                   (xii) each Applicable Contract for capital expenditures by any Acquired Entity in excess of 70,000 SFR, 75,000 DM or U.S. $50,000;

                  (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Entity other than in the ordinary course of business; and

                  (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

                  (b) Except as set forth in Part 5.17(b) of the Disclosure
Letter: (i) none of the Interest Holders (and no Related Person of any Interest Holder) has or may acquire any material rights under, and none of the Interest Holders have or may become subject to any material obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Entity; and (ii) no officer, director, managing director, Prokurist, holder of procuration, commercial mandate holder, officer, agent, employee, consultant, or contractor of any Acquired Entity is bound by any Contract that purports to limit the ability of such officer, director, managing director, Prokurist, holder of procuration, commercial mandate holder, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of such Acquired Entity, or (B) assign to such Acquired Entity or to any other Person any rights to any invention, improvement, or discovery.

                  (c) Except as set forth in Part 5.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 5.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                  (d) Except as set forth in Part 5.17(d) of the Disclosure
Letter:

                  (i) each Acquired Entity is, and at all times has been, in full compliance with all material terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of its assets is or was bound;

                  (ii) each other Person that has or had any obligation or liability under any Contract under which any Acquired Entity has or had any rights is, and at all times has been, in full compliance with all material terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene in any material respect, conflict in any material respect with, or result in a material violation or breach of, or give any Acquired Entity or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) no Acquired Entity has given to or received from any other Person, at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or breach of, or default under, any Contract.

                  (e) Except as set forth in Part 5.17(e) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, written demands to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to or by any Acquired Entity under current or completed Contracts with any Person, other than any reduction of less than 10% of the aggregate amount due to any Acquired Entity under any Applicable Contract with a sponsor which is proportional to a corresponding reduction of services to be performed by such Acquired Entity under such Contract.

                  (f) Except as set forth in Part 5.23 of the Disclosure Letter, the Contracts relating to the sale, design, manufacture, or provision of products or services by any Acquired Entity have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any Legal Requirement that is or was applicable to any Acquired Entity or to the conduct or operation of its business or the ownership or use of any of its properties or assets.

                  5.18. INSURANCE. (a) The Company, Sub, Kilmer and the Interest Holders have delivered to Acquiror: (i) true and complete copies of all policies of insurance to which any Acquired Entity is a party or under which any Acquired Entity, or any director, managing director, Prokurist, holder of procuration, commercial mandate holder, or officer of any Acquired Entity, is or has been covered at any time within the two years preceding the date of this Agreement;
(ii) true and complete copies of all pending applications for policies of insurance; and (iii) any statement by the auditor of any Acquired Entity's financial statements with regard to the adequacy of such Acquired Entity's coverage or of the reserves for claims.

                  (b) Except as set forth on Part 5.18(b) of the Disclosure
Letter:

                  (i) All insurance policies to which any Acquired Entity is a party or that provide coverage to any of the Interest Holders, any Acquired Entity or any director, managing director, Prokurist, holder of procuration, commercial mandate holder, or officer of any Acquired Entity; (A) to such Person's knowledge, are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Entities taken as a whole for all risks to which the Acquired Entities are normally exposed; (D) are sufficient for compliance in all material respects with all Legal Requirements that are or were applicable to the Acquired Entities or to the conduct or operation of their business or the ownership or use of any of their properties or assets and all Contracts to which the Acquired Entities are party or by which they are bound; (E) will continue in full force and effect following the consummation of the transactions contemplated hereby; and
         (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Acquired Entities.

                  (ii) None of the Interest Holders, Sub, Kilmer nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any insurance policy is not willing or able to perform its obligations thereunder.

                  (iii) Each Acquired Entity has paid all premiums due, and has otherwise performed in all material respects all of its obligations, under each insurance policy to which it is a party or that provides coverage to such Acquired Entity or a director, managing director, Prokurist, holder of procuration, commercial mandate holder, or officer thereof.

                  (iv) The Acquired Entities have given notice to the insurer of all claims that may be insured thereby.

                  5.19. ENVIRONMENTAL MATTERS.  Except as set forth in
Part 5.19 of the Disclosure Letter:

                  (a) Each of the Acquired Entities is, and at all times has been, in compliance in all material respects with, and has not been and is not in material violation of or liable under, any

Environmental Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its properties or assets. None of the Interest Holders, Sub, Kilmer nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting or purporting to act in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation or failure to comply in all material respects with any Environmental Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Interest Holders or any Acquired Entity has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Interest Holders, the Acquired Entities, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the knowledge of the Acquired Entities or the Interest Holders, threatened claims, Encumbrances, or other restrictions of a material nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law that is or was applicable to any of the Acquired Entities or to the conduct or operation of its business or the ownership or use of any of its properties or assets, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any of the Interest Holders or any Acquired Entity has or had an interest.

                  (c) None of the Acquired Entities nor the Interest Holders has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential material violation or failure to comply in all material respects with any Environmental Law that is or was applicable to any Acquired Entity or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Interest Holders or any Acquired Entity has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Interest Holders, the Acquired Entities, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) None of the Acquired Entities nor the Interest Holders, or any other Person for whose conduct they are or may be held responsible, has any material Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any of the Interest Holders or the Acquired Entities (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                  (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of the Interest Holders, the Acquired Entities, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Interest Holders or the Acquired Entities has or had an interest except in compliance in all material respects with all Environmental Laws that are or were applicable to any Acquired

Entity or to the conduct or operation of its business or the ownership or use of any of its properties or assets.

                  (f) There has been no Release or, to the knowledge of the Acquired Entities or the Interest Holders, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any of the Interest Holders or the Acquired Entities has or had an interest, or any geologically or hydrologically adjoining property, whether by the Interest Holders, the Acquired Entities, or any other Person.

                  (g) The Interest Holders and the Acquired Entities have delivered to Acquiror true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Interest Holders or the Acquired Entities pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Interest Holders, the Acquired Entities, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws that are or were applicable to any of the Acquired Entities or to the conduct or operation of its business or the ownership or use of any of its properties or assets.

                  5.20. EMPLOYEES. (a) Part 5.20 of the Disclosure Letter contains a complete and accurate summary of the following information for each employee, officer or director, managing director or Prokurist, holder of procuration or commercial mandate holder of each Acquired Entity, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), other equity participation arrangement, severance pay, insurance, medical, welfare, or vacation plan or any other employee benefit plan.

                  (b) Except as set forth in Part 5.20 of the Disclosure Letter, no employee, officer or director, managing director or Prokurist, holder of procuration or commercial mandate holder of any Acquired Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer or director, managing director or Prokurist, holder of procuration or commercial mandate holder and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect the ability of such Acquired Entity to conduct its business, including any Proprietary Rights Agreement with the Interest Holders or the Acquired Entities by any such employee, officer or director, managing director or Prokurist, holder of procuration or commercial mandate holder. Except as set forth in Part 5.20 of the Disclosure Letter, to the knowledge of the Acquired Entities and the Interest Holders, no director, managing director, Prokurist, holder of procuration, commercial mandate holder, officer, or other key employee of any Acquired Entity intends to terminate his employment with the Acquired Entities.

                  (c) Part 5.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee, officer or director, managing director or Prokurist, holder of procuration or commercial mandate holder of any Acquired Entity, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                  5.21. LABOR RELATIONS; COMPLIANCE. Except as set forth in Part
5.21 of the Disclosure Letter, since June 26, 1987 with respect to the Company, February 9, 1990 with respect to Sub and October 12, 1989 with respect to Kilmer, no Acquired Entity has been nor is it currently a party to any collective bargaining or other labor Contract. Since June 26, 1987 with respect to the Company, February 9, 1990 with respect to Sub and October 12, 1989 with respect to Kilmer, there has not been, there is not presently pending or existing, and, to the knowledge of the Acquired Entities, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Entity relating to the alleged material violation of any Legal Requirement applicable to such Acquired Entity pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting any Acquired Entity or its premises, or (c) any application for certification of a collective bargaining agent. Except as set forth in Part 5.21 of the Disclosure Letter, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Entity, and no such action is contemplated by any Acquired Entity. Except as set forth in Part 5.21 of the Disclosure Letter, each Acquired Entity has complied in all material respects with all Legal Requirements applicable to it relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Except as set forth in Part 5.21 of the Disclosure Letter, no Acquired Entity is liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply in all material respects with any of the foregoing Legal Requirements.

                  5.22. INTELLECTUAL PROPERTY. (a) The term "Intellectual Property Assets" includes: (i) the name "BioClin Europe AG," "BioClin AG," "BioClin GmbH" and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights"); and (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Entity as licensee or licensor.

                  (b) Part 5.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by any Acquired Entity, of all Contracts relating to the Intellectual Property Assets to which any Acquired Entity is a party or by which it is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than 40,000 SFR, 50,000 DM or U.S. $30,000 under which any Acquired Entity is the licensee. There are no outstanding and, to the knowledge of the Interest Holders and the Acquired Entities, no threatened disputes or disagreements with respect to any such agreement.

                  (c) (i) The Intellectual Property Assets are all those necessary for the operation of each Acquired Entity's business as it is currently conducted. The Acquired Entities are the owners or licensees of all right, title, and interest in and to the Intellectual Property Assets (other than to the extent that any Acquired Entity is obligated to assign any application, invention, development, etc. relating to such Intellectual Property Assets to another Person under an Applicable Contract with a sponsor), free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and, except as set forth in Part 5.17(a) of the Disclosure Letter, have the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) Except as set forth in Part 5.22(c) of the Disclosure Letter, all former and current employees of each Acquired Entity have executed written Contracts with such Acquired Entity that assign to it all rights to any inventions, improvements, discoveries, or information relating to the business of such Acquired Entity. Except as set forth in Part 5.22(c) of the Disclosure Letter, no employee of any Acquired Entity has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than such Acquired Entity.

                  (d) (i) Part 5.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents owned by or licensed to the Acquired Entities. Except as set forth in Part 5.22(d) of the Disclosure Letter, the Acquired Entities are the owners or licensees of all right, title, and interest in and to such Patents, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) Except as set forth in Part 5.22(d) of the Disclosure Letter, all of the issued Patents owned by the Acquired Entities are currently in compliance in all material respects with applicable Legal Requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

                  (iii) Except as set forth in Part 5.22(d) of the Disclosure Letter, no Patent owned by the Acquired Entities has been or is now involved in any interference, reissue, reexamination, or opposition proceeding nor to the knowledge of the Interest Holders and the Acquired Entities is there any potentially interfering patent or patent application of any third party.

                  (iv) Except as set forth in Part 5.22(d) of the Disclosure Letter, no Patent is infringed or, to the knowledge of the Interest Holders and the Acquired Entities, has been challenged or threatened in any way. Except as set forth in Part 5.22(d) of the Disclosure Letter, none of the products manufactured and sold, nor any process or know-how used, by the Acquired Entities infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                  (v) Except as set forth in Part 5.22(d) of the Disclosure Letter, all products made, used, or sold under the Patents owned by the Acquired Entities have been marked with the proper patent notice.

                  (e) (i) Part 5.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks owned by or licensed to the Acquired Entities. Except as set forth in Part 5.22(e) of the Disclosure Letter, the Acquired Entities are the owners or licensees of all right, title, and interest in and to such Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) Except as set forth in Part 5.22(e) of the Disclosure Letter, all Marks owned by the Acquired Entities that have been registered with the Swiss Federal Intellectual Property Office or similar foreign Governmental Body are currently in compliance in all material respects with applicable Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

                  (iii) Except as set forth in Part 5.22(e) of the Disclosure Letter, no Mark owned by the Acquired Entities has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of the Acquired Entities and the Interest Holders, no such action is threatened with the respect to any of such Marks.

                  (iv) Except as set forth in Part 5.22(e) of the Disclosure Letter, to the knowledge of the Acquired Entities and the Interest Holders, there is no potentially interfering trademark or trademark application of any third party.

                  (v) Except as set forth in Part 5.22(e) of the Disclosure Letter, no Mark owned by the Acquired Entities is infringed or, to the knowledge of the Acquired Entities and the Interest Holders, has been challenged or threatened in any way. Except as set forth in Part 5.22(e) of the Disclosure Letter, none of the Marks used by the Acquired Entities infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  (vi) Except as set forth in Part 5.22(e) of the Disclosure Letter, all products and materials containing a Mark owned by the Acquired Entities bear the proper federal registration notice where permitted by law.

                  (f) (i) Part 5.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights owned by or licensed to the Acquired Entities. Except as set forth in Part 5.22(f) of the Disclosure Letter, the Acquired Entities are the owners or licensees of all right, title, and interest in and to such Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) Except as set forth in Part 5.22(f) of the Disclosure Letter, all the Copyrights owned by the Acquired Entities have been registered (to the extent required to protect such Copyrights) and are currently in compliance in all material respects with applicable Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the date of Closing.

                  (iii) Except as set forth in Part 5.22(f) of the Disclosure Letter, no Copyright owned by the Acquired Entities is infringed or, to the knowledge of the Acquired Entities and the Interest Holders, has been challenged or threatened in any way. Except as set forth in Part 5.22(f) of the Disclosure Letter, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                  (iv) Except as set forth in Part 5.22(f) of the Disclosure Letter, all works encompassed by the Copyrights owned by the Acquired Entities have been marked with the proper copyright notice (to the extent required to protect such Copyrights).

                  (g) (i) With respect to each Trade Secret owned by the Acquired Entities, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) Except as set forth in Part 5.22(g) of the Disclosure Letter, the Interest Holders and the Acquired Entities have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets owned by the Acquired Entities.

                  (iii) Except as set forth in Part 5.22(g) of the Disclosure Letter, the Acquired Entities have good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. Except as set forth in
Part 5.22(g) of the Disclosure Letter, the Trade Secrets owned by the Acquired Entities are not part of the public knowledge or literature, and, to the knowledge of the Acquired Entities and the Interest Holders, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Acquired Entities) or to the detriment of the Acquired Entities. Except as set forth in Part 5.22(g) of the Disclosure Letter, no Trade Secret owned by the Acquired Entities is subject to any adverse claim or has been challenged or threatened in any way.

                  (h) Except as set forth in Part 5.22(h) of the Disclosure Letter, no Contract (whether or not related to the Intellectual Property Assets) obligates the Acquired Entities or any director, managing director, Prokurist, holder of procuration, commercial mandate holder, officer or employee of the Acquired Entities to disclose and/or assign to another Person, any Intellectual Property Asset or any developments, inventions, etc. relating to the Intellectual Property Assets.

                  5.23. CERTAIN PAYMENTS. Except as set forth in Part 5.23 of the Disclosure Letter, none of the Acquired Entities nor any director, managing director, Prokurist, holder of procuration, commercial mandate holder, officer, agent, or employee of the Acquired Entities, or any other Person associated with or acting for or on behalf of the Acquired Entities, has directly or indirectly
(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Entity, or any Affiliate of any Acquired Entity, or (iv) in violation of any Legal Requirement that is or was applicable to any of the Acquired Entities or to the conduct or operation of its business or the ownership or use of any of its properties or assets; (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Entities.

                  5.24. DISCLOSURE. (a) No representation or warranty of the Acquired Entities or the Interest Holders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. None of the information to be supplied by the Acquired Entities or the Interest Holders for inclusion in, or to be incorporated by reference in, the Proxy Statement will, at the time of the mailing of the Proxy Statement and the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) No notice given by the Acquired Entities or any of the Interest Holders pursuant to Section 7.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  (c) There is no fact known to any of the Acquired Entities or the Interest Holders that has specific application to the Interest Holders or the Acquired Entities (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Acquired Entities taken as a whole that has not been set forth in this Agreement or the Disclosure Letter.

                  5.25. RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in Part 5.25 of the Disclosure Letter, none of the Interest Holders or any Related Person of such Interest Holders or of the Acquired Entities has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to any Acquired Entity's business. Except as set forth in Part 5.25 of the Disclosure Letter, none of the Interest Holders or any Related Person of such Interest Holders or of the Acquired Entities owns, or since the first day of the next to last completed fiscal year of the Company owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Entity, or (ii) engaged in competition with any Acquired Entity with respect to any line of the products or services of the Acquired Entities (a "Competing Business") in any market presently served by the Acquired Entities, except for less than one percent of the outstanding capital stock or stated capital of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 5.25 of the Disclosure Letter, none of the Interest Holders or any Related Person of such Interest Holders or of the Acquired Entities is a party to any Contract with, or has any claim or right against, any Acquired Entity, other than Contracts relating to their employment with such Acquired Entity and claims for ordinary compensation as provided by any such Contract.

                  5.26. BROKERS AND FINDERS. Neither the Interest Holders nor the Acquired Entities nor any of their respective officers, directors, managing directors, Prokurists, holder of procuration, commercial mandate holder, or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for any of the Interest Holders or the Acquired Entities, in connection with this Agreement or the transactions contemplated hereby or thereby.

                  5.27. EMPLOYEE BENEFIT PLANS. (a) Part 5.27 of the Disclosure Letter sets forth a complete and accurate list and summary description of each employee benefit plan or arrangement, including, without limitation, bonus, savings or profit sharing plan, deferred compensation plan, pension or retirement plan, stock option plan, stock appreciation right plan, executive compensation practice and other executive perquisite, each plan or arrangement providing for insurance (including, without limitation, health and life insurance) coverage, severance, termination or similar coverage and each written compensation policy and practice, which in each case, covers any current or former employee, officer, director, managing director, Prokurist, holder of procuration, commercial mandate holder, or agent of any Acquired Entity, and which is or was maintained or contributed to by any Acquired Entity, other than those benefit plans or arrangements mandated by applicable Legal Requirements.

                  (b) Except as set forth in Part 5.27 of the Disclosure Letter, each Acquired Entity has (i) complied in all material respects with all Legal Requirements applicable to the employee benefit plans and arrangements listed in
Part 5.27 of the Disclosure Letter applicable to it, (ii) made all contributions to such plans and arrangements that were required to be made pursuant to applicable Legal Requirements; (iii) in the Balance Sheet, made adequate provision for pension obligations that have been accrued but are not yet due and payable and (iv) no pension obligations other than those required by Swiss or German law, as the case may be.

                  5.28. INVESTMENT INTENT; ACCREDITED INVESTOR. (a) The Interest Holders are acquiring the Acquiror Shares pursuant to Article II of this Agreement for their own accounts and not with the view to, or for resale in connection with, any distribution or public offering thereof with the meaning of the Securities

Act, except as contemplated by the Stockholders' Agreement. Each Interest Holder is either (i) an "accredited investor" as such term is defined in Section 501(a) of Regulation D promulgated under the Securities Act or (ii) otherwise has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and the risks of the Acquiror Shares being delivered pursuant to Section 2.1 of this Agreement so that such delivery of Acquiror Shares is eligible for exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act or Regulation S thereunder. Each Interest Holder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Acquiror Shares, has had full access to such information concerning Acquiror as such Person has requested and possesses substantial information about, and familiarity with, Acquiror as a result of the information provided to such Person. The Interest Holders understand that the Acquiror Shares have not been registered under the Securities Act by reason of their contemplated issuance by Acquiror in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of Acquiror upon this exemption is predicated in part upon this representation and warranty by the Interest Holders.

                  (b) Each member of the Employee Group is acquiring the Acquiror Shares pursuant to Article II of this Agreement for her own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Each member of the Employee Group is not a "U.S. Person" as such term is defined in Section 901(o) of Regulation S promulgated under the Securities Act. Each member of the Employee Group understands that the Acquiror Shares have not been registered under the Securities Act by reason of their contemplated issuance by Acquiror in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation S promulgated thereunder, and that the reliance of Acquiror upon this exemption is predicated in part upon this representation and warranty by the Employee Group.

                                   ARTICLE VI
                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING

                  6.1. CONDUCT PRIOR TO CLOSING. (a) The Acquired Entities and the Interest Holders hereby covenant and agree with Acquiror, that, prior to the Closing, unless the prior written consent of Acquiror shall have been obtained and except as otherwise contemplated herein, each of the Acquired Entities shall, and the Interest Holders will cause each Acquired Entity to, operate its business only in the usual, regular and ordinary course and in accordance with past practices and to conduct its business in compliance in all material respects with the standards of the industry in which it operates and provides services; and to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Acquired Entities. From the date hereof until the Closing, except as otherwise specifically provided in this Agreement (including, without limitation, Section 6.3), each of the Acquired Entities agrees that it will not, and the Interest Holders covenant and agree that they will not permit any Acquired Entity to, do or agree or commit to do, without the prior written consent of Acquiror, any of the following:

                   (i) incur any liabilities or obligations in excess of U.S. $50,000, in the aggregate, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument;

                  (ii) acquire any equity, debt or other investment securities except for acquisitions of such securities in the ordinary course of business;

                 (iii) grant any increase in compensation (including any salaries or bonuses) to its employees as a class, or to its officers or directors, managing director or Prokurist, holder of procuration or commercial mandate holder, except as required by law or at times and in a manner consistent with past practice; effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law); enter into any employment, severance or similar agreements or arrangements



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

         with any director, managing director or Prokurist, holder of procuration, commercial mandate holder, or officer or employee other than the agreements or severance and other plans described in Part 5.27 of the Disclosure Letter, which in the case of employment agreements would extend beyond the Closing Date (it being understood that nothing contained herein shall prohibit any Acquired Entity from paying individual merit increases or promotional increases, or performance bonuses to its employees based on formulas consistent with those used in the past for similar levels of performance); or establish, adopt, enter into or amend any employee benefit plan for the benefit of any director, managing director or Prokurist, holder of procuration, commercial mandate holder, or officer or employee;

                  (iv) declare any profit to be distributed to its shareholders or pay any profit and purchase, redeem or otherwise acquire any of its shares;

                  (v) other than with respect to the loan and letter agreement relating to the acquisition of real property in connection with establishing a representative office in Lithuania, purchase or otherwise acquire any substantial portion of the assets, or of any class of stock or equity interests of any Person except in partial or complete satisfaction of debts previously contracted; merge into any other Person or permit any other Person to merge into it or consolidate with any other Person; liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice, or issue any shares or permit any shares held in its treasury to become outstanding; or issue or grant or extend the term of any option, warrant, conversion or stock appreciation right not in existence on the date hereof;

                  (vi) propose or adopt any amendments to its organizational or organic documents;

                  (vii) enter into any type of business not conducted by such Acquired Entity as of the date of this Agreement or create or organize any new Subsidiary or enter into or participate in any joint venture or partnership;



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

                  (viii) propose or adopt any material changes to the accounting principles used by such Acquired Entity except as required by applicable generally accepted accounting principles and then only in consultation with Acquiror;

                  (ix) enter into any agreement or transactions with any of the Interest Holders, another Acquired Entity or any Affiliate thereof or make any material amendment or modification to any such agreement, except as contemplated by this Agreement; or

                  (x) agree or commit to do any of the foregoing.

Without limiting the foregoing, from the date hereof until the Closing, the Acquired Entities shall not, and the Interest Holders agree that they will not permit any Acquired Entity to, without first promptly notifying Acquiror and obtaining the prior written consent of Acquiror, take any action or permit or suffer to be taken any action, which is represented in Section 5.16 not to have been taken since the date of the Balance Sheet.

                  (b) From the date hereof until the Closing, Acquiror shall not, without first promptly notifying the Interest Holders and providing the Interest Holders an opportunity to express their views, take any action or permit or suffer to be taken any action, which is represented in Section 3.8 not to have been taken since March 31, 1996.

                  6.2. CONSENTS AND APPROVALS. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to cooperate with the other and use all reasonable best efforts to satisfy the conditions set forth in Article VIII to be satisfied and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and contractual arrangements to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each of the parties hereto hereby covenants and agrees subject, in the case of Acquiror to the fiduciary obligations of Acquiror's Board of Directors, to take no action
(a) which would render any of its representations and warranties contained herein untrue at and as



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

of the Closing except as otherwise contemplated herein or (b) which would adversely affect its ability to satisfy any of the conditions set forth in
Article VIII, including, without limitation, the ability to obtain any necessary Governmental Authorizations required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such authorizations.

                  (b) To the extent that the rights of any Acquired Entity under any agreement, arrangement or understanding may not be assigned without the consent or approval of another party thereto, such Acquired Entity shall, and the Interest Holders shall cause such Acquired Entity to, use all reasonable efforts to obtain any such consent or to amend the agreement, arrangement or understanding such that no consent is required.

                  6.3. BOOKKEEPING, ACCOUNTING AND FINANCIAL REPORTING CAPABILITIES. (a) The Acquired Entities and the Interest Holders hereby covenant and agree with Acquiror, that (i) prior to the Closing, the Acquired Entities and the Interest Holders will deliver to Acquiror: (A) an audited combined consolidated balance sheet of the Company and the BioClin Affiliates as at December 31, 1994, and the related audited combined consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended as well as the fiscal year ended December 31, 1993, together with the report thereon of KPMG Peat Marwick L.L.P., and (B) an audited combined consolidated balance sheet of the Company and the BioClin Affiliates as at December 31, 1995 and the related audited combined consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended, together with the report thereon of KPMG Peat Marwick L.L.P., including, in each case, the notes thereto, and (ii) (A) the financial statements with respect to fiscal 1995 will be prepared in accordance with U.S. GAAP (which except where noted therein, will be consistently applied), and will fairly present the financial condition and results of operations, changes in stockholders' equity and cash flow of the Company and the BioClin Affiliates as at the respective dates and for the periods referred to in such financial statements and (B) the financial statements with respect to fiscal 1993 and 1994 will be prepared in accordance with Swiss GAAP and will be reconciled to U.S. GAAP.



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

                  (b) The Acquired Entities and the Interest Holders hereby covenant and agree with Acquiror, that, prior to the Closing, the Acquired Entities shall, and the Interest Holders shall cause the Acquired Entities to, hire such number of bookkeepers and/or accountants, or an accounting firm to provide such bookkeeping and accounting services, reasonably acceptable to Acquiror, both in terms of number and identity, such that the Acquired Entities will, upon the Closing, have adequate financial reporting capabilities to ensure that the reporting of consolidated financial results by Acquiror on a post-Closing basis shall be made in a manner that will enable Acquiror meet all reporting obligations applicable to it pursuant to the Exchange Act.

                  (c) Notwithstanding any other provision hereof to the contrary (including, without limitation, Section 10.2), to the extent Acquiror incurs any fees or expenses in connection with the employment of Persons in connection with the rendering of services contemplated by Section 6.3(b), the Acquired Entities shall promptly reimburse Acquiror for all such fees and expenses.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

                  7.1. CURRENT INFORMATION. During the period from the date of this Agreement to the Closing, the Interest Holders, on the one hand, and Acquiror, on the other hand, will cause one or more of their Representatives to confer on a regular and frequent basis with Representatives of the other party with respect to the status of the ongoing operations of the Acquired Entities. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material Proceedings involving such party which would in any manner, challenge, prevent, alter or materially delay any of the transactions contemplated by this Agreement, and each party will keep the other party fully informed with respect to such events. Each party will also notify the other party of the status of regulatory applications and third party consents related to the transactions contemplated hereby.

                  7.2. ACCESS AND INVESTIGATION. To the full extent permitted by applicable law, between the date of this Agreement and the Closing Date, the Acquired Entities shall, and the Interest Holders shall cause the Acquired Entities and its Representatives to, (a) afford Acquiror and its Representatives (collectively, "Acquiror's Advisors") full and free access to the personnel, properties (including subsurface testing), contracts, books and records, and other documents and data of the Acquired Entities, (b) furnish Acquiror and Acquiror's Advisors with copies of all such contracts, books and records, and other existing documents and data as Acquiror may reasonably request, and (c) furnish Acquiror and Acquiror's Advisors with such additional financial, operating, and other data and information as Acquiror may reasonably request.

                  7.3. EFFECT OF INVESTIGATIONS. Notwithstanding the notification and cure provisions of Sections 7.6(c) and (d), but subject to the provisions of Sections 8.2 and 8.3, no investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise (including without limitation, any action taken by or information provided to Acquiror pursuant to the provisions of Sections 7.1 and 7.2) shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

                  7.4. PRESS RELEASES, ETC. Acquiror and the Interest Holders will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that either party may make such disclosures as are required by law after making reasonable efforts in the circumstances to consult in advance with the other party.

                  7.5. ACQUISITION PROPOSALS. Until such time, if any, as this Agreement is terminated pursuant to Article IX, the Acquired Entities and the Interest Holders will not, and the Interest Holders will cause the Acquired Entities and its Representatives not to, directly or indirectly solicit, initiate, or encourage or take any other action to facilitate (including by way of providing information) any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Acquired Entities, or any of the equity interests of the Acquired Entities, or any merger, consolidation, business combination, or similar transaction involving the Acquired Entities. The Acquired Entities and the Interest Holders shall promptly advise Acquiror orally and in writing of any inquiry or proposal which relates to such a transaction.

                  7.6. NOTIFICATION OF CERTAIN MATTERS. (a) Between the date of this Agreement and the Closing Date, each Interest Holder will promptly notify Acquiror in writing if such Interest Holder or any Acquired Entity has knowledge of any fact or condition that causes or constitutes a breach of the Trustee's, or any of the Interest Holders' or any Acquired Entity's representations and warranties as of the date of this Agreement, or if such Interest Holder or any Acquired Entity has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition, or any fact or condition disclosed to the Interest Holders by Acquiror pursuant to
Section 7.6(d), require any change in the Disclosure Letter, if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Interest Holders will promptly deliver to Acquiror a supplement to the Disclosure Letter specifying such change. During the same period, each Interest Holder will promptly notify Acquiror if such Interest Holder or any Acquired Entity has knowledge of the occurrence of any breach of any covenant of the Interest Holders or the Acquired Entities in Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

                  (b) Between the date of this Agreement and the Closing Date, Acquiror will promptly notify the Interest Holders in writing if Acquiror has knowledge of any fact or condition that causes or constitutes a breach of the Acquiror's representations and warranties as of the date of this Agreement, or if Acquiror has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly



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

contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition, or any fact or condition disclosed to Acquiror by any Interest Holder pursuant to Section 7.6(c), require any change in the Acquiror Letter, if the Acquiror Letter were dated the date of the occurrence or discovery of any such act or condition, Acquiror will promptly deliver to the Interest Holders a supplement to the Acquiror Letter specifying such change. During the same period, Acquiror will promptly notify the Interest Holders if Acquiror has knowledge of the occurrence of any breach of any covenant of Acquiror in Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

                  (c) Between the date of this Agreement and the Closing Date, each Interest Holder will promptly notify Acquiror in writing if such Interest Holder or any Acquired Entity has knowledge of any fact or condition that causes or constitutes a breach of Acquiror's representations and warranties as of the date of this Agreement, or if such Interest Holder or any Acquired Entity has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Interest Holder will promptly notify Acquiror if such Interest Holder or any Acquired Entity has knowledge of the occurrence of any breach of any covenant of Acquiror in Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

                  (d) Between the date of this Agreement and the Closing Date, Acquiror will promptly notify the Interest Holders in writing if Acquiror has knowledge of any fact or condition that causes or constitutes a breach of the Trustee's, any Acquired Entity's or any of the Interest Holders' representations and warranties as of the date of this Agreement, or if Acquiror has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Acquiror will promptly notify the Interest Holders if Acquiror has knowledge of the occurrence of any breach of any covenant of the Acquired Entities or the Interest Holders in Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

                  (e) For purposes of this Agreement, "knowledge" on the part of Acquiror means the actual knowledge of Mr. Paul J. Schmitt, Mr. John G. Cooper or Mr. Lief Modeweg, and knowledge on the part of the Acquired Entities means the actual knowledge of Dr. Jack Barbut or Dr. J. Chris Jensen; provided, however, that all such Persons shall be deemed to have actual knowledge of all matters disclosed in the Acquiror Letter and the Disclosure Letter.

                  (f) Not later than ten Business Days prior to the scheduled Closing Date, (i) Acquiror shall deliver to the Interest Holders a supplement to the Acquiror Letter and (ii) the Interest Holders shall deliver to Acquiror a supplement to the Disclosure Letter, in each case, that updates such disclosure from the date of this Agreement to such date of delivery. Thereafter, until the Closing, Acquiror and the Interest Holders shall notify each other in writing of any changes or supplements to the updated information necessary, to the knowledge of Acquiror or the Interest Holders, as the case may be, to make such information correct and complete at all times up to and including the Closing.

                  (g) Notwithstanding the foregoing provisions of this Section 7.6, nothing herein contained shall be construed to, in any manner, (i) modify the representations and warranties of the parties contained herein as made as of the date hereof or (ii) affect any right or remedy of any party granted hereunder or under the Stockholders' Agreement (including, without limitation, the conditions to Closing set forth in Article VIII herein and the indemnification provisions set forth in Article IV of the Stockholders' Agreement).

                  7.7. CUSTOMERS. After execution of this Agreement and prior to Closing, the Interest Holders, the Acquired Entities and Acquiror shall, either individually or jointly, notify the customers of the Acquired Entities of the transactions contemplated hereby. As promptly as practicable following the

Closing, the Interest Holders and Acquiror shall notify such customers thereof and shall provide, or join in providing where appropriate, all notices to such customers and other persons that the Interest Holders, the Acquired Entities or Acquiror, as the case may be, are or is required to give by any Governmental Body having jurisdiction over any such Person or under applicable law or other terms of any other agreement between any Acquired Entity or its employees and any customer in connection with the transactions contemplated hereby.

                  7.8. PRESERVATION OF RELATIONSHIPS. The Interest Holders (excluding, for this purpose, Hackel) shall use their best efforts, and shall use their best efforts to cause all of their Affiliates including, without limitation, the Acquired Entities and their respective employees (in their capacity as employees) to use their best efforts, to maintain in effect all material contractual and business relationships with the Acquired Entities or the employees (in their capacity as employees) and to waive any and all rights to terminate any such relationship arising as a result of the transactions contemplated by this Agreement, except as otherwise contemplated by this Agreement.

                  7.9. RESALE; LEGENDS. (a) The Interest Holders and the Acquired Entities shall not sell or otherwise transfer any of their Acquiror Shares until (a) such Acquiror Shares shall have been registered under the Securities Act, or (b) Acquiror shall have received an opinion of legal counsel, satisfactory to Acquiror, that such Acquiror Shares may be legally sold or otherwise transferred without such registration.

                  (b) For a period of forty days following the Closing, no member of the Employee Group shall sell or otherwise transfer, or offer to sell or otherwise transfer, any of their Acquiror Shares in the United States or to or for the account or the benefit of a "U.S. Person" as such term is defined in
Section 901(o) of Regulation S promulgated under the Securities Act. Thereafter, no member of the Employee Group shall sell or otherwise transfer, or offer to sell or otherwise transfer, any of their Acquiror Shares in the United States or to or for the account or the benefit of a U.S. Person until (a) such Acquiror Shares shall have been registered under the Securities Act, or (b) Acquiror shall have received an opinion of legal counsel, satisfactory to Acquiror, that such Acquiror Shares may be legally offered, sold or otherwise transferred in the United States or to or for the account or the benefit of a U.S Person without such registration.

                  (c) The Acquiror Shares to be delivered to the Interest Holders and/or the Acquired Entities shall be imprinted with a legend, in substantially the following form:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act"), and may not be sold or transferred in the absence of an effective registration statement under the Act or an exemption from registration thereunder. Prior to any sale or transfer of the securities represented by this certificate, except pursuant to an effective registration statement under the Act covering such sale or transfer, the holder hereof shall have delivered to the issuer hereof (the "Company") an opinion of counsel reasonably satisfactory to the Company to the effect that such sale or transfer is exempt from registration under the Act."

                  (d) The Acquiror Shares to be delivered to the Employee Group shall be imprinted with a legend in substantially the following form:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act"), and, for a period of 40 days after delivery pursuant to the Share Exchange Agreement dated August 19, 1996, may not be sold or otherwise transferred or offered for sale or transfer in the United States or to or for the account or the benefit of a U.S. Person (as such term is defined in Section 901(o) of Regulation S promulgated under the Act) or at any time thereafter in the absence of an effective registration statement under the Act or an exemption from registration thereunder. Prior to any offer, sale or transfer of the securities represented by this certificate following such 40 day period in the United States or to or for the account or the benefit of a U.S. Person, except pursuant to an effective registration statement under the Act covering such offer, sale or transfer, the holder hereof shall have delivered to the issuer hereof (the "Company") an opinion of counsel reasonably satisfactory to the Company to the effect that such offer, sale or transfer is exempt from registration under the Act."

                  7.10. POOLING TREATMENT. Neither Acquiror nor any Acquired Entity nor any of the Interest Holders shall intentionally take, fail to take or cause to be taken or not taken any action within its control, whether before or after the Closing, which would disqualify the transactions consummated under this Agreement as a "pooling of interests" for accounting purposes.

                  7.11. SHAREHOLDER APPROVAL; PROXY STATEMENT. (a) As soon as practicable after the date hereof, Acquiror shall prepare a proxy statement (the "Proxy Statement"), file it with the SEC, respond to comments of the Staff of the SEC, clear the Proxy Statement with the Staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of Acquiror Common Stock. The Interest Holders shall, and shall cause the Acquired Entities to, cooperate with Acquiror in the preparation of the Proxy Statement.

                  (b) Acquiror shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a meeting of the holders of Acquiror Common Stock (the "Stockholders Meeting") for the purpose of considering and taking action with respect to the approval of the issuance of the Acquiror Shares as required by the rules of the National Association of Securities Dealers, Inc. in connection with the transactions contemplated by this Agreement and any of the other transactions pursuant to which Acquiror shall acquire all of the outstanding capital stock or equity interests in each of the BioClin Affiliates.


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

                                  ARTICLE VIII
                                   CONDITIONS

                  8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO CONSUMMATE THE CLOSING. The respective obligations of each party to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

                  (a) The issuance of the Acquiror Shares shall have been approved by the requisite vote of the holders of Acquiror Common Stock.

                  (b) The transfer of the Company Shares and the Kilmer Shares and the sale, transfer and assignment of Sub Shares and the transfer and delivery of the Acquiror Shares in consideration and in exchange therefor as contemplated by this Agreement and the transactions contemplated hereby shall have been approved by the Governmental Bodies whose approval is required to consummate the transactions contemplated hereby without any condition which is reasonably likely to have a material adverse effect on the financial condition, business or results of operations of the Acquired Entities or Acquiror taken as a whole; all conditions required to be satisfied prior to the Closing imposed by the terms of such approvals shall have been satisfied; and all notifications to any Governmental Bodies that are required shall have been made.

                  (c) None of Acquiror, the Trustee, the Interest Holders nor the Acquired Entities shall be subject to any order, decree or injunction of any Governmental Body which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

                  (d) Acquiror, the Acquired Entities and the Interest Holders shall have received a letter, dated the Closing Date, from KPMG Peat Marwick L.L.P. to the effect that, for financial reporting purposes, the transactions contemplated hereby qualify for pooling-of-interests accounting treatment under U.S. GAAP if consummated in accordance with this Agreement.

                  (e) The Stockholders' Agreement and the Employment Agreements shall have been entered into by the parties thereto.

                  8.2. CONDITIONS TO OBLIGATION OF ACQUIROR TO CONSUMMATE THE CLOSING. The obligations of Acquiror to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:

                  (a) (i) The representations and warranties of the Acquired Entities, the Trustee, the Employee Trustee and the Interest Holders set forth in Articles IV and V hereof (A) that contain a materiality qualification shall be true and correct and (B) that do not contain a materiality qualification shall be true and correct in all material respects, as of the Closing as though made at and as of the Closing (it being understood that representations and warranties that speak as of a specified date shall continue to speak only as of the date so specified) without giving effect to any supplement to the Disclosure Letter, except for such changes occurring after the date hereof in the ordinary course of business of the Acquired Entities and in accordance with the terms and provisions of this Agreement (including, without limitation, Section 6.1(a)), which, in the aggregate, would not have a material adverse effect on the financial condition, operations or prospects of the Acquired Entities and the BioClin Affiliates taken as a whole, and (ii) Acquiror shall have received a signed certificate of each of the Acquired Entities (which is to the knowledge of a principal executive officer thereof), the Trustee and the Interest Holders to that effect. Acquiror's closing of the transactions contemplated by this Agreement and the agreements with the BioClin Affiliates with respect to Acquiror's acquisition of all of the outstanding capital stock or equity interests of the BioClin Affiliates shall constitute acceptance of the disclosures made by the Acquired Entities and/or the Interest Holders prior to Closing in the Disclosure Letter and waiver of any purported misrepresentation or breach of any representation or warranty made by such Persons in Article V or any covenant of such Persons contained in Article VI or VII to the extent the Disclosure Letter, as supplemented pursuant to Section 7.6(a) and (f), discloses information pertaining thereto.

                  (b) The Acquired Entities, the Trustee and the Interest Holders shall have in all material respects performed all obligations required to be performed by them under this Agreement prior to the Closing, and Acquiror shall have received a signed certificate of each of the Acquired Entities, the Trustee and the Interest Holders to that effect.

                  (c) Acquiror shall have received a legal opinion dated the Closing, from Piper & Marbury, L.L.P., counsel of the Interest Holders, with respect to the transactions contemplated herein in form mutually agreed upon by Acquiror and the Interest Holders.

                  (d) The Board of Directors of Acquiror shall have received an opinion from Vector Securities International, Inc., dated not later than the date of Acquiror's Proxy Statement (and such opinion shall not have been withdrawn on or before the Closing Date) to the effect that as of the date thereof, the number of Acquiror Shares to be delivered in consideration for the transfer of the Company Shares, the Sub Shares, the Kilmer Shares and the capital stock or equity interests in each of the BioClin Affiliates is fair to Acquiror and to Acquiror's stockholders from a financial point of view.

                  (e) Acquiror shall have acquired all of the outstanding capital stock or equity interests in each of the BioClin Affiliates.

                  (f) The Acquired Entities shall have obtained the written consent(s) of the Person(s) specified in Part 8.2 of the Acquiror Letter.

                  8.3. CONDITIONS TO OBLIGATION OF THE ACQUIRED ENTITIES, THE TRUSTEE, THE EMPLOYEE TRUSTEE, THE EMPLOYEE GROUP AND THE INTEREST HOLDERS TO CONSUMMATE THE CLOSING. The obligations of the Acquired Entities, the Trustee, the Employee Trustee, the Employee Group and the Interest Holders to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:

                  (a) (i) The representations and warranties of Acquiror set forth in Article III hereof (A) that contain a materiality qualification shall be true and correct, and (B) that do not contain a materiality qualification shall be true and correct in all material respects, as of the Closing as though made at and as of the Closing (it being understood that representations and warranties that speak as of a specified date shall continue to speak only as of the date so specified) without giving effect to any supplement to the Acquiror Letter, except for such changes occurring after the date hereof in the ordinary course of business of Acquiror and in accordance with the terms and provisions of this Agreement (including, without limitation, Section 6.1(b)), which, in the aggregate, would not have a material adverse effect on the financial condition, operations or prospects of Acquiror and its Subsidiaries taken as a whole, and (ii) each of the Acquired Entities and the Interest Holders shall have received a signed certificate which is to the knowledge of a principal executive officer of Acquiror to that effect. The closing of the transactions contemplated by this Agreement and the agreements with the BioClin Affiliates with respect to Acquiror's acquisition of all of the outstanding capital stock or equity interests of the BioClin Affiliates shall constitute acceptance by the Acquired Entities, the Trustee and the Interest Holders of the disclosures made by Acquiror prior to the Closing in the Acquiror Letter and waiver of any purported misrepresentation or breach of any representation or warranty made by Acquiror in Article III or any covenant of Acquiror contained in Article VI or VII to the extent the Acquiror Letter, as supplemented pursuant to Section 7.6(b) and (f), discloses information pertaining thereto.

                  (b) Acquiror shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Closing, and each of the Acquired Entities, the Trustee and the Interest Holders shall have received a signed certificate which is to the knowledge of a principal executive officer of Acquiror to that effect.

                  (c) The Interest Holders shall have received a legal opinion dated the Closing from Jones, Day, Reavis & Pogue, counsel of Acquiror, with respect to the transactions contemplated herein in form mutually agreed upon by Acquiror and the Interest Holders.

                  (d) All liabilities and obligations of Hackel (direct or indirect) and Barbut pursuant to any guarantees of the indenbtedness of the Acquired Entities and the BioClin Affiliates shall have been terminated.

                                   ARTICLE IX
                                   TERMINATION

                  9.1. TERMINATION. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Acquiror or the Interest Holders if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

                  (b) (i) by Acquiror, if any of the conditions in Section 8.1 or 8.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquiror to comply with its obligations under this Agreement) and Acquiror has not waived such condition on or before the Closing Date; or (ii) by the Interest Holders, if any of the conditions in Section 8.1 or 8.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Trustee, the Acquired Entities or the Interest Holders to comply with their obligations under this Agreement) and the Interest Holders have not waived such condition on or before the Closing Date;

                  (c) by mutual consent of Acquiror and the Interest Holders;

                  (d) by either Acquiror or the Interest Holders if any of the agreements relating to the transfer and delivery of the Acquiror Common Stock in consideration for the sale, transfer and assignment of the outstanding capital stock or equity interests in each of the BioClin Affiliates is terminated; or

                  (e) by either Acquiror or the Interest Holders if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1996, or such later date as the parties may agree upon.

                  9.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations set forth in Sections 6.3(c), 10.2 and 10.3 will survive; provided, however, that if this Agreement is terminated by Acquiror or the Interest Holders because of the intentional breach of the Agreement (including, without limitation, the making by any party hereto of any representation or warranty hereunder that is known by such party not to be true and correct in all material respects at the time such representation or warranty is made) by the Interest Holders or Acquiror, as the case may be, or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's intentional failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  10.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as specifically provided in the this Agreement and the Stockholders' Agreement, all representations, warranties and agreements of the parties hereto in this Agreement or in any instrument delivered by the parties hereto pursuant to this Agreement shall expire on the Report Date or upon termination of this Agreement in accordance with its terms.

                  10.2. EXPENSES. Except as otherwise expressly provided in this Agreement (including, without limitation, in Section 6.3(b)) and the Letter Agreement, dated May 16, 1996, by and among Acquiror, the Company, and the BioClin Affiliates, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. Acquiror will pay all amounts payable to Vector Securities International, Inc. in connection with this Agreement and the transactions contemplated hereby. In the event of termination of this Agreement pursuant to Article IX, the obligation of each party to pay its own expenses shall be subject to the right of such party to pursue any legal remedies arising from the intentional breach of this Agreement by the other party or the other party's failure to comply with its obligations under this Agreement as provided in Section 9.2.

                  10.3. CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Acquiror and the Interest Holders will maintain in confidence, and will cause the directors, managing directors, Prokurists, holders of procuration, commercial mandate holders, officers, employees, agents, and advisors of Acquiror and the Acquired Entities to maintain in confidence, and not use to the detriment of another party hereto any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby, unless
(a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If any party hereto or its Representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, such party or its Representative, as the case may be, will provide the party providing the confidential information with prompt notice of such request so that an appropriate protective order or other appropriate remedy may be sought. Subject to the foregoing, such party or its Representative may furnish that portion (and only that portion) of the confidential information that, in the written opinion of its counsel reasonably acceptable to the party providing such information, such party is legally compelled or is otherwise required to disclose the information at issue or else stand liable for contempt or suffer other material censure or material penalty. If the transactions contemplated hereby are not consummated, each party hereto will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, the Interest Holders waive, and will upon Acquiror's request cause the Acquired Entities to waive, any cause of action, right, or claim arising out of the access of Acquiror or its Representatives to any trade secrets or other confidential information of the Acquired Entities except for the intentional competitive misuse by Acquiror of such trade secrets or confidential information. Each of the Acquired Entities and each Interest Holder acknowledges that, and agrees that it will advise its Representatives and Affiliates, that any non-public information provided by or relating to Acquiror may constitute material non-public information for purposes of the Exchange Act, and agrees that it will not engage in any transaction in violation of the restrictions on trading while in possession of material non-public information under applicable securities laws or regulations while in possession of such information.

                  10.4. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  (a)      if to Acquiror:

                           DNX Corporation
                           303B College Road East
                           Princeton, New Jersey 08540
                           Attention: President
                           Telecopier No.: (908) 722-6677

                           with copies to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio  44114
                           Attention:  Thomas C. Daniels, Esq.
                           Telecopier No.: (216) 579-0212

                  (b)      if to the Employee Trustee:

                           Dr. Gerald Rittershaus
                           Theodor-Heuss-Anlage 2
                           68165 Mannheim
                           Germany
                           Telecopier No.: (621) 4256-250

                  (c)      if to the Trustee:

                           Mr. Manfred Wissmann
                           Theodor-Heuss-Anlage 2
                           68165 Mannheim
                           Germany
                           Telecopier No: (621) 4256-250

                  (d)      if to the Interest Holders:

                           Jack Barbut
                           c/o Piper & Marbury, L.L.P.
                           1251 Avenue of the Americas

                           New York, New York  10020-1104
                           Telecopier No.: (212) 835-6001


                           Alec Hackel
                           Flueliweg 3
                           6045 Meggen
                           Switzerland
                           Telecopier No.: (011) 41-41-377-3053


                           Dr. John Christian Jensen
                           Bohlstrasse 9a
                           6300 Zug
                           Switzerland
                           Telecopier No.: (011) 41-41-710-2341

                           with copies to:

                           Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York  10020
                           Attention:  Ray A. Mantle, Esq.
                           Telecopier No.: (212) 835-6001

                  (e)      if to any Acquired Entity:

                           c/o BioClin, Inc.
                           1001 East Main Street
                           Suite 808
                           Richmond, Virginia  23219
                           Attention:  Chief Executive Officer
                           Telecopier No.: (804) 788-0040

                           with copies to:

                           Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York  10020
                           Attention:  Ray A. Mantle, Esq.
                           Telecopier No.: (212) 835-6001

                  10.5. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  10.6. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  10.7. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Except as otherwise specifically provided by Sections 8.2 and 8.3 of this Agreement, neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, and except as otherwise specifically provided by Sections 8.2 and 8.3 of this Agreement (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  10.8. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Stockholders' Agreement and the other documents referred to in this Agreement and the documents executed in connection with Acquiror's acquisition of the equity interests of the BioClin Affiliates) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the parties hereto.

                  10.9. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party hereto may assign any of its rights under this Agreement without the prior consent of the other parties, except that Acquiror may assign any of its rights under this Agreement to any Subsidiary of Acquiror. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and their successors and assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  10.10. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The invalid or unenforceable provision shall be replaced by a provision which ensures the economic purpose of the invalid or unenforceable provision as far as possible.

                  10.11. FOREIGN CURRENCIES. For purposes of the representations and warranties set forth in this Agreement, any reference to "U.S. $" shall be construed to include the U.S. dollar equivalent of any foreign currency (other than DM and SFR) computed using the noon buying rate in New York City for cable transfers of such foreign currency as announced for customs purposes by the Federal Reserve Bank of New York prevailing on the date of this Agreement.

                  10.12. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  10.13. GOVERNING LAW. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

                  10.14. SPECIFIC PERFORMANCE. Each of the Acquired Entities, the Interest Holders, the Trustee, the Employee Trustee, the Employee Group and Acquiror acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Acquired Entities, the Interest Holders, the Trustee and Acquiror agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.


                  10.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                        DNX CORPORATION

                                        By: /s/ Paul J. Schmitt
                                           ----------------------------
                                           Name: Paul J. Schmitt
                                           Title: Chief Executive Officer


                                        /s/ Dr. Gerald Rittershaus
                                        -------------------------------
                                        Dr. Gerald Rittershaus,
                                        as Employee Trustee


                                        /s/ Mr. Manfred Wissmann
                                        -------------------------------
                                        Mr. Manfred Wissmann,
                                        as Trustee


                                        /s/ Dr. Jack Barbut
                                        -------------------------------
                                        Dr. Jack Barbut



                                        /s/ Alec Hackel
                                        -------------------------------
                                        Alec Hackel



                                        /s/ Dr. John Christian Jensen
                                        -------------------------------
                                        Dr. John Christian Jensen



                                        /s/ Bettina Donhardt
                                        -------------------------------
                                        Ms. Bettina Donhardt



                                        /s/ Christine Dune-Kraatz
                                        -------------------------------
                                        Ms. Christine Dune-Kraatz



                                             BIOCLIN EUROPE AG

                                        By: /s/ Dr. John Christian Jensen
                                           -------------------------------
                                           Name: Dr. John Christian Jensen
                                           Title: Managing Director




                                             BIOCLIN GMBH


                                        By: /s/ Dr. John Christian Jensen
                                           -------------------------------
                                           Name: Dr. John Christian Jensen
                                           Title: Managing Director



                                        KILMER N.V.


                                        By: /s/ Curacao Corporation Company N.V.
                                           -------------------------------------
                                           Title: Managing Director

                                                                     EXHIBIT 2.3
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                           SHARE ACQUISITION AGREEMENT


                                      among


                                 DNX CORPORATION
                            (a Delaware corporation),

                       DR. GERALD RITTERSHAUS, AS TRUSTEE,

                                DR. JACK BARBUT,

                                  ALEC HACKEL,

                            DR. JOHN CHRISTIAN JENSEN

                                       and

                 BIOCLIN INSTITUTE OF CLINICAL PHARMACOLOGY GMBH
                             (a German corporation)




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                                                       Page
                                                                                                       ----

Recitals................................................................................................  1

ARTICLE I DEFINITIONS...................................................................................  3

ARTICLE II PURCHASE AND SALE OF THE COMPANY SHARES...................................................... 12
         2.1.       Sale, Purchase and Assignment of the Company
                    Shares.............................................................................. 12
         2.2.       Closing............................................................................. 12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR.................................................. 13
         3.1.       Authorization, Validity and Effect.................................................. 13
         3.2.       Acquiror Shares..................................................................... 13
         3.3.       Conflicts; Defaults................................................................. 14
         3.4.       Exchange Act Filings................................................................ 14
         3.5.       Absence of Material Adverse Changes................................................. 14
         3.6.       Taxes............................................................................... 15
         3.7.       Legal Proceedings; Orders........................................................... 15
         3.8.       Absence Of Certain Changes and Events............................................... 16
         3.9.       Contracts; No Defaults.............................................................. 17
         3.10.      Insurance........................................................................... 18
         3.11.      Environmental Matters............................................................... 18
         3.12.      Labor Relations; Compliance......................................................... 19
         3.13.      Intellectual Property............................................................... 19
         3.14.      Disclosure.......................................................................... 19
         3.15.      Brokers and Finders................................................................. 19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE TRUSTEE REGARDING
                    THE TRUSTEE AND THE COMPANY SHARES.................................................. 20
         4.1.       Authorization, Validity and Effect.................................................. 20
         4.2.       Consents and Approvals; No Violation................................................ 20
         4.3.       Title and Power to Sell............................................................. 21
         4.4.       Litigation.......................................................................... 21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                           --------------------------

                                                                                                       Page
                                                                                                       ----


                    AND THE INTEREST HOLDERS WITH RESPECT TO THE COMPANY................................ 21
         5.1.       Organization, Authority and Authorization........................................... 21
         5.2.       Consents and Approvals; No Violation................................................ 22
         5.3.       Title and Power to Sell............................................................. 23
         5.4.       Capitalization of the Company; Subsidiaries......................................... 23
         5.5.       Company Financial Statements........................................................ 24
         5.6.       Books and Records................................................................... 24
         5.7.       Reports............................................................................. 24
         5.8.       Absence of Material Adverse Changes................................................. 25
         5.9.       Title to Properties; Encumbrances................................................... 25
         5.10.      Condition and Sufficiency of Assets................................................. 26
         5.11.      Accounts Receivable................................................................. 26
         5.12.      No Undisclosed Liabilities.......................................................... 27
         5.13.      Taxes............................................................................... 27
         5.14.      Compliance with Legal Requirements; Governmental
                    Authorizations...................................................................... 28
         5.15.      Legal Proceedings; Orders........................................................... 30
         5.16.      Absence Of Certain Changes and Events............................................... 31
         5.17.      Contracts; No Defaults.............................................................. 32
         5.18.      Insurance........................................................................... 36
         5.19.      Environmental Matters............................................................... 37
         5.20.      Employees........................................................................... 40
         5.21.      Labor Relations; Compliance......................................................... 41
         5.22.      Intellectual Property............................................................... 42
         5.23.      Certain Payments.................................................................... 46
         5.24.      Disclosure.......................................................................... 47
         5.25.      Relationships with Related Persons.................................................. 47
         5.26.      Brokers and Finders................................................................. 48
         5.27.      Employee Benefit Plans.............................................................. 48
         5.28.      Investment Intent; Accredited Investor.............................................. 49

ARTICLE VI CONDUCT OF BUSINESS PRIOR TO THE CLOSING..................................................... 50
         6.1.       Conduct Prior to Closing............................................................ 50
         6.2.       Consents and Approvals.............................................................. 52
         6.3.       Bookkeeping, Accounting and Financial Reporting

                           --------------------------

                                                                                                       Page
                                                                                                       ----


                    Capabilities........................................................................ 53

ARTICLE VII ADDITIONAL AGREEMENTS....................................................................... 54
         7.1.       Current Information................................................................. 54
         7.2.       Access and Investigation............................................................ 55
         7.3.       Effect of Investigations............................................................ 55
         7.4.       Press Releases, Etc................................................................. 55
         7.5.       Acquisition Proposals............................................................... 55
         7.6.       Notification of Certain Matters..................................................... 56
         7.7.       Customers........................................................................... 59
         7.8.       Preservation of Relationships....................................................... 59
         7.9.       Resale; Legends..................................................................... 59
         7.10.      Pooling Treatment................................................................... 60
         7.11.      Shareholder Approval; Proxy Statement............................................... 60

ARTICLE VIII CONDITIONS................................................................................. 61
         8.1.       Conditions to Each Party's Obligation to
                    Consummate the Closing.............................................................. 61
         8.2.       Conditions to Obligation of Acquiror to
                    Consummate the Closing.............................................................. 61
         8.3.       Conditions to Obligation of Interest Holders
                    Owner to Consummate the Closing..................................................... 63

ARTICLE IX TERMINATION.................................................................................. 64
         9.1.       Termination......................................................................... 64
         9.2.       Effect of Termination............................................................... 65

ARTICLE X GENERAL PROVISIONS............................................................................ 66
         10.1.      Survival of Representations, Warranties and
                    Agreements.......................................................................... 66
         10.2.      Expenses............................................................................ 66
         10.3.      Confidentiality..................................................................... 66
         10.4.      Notices............................................................................. 67

                           --------------------------

                                                                                                       Page
                                                                                                       ----


         10.5.      Jurisdiction; Service of Process.................................................... 70
         10.6.      Further Assurances.................................................................. 70
         10.7.      Waiver.............................................................................. 70
         10.8.      Entire Agreement and Modification................................................... 71
         10.9.      Assignments, Successors, and No Third-Party
                    Rights.............................................................................. 71
         10.10.     Severability........................................................................ 71
         10.11.     Foreign Currencies.................................................................. 71
         10.12.     Section Headings, Construction...................................................... 72
         10.13.     Governing Law....................................................................... 72
         10.14.     Specific Performance................................................................ 72
         10.15.     Counterparts........................................................................ 72

                           --------------------------

                                                                                                       Page
                                                                                                       ----
Exhibits

         A-1      Employment Agreements between Acquiror and
                  Dr. Jack Barbut

         A-2      Employment Agreement between Acquiror and
                  Dr. J. Chris Jensen

         B        Stockholders' Agreement

                           SHARE ACQUISITION AGREEMENT
                           ---------------------------


                  This Share Acquisition Agreement (this "Agreement") made as of the 19th day of August, 1996 by and among DNX Corporation, a Delaware corporation ("Acquiror"), with its principal offices at 575 Route 28, Raritan, New Jersey, Dr. Gerald Rittershaus, acting solely in his capacity as trustee (the "Trustee") pursuant to an Agreement among the Trustee, Dr. Jack Barbut and Alec Hackel, dated August 29, 1991 (the "Trust Agreement"), Dr. Jack Barbut whose address is c/o Piper & Marbury, L.L.P. 1251 Avenue of the Americas, New York, New York 10020-1104 ("Barbut"), Alec Hackel whose address is Flueliweg 3, 6045 Meggen, Switzerland ("Hackel"), Dr. John Christian Jensen whose address is Bohlstrasse 9a, 6300 Zug, Switzerland ("Jensen," collectively with Barbut and Hackel, the "Interest Holders"), as the holders of all of the equity interests in the Company, and BioClin Institute of Clinical Pharmacology GmbH, a German corporation (the "Company").


                                    RECITALS
                                    --------


         A. The Trustee, for the benefit of Hackel and Barbut (the "Joint Beneficial Shareholders"), and Jensen hold equity interests (Geschaeftsanteile) in the Company (the "Company Shares"), which constitute all of the equity interests in the Company.

         B. The Trustee, at the direction of the Joint Beneficial Shareholders, and Jensen desire to sell, transfer and assign, and Acquiror desires to purchase and acquire, the Company Shares, on the terms and subject to the conditions set forth in this Agreement.

         C. As a condition hereto and simultaneously herewith, Acquiror shall purchase and acquire all of the issued and outstanding stock or equity interests of BioClin Europe AG, a Swiss corporation, BioClin GmbH, a German corporation, and Kilmer N.V., a Netherlands Antilles corporation (collectively, "BioClin/Europe"), and BioClin Inc., a Delaware corporation,

("BioClin/U.S.," and collectively with BioClin/Europe, the "BioClin
Affiliates").

         D. The Interest Holders, the Trustee, the Company and Acquiror wish to enter into this Agreement for the purpose of making certain representations and warranties to each other and entering into certain other obligations in favor of each other.

                  NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

         "Acquiror" has the meaning given in the first paragraph of this Agreement.

         "Accounts Receivable" has the meaning given in Section 5.11.

         "Acquiror's Advisors" has the meaning given in Section 7.2.

         "Acquiror Common Stock" has the meaning given in
Section 2.1(a).

         "Acquiror Letter" means the disclosure letter delivered by Acquiror to the Interest Holders concurrently with the execution and delivery of this Agreement.

         "Acquiror Shares" has the meaning given in Section 2.1(a).

         "Affiliate" of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

         "Agreement" has the meaning given in the first paragraph of this Agreement.

         "Applicable Contract" means any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         "Balance Sheet" has the meaning given in Section 5.5.

         "Barbut" has the meaning given in the first paragraph of this Agreement.

         "BioClin Affiliates" has the meaning given in the Recitals of this Agreement.

         "BioClin/Europe" has the meaning given in the Recitals of this Agreement.

         "BioClin/U.S." has the meaning given in the Recitals of this Agreement.

         "Business Day" means any day on which banks are generally open to conduct business in New York, New York.

         "Closing" has the meaning given in Section 2.1(a).

         "Closing Date" has the meaning given in Section 2.2.

         "Company" has the meaning given in the first paragraph of this Agreement.

         "Company Reports" has the meaning given in Section 5.7.

         "Company Shares" has the meaning given in the Recitals of this Agreement.

         "Competing Business" has the meaning given in Section 5.25.

         "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Copyrights" has the meaning given in Section 5.22(a).

         "CRAs" has the meaning given in Section 5.17(a)(ix).

         "Disclosure Letter" means the disclosure letter delivered by the Interest Holders to Acquiror concurrently with the execution and delivery of this Agreement.

         "DM" has the meaning given in Section 5.4.

         "Employment Agreements" means collectively the Employment Agreements to be entered at the Closing by and between Acquiror and each of Barbut and Jensen, in substantially the form attached hereto as Exhibits A-1 and A-2.

         "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         "Environmental Law" means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "Exchange Act" has the meaning given in Section 3.4.

         "Facilities" means any real property, leaseholds or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures or equipment currently or formerly owned or operated by the Company.

         "German GAAP" means generally accepted accounting principles prevailing in Germany (Grundsaetze ordnungsgemaesser Buchfuehrung und Bilanzierung).

         "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal (Bund), county (Land), state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Hackel" has the meaning given in the first paragraph of this Agreement.

         "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

         "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "Intellectual Property Assets" has the meaning given in
Section 5.22(a).

         "Interest Holders" has the meaning given in the first paragraph of this Agreement.

         "IRC" has the meaning given in the definition of "Tax Laws" in Article I.

         "IRS" has the meaning given in the definition of "Tax Laws" in Article I.

         "Jensen" has the meaning given in the first paragraph of this Agreement.

         "Joint Beneficial Shareholders" has the meaning given in the Recitals of this Agreement.

         "knowledge" has the meaning given in Section 7.6(e).

         "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Marks" has the meaning given in Section 5.22(a).

         "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Patents" has the meaning given in Section 5.22(a).

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership (Personengesellschaft), limited liability company (Kapitalgesellschaft), joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Proprietary Rights Agreement" has the meaning given in
Section 5.20(b).

         "Proxy Statement" has the meaning given in Section 7.11(a).

         "Related Person" means (i) with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, managing director, Prokurist, officer, partner, executor, or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, managing director, Prokurist, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

         "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "Report Date" has the meaning given in the Stockholders'
Agreement.

         "Representative" means, with respect to a particular Person, any director, managing director, Prokurist, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SEC" has the meaning given in Section 3.4.

         "SEC Documents" has the meaning given in Section 3.4.

         "Securities Act" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Stockholders' Agreement" means the Stockholders' Agreement to be entered into at the Closing by, among others, Acquiror, the Trustee, the Interest Holders, Sherby N.V., Martha Lee Reynolds, Barry Dvorchik, Christine Dune-Kraatz, Dr. Gerald Rittershaus, acting solely in his capacity as trustee (the "Employee Trustee") pursuant to a Trust Agreement between the Employee Trustee and Christine Dune-Kraatz, and Bettina Donhardt, in substantially the form attached hereto as Exhibit B.

         "Stockholders Meeting" has the meaning given in Section 7.11(b).

         "Subsidiary" means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "Taxes" means, to the extent applicable to any party hereto, all German, U.S. and foreign and all state, municipal and local taxes, charges, fees, levies or other assessments of whatever kind or nature, including without limitation, all net income, gross income, gross receipts, sales, value added, use, services, ad valorem, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupancy or property taxes, custom duties, assessments or governmental fiscal charges of any kind whatever (together with any interest, penalty, or addition to tax).

         "Taxing Authority" means, to the extent applicable to any party hereto, the German tax authorities (Finanzamt Duesseldorf Sued), the United States Internal Revenue Service (the "IRS") or, in either case, any successor agency, and, to the extent applicable to any party hereto, any similar foreign, state, municipal or local Governmental Body.

         "Tax Laws" means, to the extent applicable to any party hereto, the German tax laws (Umsatzsteuergesetz, Mehrwertsteuergesetz und Gewerbesteuergesetz) and regulations issued by the German tax authorities (Finanzamt Duesseldorf Sued) pursuant thereto, the Internal Revenue Code of 1986, as amended (the "IRC"), and regulations issued by the IRS thereunder, or, in either case, any successor law or regulations, and, to the extent applicable to any party hereto, any similar foreign, state, municipal or local laws and regulations.

         "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "Trade Secrets" has the meaning given in Section 5.22(a).

         "Trust Agreement" has the meaning given in the first paragraph of this Agreement.

         "Trustee" has the meaning given in the first paragraph of this Agreement.

         "U.S. GAAP" has the meaning given in Section 3.4.


                                   ARTICLE II
                     PURCHASE AND SALE OF THE COMPANY SHARES

                  2.1. SALE, PURCHASE AND ASSIGNMENT OF THE COMPANY SHARES. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), (i) the Trustee (at the express direction of the Joint Beneficial Shareholders) and Jensen shall sell, transfer and assign to Acquiror, and Acquiror shall purchase, acquire and accept such sale, transfer and assignment from the Trustee and Jensen of, all of the Company Shares, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances with respect thereto, and
(ii) subject to the provisions of Section 4.7 of the Stockholders' Agreement and the restrictions on transfer contemplated by Section 7.9 of this Agreement, the Acquiror shall transfer and deliver in consideration for the sale, transfer and assignment of the Company Shares to Acquiror 816,106 shares of Common Stock, par value U.S. $.01 per share, of Acquiror ("Acquiror Common Stock") to the Trustee and Jensen in proportion to their respective ownership of Company Shares (such aggregate number of shares of Acquiror Common Stock to be delivered to the Trustee and Jensen being herein referred to as the "Acquiror Shares"), free and clear of any claims, liens, restrictions on transfer or voting or encumbrances with respect thereto, other than those required by law and those contained in the Stockholders' Agreement. At the Closing, Acquiror shall deliver to the Trustee and Jensen certificates evidencing the Acquiror Shares as specified herein and this Agreement (or a separate transfer document meeting the requirements of German law) shall be notarized by a German public notary to validate the sale and assignment of the Company Shares by the Trustee (on behalf of the Joint Beneficial Shareholders) and Jensen to Acquiror.

                  2.2. CLOSING. The Closing shall take place at the New York offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022, at 10:00 a.m., local time, on such date within five Business Days following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing
Date) set forth in Article VIII is satisfied or waived in accordance herewith or at such other place, time or date as the parties may agree upon in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."



                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

                  Acquiror represents and warrants, in the form of an independent promise of guarantee (selbstaendiges Garantieversprechen), to the Company, the Trustee and the Interest Holders as follows:

                  3.1. AUTHORIZATION, VALIDITY AND EFFECT. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and subject to receipt of necessary shareholder approval with respect to this Agreement and the other agreements with the BioClin Affiliates with respect to the acquisition of all of the equity interests of the BioClin Affiliates, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Acquiror, subject, with respect to this Agreement, to the approval of the stockholders of Acquiror. This Agreement has been duly and validly executed and delivered by Acquiror and, once approved by the stockholders of Acquiror, represents the legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms.

                  3.2. ACQUIROR SHARES. Assuming that all required stockholder action has been taken and all conditions set forth in Article VIII have been satisfied or waived, the Acquiror Shares to be issued to the Trustee (on behalf of the Joint Beneficial

Shareholders) and Jensen hereunder have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

                  3.3. CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement by Acquiror, nor the performance of its obligations hereunder, will conflict with or constitute a default under any of the terms or provisions of Acquiror's Second Restated Certificate of Incorporation or Second Amended and Restated ByLaws or any material agreement or other material instrument to which Acquiror is a party or by which it or its properties are bound or subject.

                  3.4. EXCHANGE ACT FILINGS. Since December 10, 1991, Acquiror has filed all documents (the "SEC Documents") required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). As of their respective filing dates (and as amended through the date hereof), the SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document. The financial statements of Acquiror included in the SEC Documents complied as to form in all material respects with then applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) and fairly present the consolidated financial position of Acquiror and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

                  3.5. ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth in Part 3.5 of the Acquiror Letter or in any SEC Document, since March 31, 1996, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of Acquiror that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act, and no event has occurred or circumstance exists that may result in such a material adverse change that would be required to be disclosed by Acquiror in any such report.

                  3.6. TAXES. (a) Except as set forth in Part 3.6 of the Acquiror Letter, (i) all Tax Returns with respect to Taxes that were required to be filed by or on behalf of Acquiror at and prior to the date of this Agreement have been duly filed on a timely basis (giving effect to any extensions granted to Acquiror) and are true, correct and complete in all material respects, (ii) all Taxes due with respect to periods covered by the Tax Returns referred to in clause (i) have been paid in full or Acquiror has adequately reserved or made adequate accruals (in accordance with U.S. GAAP) with respect to any such Taxes which are due and payable by Acquiror and Acquiror has not had and will not have any liability for Taxes materially in excess of the amounts so paid or so reserved or accrued, and (iii) Acquiror is not a party to or the subject of any action, investigation or proceeding, exclusive of normal recurring audits, nor, to the knowledge of Acquiror, is any such action, investigation or proceeding threatened, by any Governmental Authority for the assessment or collection of any Taxes and no deficiency notices or reports have been received by Acquiror with respect to any deficiency of Acquiror for any Taxes.

                  (b) The statute of limitations for the assessment of U.S. federal income Taxes and all state income Taxes of Acquiror has expired for each period through December 31, 1990.

                  3.7. LEGAL PROCEEDINGS; ORDERS. (a) Except as set forth in
Part 3.7 of the Acquiror Letter or in any SEC Document, since March 31, 1996, no Proceeding has been instituted or threatened by or against Acquiror or that otherwise relates to or may materially affect the business of, or any of the assets owned or used by, Acquiror that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act.

                  (b) Except as set forth in Part 3.7 of the Acquiror Letter or in any SEC Document, since March 31, 1996, no Order has arisen or been threatened to which Acquiror or any of the assets owned or used by Acquiror is subject that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act.

                  3.8. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part 3.8 of the Acquiror Letter or in any SEC Document, since March 31, 1996, Acquiror has conducted its business only in the ordinary course of business and there has not occurred any:

                  (a) change in Acquiror's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Acquiror (other than as contemplated by this Agreement); issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Acquiror of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Second Restated Certificate of Incorporation of Acquiror;

                  (c) payment or increase by Acquiror of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business consistent with past practice) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (d) adoption of, or increase (except in the ordinary course of business consistent with past practice) in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Acquiror;

                  (e) damage to or destruction or loss of any asset or property of Acquiror, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Acquiror, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any material Contract or any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) transaction involving a total remaining commitment by or to Acquiror of at least U.S. $500,000;

                  (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of Acquiror;

                  (h) cancellation or waiver of any claims or rights with a value to Acquiror in excess of U.S. $500,000;

                  (i) material change in the accounting methods used by Acquiror, except for any change required as a result of a change in U.S. GAAP;

                  (j) incurrence or payment of any indebtedness for borrowed money other than pursuant to Acquiror's financing arrangements in existence on March 31, 1996;

                  (k) acquisition of any assets or properties or any commitment to do so other than in the ordinary course of business; or

                  (l) agreement, whether oral or written, by Acquiror to do any of the foregoing.

                  3.9. CONTRACTS; NO DEFAULTS. (a) Except as set forth in Part 3.9(a) of the Acquiror Letter, the SEC Documents contain as exhibits all of the material Contracts, other than those entered into by Acquiror subsequent to March 31, 1996, to which Acquiror is a party or by which it or its properties or assets are bound or subject.

                  (b) Part 3.9(b) of the Acquiror Letter sets forth a summary schedule of certain of such Contracts produced by Acquiror in the ordinary course of its business which sets forth, among other things, the parties to such Contracts and the amount of the remaining commitment of Acquiror under such Contracts.

                  3.10. INSURANCE. Except as set forth in Part 3.10 of the Acquiror Letter:

                  (i) All insurance policies to which Acquiror is a party or that provide coverage to any of Acquiror or any director or officer of
         Acquiror: (A) to Acquiror's knowledge, are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of Acquiror for all risks to which Acquiror is normally exposed; (D) are sufficient for compliance in all material respects with all Legal Requirements that are or were applicable to Acquiror or to the conduct or operation of its business or the ownership or use of any of its properties or assets and all Contracts to which Acquiror is a party or by which it is bound; (E) will continue in full force and effect following the consummation of the transactions contemplated hereby; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Acquiror.

                  (ii) Acquiror has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any insurance policy is not willing or able to perform its obligations thereunder.

                  (iii) Acquiror has paid all premiums due, and has otherwise performed in all material respects all of its obligations, under each insurance policy to which Acquiror is a party or that provides coverage to Acquiror or any director or officer thereof.

                  (iv) Acquiror has given notice to the insurer of all claims that may be insured thereby.


                  3.11. ENVIRONMENTAL MATTERS. Except as set forth in Part 3.11 of the Acquiror Letter or in any SEC Document, since March 31, 1996, Acquiror has not been in material violation of or liable under, any Environmental Law to an extent that would be required to be disclosed by Acquiror in a report required to be filed with the SEC pursuant to the Exchange Act.

                  3.12. LABOR RELATIONS; COMPLIANCE. Part 3.12 of the Acquiror Letter sets forth each collective bargaining or other labor contract to which Acquiror is a party or otherwise subject. Since December 10, 1991, there has not been, there is not presently pending or existing, and there is not threatened,
(a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Acquiror relating to the alleged material violation of any Legal Requirement applicable to Acquiror pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting Acquiror or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Acquiror, and no such action is contemplated by Acquiror. Acquiror has complied in all material respects with all Legal Requirements applicable to Acquiror relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Acquiror is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to materially comply with any of the foregoing Legal Requirements.

                  3.13. INTELLECTUAL PROPERTY. Except as set forth in Part 3.13 of the Acquiror Letter, all intellectual property necessary for the conduct of Acquiror's business as currently conducted has been disclosed in the SEC Documents.

                  3.14. DISCLOSURE. No notice given by Acquiror pursuant to
Section 7.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  3.15. BROKERS AND FINDERS. Except with respect to arrangements with Vector Securities International, Inc., neither

Acquiror nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Acquiror in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF THE TRUSTEE REGARDING
                       THE TRUSTEE AND THE COMPANY SHARES

                  The Trustee represents and warrants, in the form of an independent promise of guarantee (selbstaendiges Garantieversprechen), to Acquiror as follows:

                  4.1. AUTHORIZATION, VALIDITY AND EFFECT. The Trustee, at the explicit direction of the Joint Beneficial Shareholders, has all requisite power and authority to carry out his obligations arising in connection with the transactions contemplated by this Agreement. This Agreement and all other agreements and documents to be executed and delivered by the Trustee in connection with this Agreement constitute in all respects the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with their respective terms. The execution, delivery and performance of this Agreement by the Trustee on behalf of the Joint Beneficial Shareholders are within the Trustee's powers and have been duly authorized by all necessary action on the part of the Trustee or the Joint Beneficial Shareholders, as applicable.

                  4.2. CONSENTS AND APPROVALS; NO VIOLATION. The execution, delivery and performance of this Agreement by the Trustee and the consummation of the transactions contemplated hereby do not and will not (i) require the advance consent or approval of, or filing with, any person or public authority (other than a public notary and the express direction of the Joint Beneficial Shareholders) or (ii) constitute or result in the breach of any provision of, or constitute a default under, the Trust Agreement or any material agreement or other material instrument to which the Trustee is a party or by which he (or the Company Shares) is bound or subject.

                  4.3. TITLE AND POWER TO SELL. The Trustee is the legal owner of the Company Shares owned beneficially by the Joint Beneficial Shareholders, which, together with the Company Shares owned by Jensen, constitute all of the equity interests of the Company. Good, valid and marketable title to such equity interests is held by the Trustee free and clear of any claims, liens, restrictions on transfer or voting or encumbrances. The Company Shares owned by the Trustee are fully paid up, not repaid and non-assessable (keine Nachschusspflicht). The Trustee has full power and authority, at the express direction of the Joint Beneficial Shareholders, to sell, transfer and assign to Acquiror at the Closing the Company Shares owned beneficially by the Joint Beneficial Shareholders, and upon consummation of the transactions contemplated by this Agreement, Acquiror will have acquired good, valid and marketable title to the Company Shares owned beneficially by the Joint Beneficial Shareholders, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances.

                  4.4. LITIGATION. As of the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of the Trustee, threatened against or affecting, the Trustee or the Company Shares owned by the Trustee before any court or arbitrator or any Governmental Body or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.


                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                            AND THE INTEREST HOLDERS
                           WITH RESPECT TO THE COMPANY

                  Each of the Company and the Interest Holders hereby jointly and severally represent and warrant, in the form of an independent promise of guarantee (selbstaendiges Garantieversprechen), to Acquiror that:

                  5.1. ORGANIZATION, AUTHORITY AND AUTHORIZATION. (a) The Company is a Gellschaft mit beschraenkter Haftung (GmbH) duly organized and validly existing under the laws of the State of Northrhine Westphalen, Germany. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (b) The Company has the full corporate power and authority to own its properties and assets, to carry on the Company's business as it is now being conducted and to perform all its obligations under Applicable Contracts and this Agreement. The Company is not required to qualify to do business in any jurisdiction where not already so qualified except where a failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the financial condition, business or results of operations of the Company. The Company has all Governmental Authorizations required in order to own or lease its properties and assets and to carry on its business as now being conducted in all respects material to the financial condition, business or results of operations of the Company. The Interest Holders have delivered to Acquiror copies of the Articles of Association of the Company, as currently in effect.

                  5.2. CONSENTS AND APPROVALS; NO VIOLATION. The execution, delivery and performance of this Agreement by the Company and each of the Interest Holders and the consummation of the transactions contemplated hereby do not and will not (i) require the advance consent or approval of, or filing with, any person or public authority (other than a public notary) or (ii) constitute or result in the breach of any provision of, or constitute a default under, the Articles of Association of the Company, the Trust Agreement or any material agreement or other material instrument to which the Company or any Interest Holder is a party or by which such Person (or the Company Shares) is bound or subject; provided, however, that Acquiror must register as the shareholder of the Company before its acquisition of the Company Shares will become fully effective under German Law.

                  5.3. TITLE AND POWER TO SELL. The Trustee (for the benefit of the Joint Beneficial Shareholders) and Jensen are the legal owners of the Company Shares, which constitute all of the equity interests of the Company. Good, valid and marketable title to such equity interests is held by the Trustee and Jensen free and clear of any claims, liens, restrictions on transfer or voting or encumbrances. The Company Shares are fully paid up, not repaid and non-assessable (keine Nachschuspflicht). The Trustee (at the express direction of the Joint Beneficial Shareholders) and Jensen have full power and authority to sell, transfer and assign to Acquiror at the Closing the Company Shares, and upon consummation of the transactions contemplated by this Agreement, Acquiror will have acquired good, valid and marketable title to the Company Shares, free and clear of any claims, liens, restrictions on transfer or voting or encumbrances.

                  5.4. CAPITALIZATION OF THE COMPANY; SUBSIDIARIES. (a) The Company has a stated capital of 150,000 Deutschmarks ("DM") which is fully paid up, of which the Trustee (for the benefit of the Joint Beneficial Shareholders) contributed 127,500 DM and Jensen contributed 22,500 DM. There are no other equity interests in the Company and no outstanding options, warrants, scrip, rights to subscribe to, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, equity interests of the Company. The Company does not hold any treasury shares (eigne Geschaeftsanteile). There are no loans or economically corresponding transactions, the repayment of which would constitute a violation of Section 32 a and 32 b of the German law of limited liability companies ("GmbHG"). Except for the Trust Agreement, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the equity interests of the Company.

                  (b) The Company does not hold, directly or indirectly, nor is it a member nor does it have any Contract to acquire, any share, equity or other interest in any corporation or limited liability company (Kapitalgesellschaft), partnership (Personengesellschaft), or other entity including silent partnerships, cooperatives and joint ventures.

                  (c) There are no enterprise contracts (Unternehmensvertraege) as defined in Sections 291 and 292 of the

German Stock Corporation Act (Aktiengesetz) to which the Company is or has been a party.

                  5.5. COMPANY FINANCIAL STATEMENTS. The Company and the Interest Holders have delivered to Acquiror as Part 5.5 of the Disclosure
Letter: (i) an unaudited combined consolidated balance sheet of the Company and the BioClin Affiliates as at December 31, 1994, and the related unaudited combined consolidated statement of income for the fiscal year then ended as well as the fiscal year ended December 31, 1993, and (ii) an unaudited combined consolidated balance sheet of the Company and the BioClin Affiliates as at December 31, 1995 (the "Balance Sheet") and the related unaudited combined consolidated statement of income for the fiscal year then ended. The financial statements with respect to fiscal 1995 have been prepared in accordance with U.S. GAAP (which except where noted therein, have been consistently applied), and fairly present the financial condition and results of operations, changes in stockholders' equity and cash flow of the Company as at the respective dates and for the periods referred to in such financial statements. The financial statements with respect to fiscal 1993 and 1994 have been prepared in accordance with German GAAP (Grundsaetze ordnungsgemaesser Buchfuehrung und Bilanzierung) including the principle of balance sheet consistency (Bilanskontinuitast) and have been reconciled to U.S. GAAP.

                  5.6. BOOKS AND RECORDS. Except as set forth in Part 5.6 of the Disclosure Letter, the books of account and other records of the Company, including records of all meetings held by, and the corporate action taken by, the shareholders of the Company and the managing director or directors or "Prokurist" of the Company, all of which have been made available to Acquiror, are complete and correct and have been maintained in accordance with sound business practices and in compliance in all material respects with all applicable Legal Requirements and accounting requirements. At the Closing, all of the foregoing books and records will be in the possession of the Company.

                  5.7. REPORTS. Except as set forth in Part 5.7 of the Disclosure Letter, since November 11, 1991, the Company has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with respect to the Company with any

Governmental Body with jurisdiction over the Company or its employees, assets or properties (all such reports and statements are collectively referred to herein as the "Company Reports"). As of their respective dates, the Company Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

                  5.8. ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth in Part 5.8 of the Disclosure Letter, since December 31, 1995, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

                  5.9. TITLE TO PROPERTIES; ENCUMBRANCES. The Company does not own any real property. Part 5.9 of the Disclosure Letter contains a complete and accurate list of all leaseholds or other interests in real property held or possessed by the Company and a summary of the material provisions of any lease or other Applicable Contract relating to such leasehold or other interest, including the identity of the other party thereto, a description of the interest held, the location of the real property, the duration thereof, payment terms and any rights of termination. The Company and the Interest Holders have made available to Acquiror copies of all leases and other instruments (as recorded) by which the Company acquired such real property interests, and copies of any title insurance policies, opinions, abstracts and surveys in the possession of the Interest Holders or the Company and relating to such interests. The Company owns all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed on Part 5.9 of the Disclosure Letter, licenses for intangible personal property (including software licenses) and personal property sold since the date of the Balance Sheet, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet. Except as set forth in Part 5.9 of the Disclosure Letter, all material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property interests, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except, with respect to all such properties and assets
(i) security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (iii) liens for current taxes not yet due. To the Company's knowledge, all buildings and structures occupied by the Company lie wholly within the boundaries of the real property leased by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

                  5.10. CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth in Part 5.10 of the Disclosure Letter, the buildings and structures conform to applicable code requirements and commercial standards for the localities where the premises are located and the equipment and other tangible personal property of the Company are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such equipment and other tangible personal property is in need of maintenance or repair, except ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, structures, equipment and other tangible personal property of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

                  5.11. ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Balance Sheet (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth in Part 5.11 of the Disclosure Letter, unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the reserves, if any, shown on the Balance Sheet or on the accounting records of the Company on the Closing Date (which, in the case of the reserve as of the Closing Date, is adequate and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging since the date of the Balance Sheet). To the knowledge of the Company and the Interest Holders, no event has occurred nor circumstances exist which make it improbable that the Company will be able collect the Accounts Receivable outstanding as of the date of this Agreement or as of the Closing Date consistent with its prior collection experience.

                  5.12. NO UNDISCLOSED LIABILITIES. Except as set forth in Part
5.12 of the Disclosure Letter, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the date thereof.

                  5.13. TAXES. (a) Except as set forth in Part 5.13 of the Disclosure Letter, (i) all Tax Returns with respect to Taxes that were required to be filed by or on behalf of the Company at or prior to the date of this Agreement have been duly filed on a timely basis (giving effect to any extensions granted to the Company) and are true, correct and complete in all material respects, (ii) all Taxes due with respect to periods covered by the Tax Returns referred to in clause (i) have been paid in full or the Company has adequately reserved or made adequate accruals in accordance with German GAAP (Grundsaetze ordnungsgemaesser Buchfuehrung und Bilanzierung) including the principle of balance sheet consistency (Bilanskontinuitast) (which are reflected on Balance Sheet) with respect to any such Taxes which are due and payable by the Company and the Company has not had and will not have any liability for Taxes materially in excess of the amounts so paid, reserved or accrued, and
(iii) the Company is not a party to or the subject of any action, investigation or proceeding, exclusive of normal recurring audits, nor to the knowledge of the Company and the Interest Holders, is any such action, investigation or proceeding threatened, by any Governmental Authority for the assessment or collection of any Taxes and no deficiency notices or reports have been received by either the Company or any of the Interest Holders with respect to any deficiency of the Company for any Taxes.

                  (b) The statute of limitations for the assessment of German income and other Taxes of the Company has expired for each period through December 31, 1991.

                  (c) No Tax is required to be withheld pursuant to German tax laws (Umsatzsteuergesetz, Mehrwertsteuergesetz und Gewerbesteuergesetz) as a result of the transactions contemplated by this Agreement.

                  (d) As a result of compliance with this Agreement and the matters referred to herein, neither the Company nor the Interest Holders will be obligated to make any payment to any individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the IRC without regard to whether such payment is to be made in the future.

                  5.14. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. (a) Except as set forth in Part 5.14(a) of the Disclosure
Letter: (i) the Company is, and has been, in compliance in all material respects with each Legal Requirement that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply in all material respects with, any Legal Requirement that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or (B) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Except as set forth in Part 5.14 (b) of the Disclosure
Letter: (i) the Company is, and has been, in full compliance with all of the terms and requirements of each Governmental Authorization owned, possessed or otherwise applicable to the Company, the conduct of its business or any assets owned or used by the Company; (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization owned, possessed or otherwise applicable to the Company, the conduct of its business or any assets owned or used by the Company, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization; (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization owned, possessed or otherwise applicable to the Company, the conduct of its business or any assets owned or used by the Company, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization ; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations owned, possessed or otherwise applicable to the Company, the conduct of its business or any assets owned or used by the Company have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                  (c) Except as set forth in Part 5.14(c) of the Disclosure Letter, the Governmental Authorizations owned, possessed or otherwise applicable to the Company, the conduct of its business or any assets owned or used by the Company collectively constitute all of the Governmental Authorizations required in order to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

                  5.15. LEGAL PROCEEDINGS; ORDERS. (a) Except as set forth in
Part 5.15(a) of the Disclosure Letter, there is no pending Proceeding: (i) that has been commenced by or against the Company or any of the Interest Holders or that otherwise relates to or may materially affect the business of, or any of the assets owned or used by, the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

                  (b) Except as set forth in Part 5.15(b) of the Disclosure Letter, to the knowledge of the Company and the Interest Holders, (i) no such Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company and the Interest Holders have delivered to Acquiror copies of all pleadings, correspondence with third parties, and other non-privileged documents relating to each Proceeding listed in Part 5.15 of the Disclosure Letter. The Proceedings listed in Part 5.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

                  (c) Except as set forth in Part 5.15(c) of the Disclosure
Letter: (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject; (ii) none of the Interest Holders is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and (iii) no officer, director, managing director, Prokurist, agent or employee of the Company is subject to any Order that prohibits such officer, director, managing director, Prokurist, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

                  (d) Except as set forth in Part 5.15(d) of the Disclosure
Letter: (i) the Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply in all material respects with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

                  5.16. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part 5.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

                  (a) change in the Company's stated capital or equity interests; grant of any option or right to purchase shares of the Company; issuance of any security convertible into such shares; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any such shares; or declaration or payment of any shares in the Company's profits;

                  (b) amendment to the Articles of Association of the Company;

                  (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, managing director, Prokurist, officer, or (except in the ordinary course of business consistent with past practice) employee or entry into any employment, severance, or similar Contract with any director, managing director, Prokurist, officer, or employee;

                  (d) adoption of, or increase (except in the ordinary course of business consistent with past practice) in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                  (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets,



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

         business, financial condition, or prospects of the Company, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any Contract, any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or
         (ii) any transaction involving a total remaining commitment by or to the Company of at least 70,000 DM or U.S. $50,000;

                  (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                  (h) cancellation or waiver of any claims or rights with a value to the Company in excess of 70,000 DM or U.S. $50,000;

                  (i) material change in the accounting methods used by the Company;

                  (j) incurrence or payment (other than regularly scheduled payments under debt obligations existing as of the date of this Agreement) of any indebtedness for borrowed money or any incurrence of or commitment to incur any material capital expenditures, in each case, in excess of 50,000 DM or U.S. $30,000;

                  (k) acquisition of any assets or properties or any commitment to do so other than in the ordinary course of business; or

                  (l) agreement, whether oral or written, by the Company to do any of the foregoing.

                  5.17. CONTRACTS; NO DEFAULTS. (a) Part 5.17(a) of the Disclosure Letter contains a complete and accurate list, and the Company and the Interest Holders have delivered to Acquiror true and complete copies, of:



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

                  (i) each Applicable Contract that involves performance of services by the Company of an amount or value in excess of 150,000 DM or U.S. $100,000, except any such Applicable Contract that can be terminated without cause by either party thereto without penalty on 30 days or less notice;

                  (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of 150,000 DM or U.S. $100,000, except any such Applicable Contract that can be terminated without cause by either party thereto without penalty on 30 days or less notice;

                  (iii) each Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts by Company in excess of 150,000 DM or U.S. $100,000, except any such Applicable Contract that can be terminated without cause by either party thereto without penalty on 30 days or less notice;

                  (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than U.S. $20,000);

                  (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (vi) each collective bargaining agreement, voluntary company agreement between an employer and employees (or works council) concerning working conditions (Betriebsvereinbarung) and other Applicable Contract to or with any labor union or other employee representative of a group of employees or with a group of employees;

                  (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                  (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                  (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods, except that, with respect to all Applicable Contracts relating to the retaining of Clinical Research Assistants ("CRAs") by the Company, Part 5.17(a) of the Disclosure Letter need only set forth the aggregate payments made by the Company to such CRAs during fiscal 1995;

                  (x) each power of attorney that is currently effective and outstanding;

                  (xi) each Applicable Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                   (xii) each Applicable Contract for capital expenditures in excess of 75,000 DM or U.S. $50,000;

                  (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; and

                  (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

                  (b) Except as set forth in Part 5.17(b) of the Disclosure
Letter: (i) none of the Interest Holders (and no Related Person of any Interest Holder) has or may acquire any material rights under, and none of the Interest Holders have or may become subject to any material obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and (ii) no officer, director, managing director, Prokurist, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, managing director, Prokurist, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

                  (c) Except as set forth in Part 5.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 5.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                  (d) Except as set forth in Part 5.17(d) of the Disclosure
Letter:

                  (i) the Company is, and at all times has been, in full compliance with all material terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of its assets is or was bound;

                  (ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times has been, in full compliance with all material terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene in any material respect, conflict in any material respect with, or result in a material violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) the Company has not given to or received from any other Person, at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or breach of, or default under, any Contract.

                  (e) Except as set forth in Part 5.17(e) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, written demands to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to or by the Company under current or completed Contracts with any Person, other than any reduction of less than 10% of the aggregate amount due to the Company under any Applicable Contract with a sponsor which is proportional to a corresponding reduction of services to be performed by the Company under such Contract.

                  (f) Except as set forth in Part 5.23 of the Disclosure Letter, the Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any Legal Requirement that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets.

                  5.18. INSURANCE. (a) The Company and the Interest Holders have delivered to Acquiror: (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director, managing director or Prokurist of the Company, is or has been covered at any time within the two years preceding the date of this Agreement; (ii) true and complete copies of all pending applications for policies of insurance; and (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  (b) Except as set forth on Part 5.18(b) of the Disclosure
Letter:

                  (i) All insurance policies to which the Company is a party or that provide coverage to any of the Interest

         Holders, the Company or any director, managing director, Prokurist, or officer of the Company: (A) to the Company's knowledge, are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed; (D) are sufficient for compliance in all material respects with all Legal Requirements that are or were applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets and all Contracts to which the Company is a party or by which it is bound; (E) will continue in full force and effect following the consummation of the transactions contemplated hereby; and
         (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

                  (ii) None of the Interest Holders or the Company has received
         (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any insurance policy is not willing or able to perform its obligations thereunder.

                  (iii) The Company has paid all premiums due, and have otherwise performed in all material respects all of their respective obligations, under each insurance policy to which the Company is a party or that provides coverage to the Company or any director, managing director, Prokurist or officer thereof.

                  (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

                  5.19. ENVIRONMENTAL MATTERS.  Except as set forth in
Part 5.19 of the Disclosure Letter:

                  (a) The Company is, and at all times has been, in compliance in all material respects with, and has not been and is not in material violation of or liable under, any Environmental

Law that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets. None of the Interest Holders or the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from
(i) any Governmental Body or private citizen acting or purporting to act in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation or failure to comply in all material respects with any Environmental Law that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Interest Holders, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the knowledge of the Company or the Interest Holders, threatened claims, Encumbrances, or other restrictions of a material nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company has or had an interest.

                  (c) None of the Company or the Interest Holders has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential material violation or failure to comply in all material respects with any Environmental Law that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Interest Holders, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) None of the Company or the Interest Holders, or any other Person for whose conduct they are or may be held responsible, has any material Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                  (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of the Interest Holders, the Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company has or had an interest except in compliance in all material respects with all Environmental Laws that are or were applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets.

                  (f) There has been no Release or, to the knowledge of Interest Holders, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any of the Interest Holders or the Company has or had an interest, or any geologically or hydrologically adjoining property, whether by the Interest Holders, the Company, or any other Person.

                  (g) the Interest Holders have delivered to Acquiror true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Interest Holders or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Interest Holders, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws that are or were applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets.

                  5.20. EMPLOYEES. (a) Part 5.20 of the Disclosure Letter contains a complete and accurate summary of the following information for each employee, officer or director, managing director or Prokurist of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), other equity participation arrangement, severance pay, insurance, medical, welfare, or vacation plan or any other employee benefit plan.

                  (b) Except as set forth in Part 5.20 of the Disclosure Letter, no employee, officer or director, managing director or Prokurist of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer or director, managing director or Prokurist and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Interest Holders or the Company by any such employee, officer or director, managing director or Prokurist. Except as set forth in Part 5.20 of the Disclosure Letter, to the knowledge of the Company and the Interest Holders, no director, managing director, Prokurist, officer, or other key employee of the Company intends to terminate his employment with the Company.

                  (c) Part 5.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee, officer or director, managing director or Prokurist of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                  5.21. LABOR RELATIONS; COMPLIANCE. Except as set forth in Part
5.21 of the Disclosure Letter, since November 11, 1991, the Company has not been nor is it currently a party to any collective bargaining or other labor Contract. Since November 11, 1991, there has not been, there is not presently pending or existing, and, to the Company's knowledge, there is not threatened,
(a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged material violation of any Legal Requirement applicable to the Company pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. Except as set forth in Part 5.21 of the Disclosure Letter, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. Except as set forth in Part 5.21 of the Disclosure Letter, the Company has complied in all material respects with all Legal Requirements applicable to the Company relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Except as set forth in
Part 5.21 of the Disclosure Letter, the Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply in all material respects with any of the foregoing Legal Requirements.

                  5.22. INTELLECTUAL PROPERTY. (a) The term "Intellectual Property Assets" includes: (i) the name "BioClin Institute of Clinical Pharmacology GmbH", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights"); and (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

                  (b) Part 5.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than 50,000 DM or U.S. $30,000 under which the Company is the licensee. There are no outstanding and, to the knowledge of the Interest Holders, no threatened disputes or disagreements with respect to any such agreement.

                  (c) (i) The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is the owner or licensee of all right, title, and interest in and to each of the Intellectual Property Assets (other than to the extent that the Company is obligated to assign any application, invention, development, etc. relating to such Intellectual Property Assets to another Person under an Applicable Contract with a sponsor), free and clear of



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

all liens, security interests, charges, encumbrances, equities, and other adverse claims, and, except as set forth in Part 5.22(c) of the Disclosure Letter, has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) Except as set forth in Part 5.22(c) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with the Company that assign to it all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. Except as set forth in Part 5.22(c) of the Disclosure Letter, no employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

                  (d) (i) Part 5.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents owned by or licensed to the Company. Except as set forth in Part 5.22(d) of the Disclosure Letter, the Company is the owner or licensee of all right, title, and interest in and to each of such Patents, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) Except as set forth in Part 5.22(d) of the Disclosure Letter, all of the issued Patents owned by the Company are currently in compliance in all material respects with applicable Legal Requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

                  (iii) Except as set forth in Part 5.22(d) of the Disclosure Letter, no Patent owned by the Company has been or is now involved in any interference, reissue, reexamination, or opposition proceeding, nor to the knowledge of the Company and the Interest Holders, is there any potentially interfering patent or patent application of any third party.

                  (iv) Except as set forth in Part 5.22(d) of the Disclosure Letter, no Patent owned by the Company is infringed or, to the knowledge of the Company and the Interest Holders, has been challenged or threatened in any way. Except as set forth in Part 5.22(d) of the Disclosure Letter, none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                  (v) Except as set forth in Part 5.22(d) of the Disclosure Letter, all products made, used, or sold under the Patents owned by the Company have been marked with the proper patent notice.

                  (e) (i) Part 5.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks owned by or licensed to the Company. Except as set forth in Part 5.22(e) of the Disclosure Letter, the Company is the owner or licensee of all right, title, and interest in and to each of such Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) Except as set forth in Part 5.22(e) of the Disclosure Letter, all Marks owned by the Company that have been registered with the German patent office (Bundespatentamt) or similar foreign Governmental Body are currently in compliance in all material respects with applicable Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

                  (iii) Except as set forth in Part 5.22(e) of the Disclosure Letter, no Mark owned by the Company has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of the Company and the Interest Holders, no such action is threatened with the respect to any of such Marks.

                  (iv) Except as set forth in Part 5.22(e) of the Disclosure Letter, to the knowledge of the Company and the Interest Holders, there is no potentially interfering trademark or trademark application of any third party.

                  (v) Except as set forth in Part 5.22(e) of the Disclosure Letter, no Mark owned by the Company is infringed or, to the knowledge of the Company and the Interest Holders, has been challenged or threatened in any way. Except as set forth in Part 5.22(e) of the Disclosure Letter, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  (vi) Except as set forth in Part 5.22(e) of the Disclosure Letter, all products and materials containing a Mark owned by the Company bear the proper federal registration notice where permitted by law.

                  (f) (i) Part 5.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights owned by or licensed to the Company. Except as set forth in Part 5.22(f) of the Disclosure Letter, the Company is the owner or licensee of all right, title, and interest in and to each of such Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) Except as set forth in Part 5.22(f) of the Disclosure Letter, all the Copyrights owned by the Company have been registered (to the extent required to protect such Copyrights) and are currently in compliance in all material respects with applicable Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the date of Closing.

                  (iii) Except as set forth in Part 5.22(f) of the Disclosure Letter, no Copyright owned by the Company is infringed or, to the knowledge of the Company and the Interest Holders, has been challenged or threatened in any way. Except as set forth in Part 5.22(f) of the Disclosure Letter, none of the subject matter of any of such Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                  (iv) Except as set forth in Part 5.22(f) of the Disclosure Letter, all works encompassed by the Copyrights owned by the Company have been marked with the proper copyright notice (to the extent required to protect such Copyrights).



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

                  (g) (i) With respect to each Trade Secret owned by the Company, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) The Interest Holders and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets owned by the Company.

                  (iii) Except as set forth in Part 5.22(g) of the Disclosure Letter, the Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets owned by the Company. Except as set forth in Part 5.22(g) of the Disclosure Letter, the Trade Secrets owned by the Company are not part of the public knowledge or literature, and, to the knowledge of the Company and the Interest Holders, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. Except as set forth in Part 5.22(g) of the Disclosure Letter, no Trade Secret owned by the Company is subject to any adverse claim or has been challenged or threatened in any way.

                  (h) Except as set forth in Part 5.22(h) of the Disclosure Letter, no Contract (whether or not related to the Intellectual Property Assets) obligates the Company or any director, managing director, Prokurist, officer or employee of the Company to disclose and/or assign to another Person, any Intellectual Property Asset or any developments, inventions, etc. relating to the Intellectual Property Assets.

                  5.23. CERTAIN PAYMENTS. Except as set forth in Part 5.23 of the Disclosure Letter, neither the Company nor any director, managing director, Prokurist, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the



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

Company, or (iv) in violation of any Legal Requirement that is or was applicable to the Company or to the conduct or operation of its business or the ownership or use of any of its properties or assets; (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                  5.24. DISCLOSURE. (a) No representation or warranty of the Company or the Interest Holders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. None of the information to be supplied by the Company or the Interest Holders for inclusion in, or to be incorporated by reference in, the Proxy Statement will, at the time of the mailing of the Proxy Statement and the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) No notice given by the Company or any of the Interest Holders pursuant to Section 7.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  (c) There is no fact known to any of the Interest Holders that has specific application to the Interest Holders or the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

                  5.25. RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in Part 5.25 of the Disclosure Letter, none of the Interest Holders or any Related Person of such Interest Holders or of the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. Except as set forth in Part 5.25 of the Disclosure Letter, none of the Interest Holders or any Related Person of such Interest Holders or of the Company owns, or since the first day of the



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next to last completed fiscal year of the Company owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company, except for less than one percent of the outstanding capital stock or stated capital of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 5.25 of the Disclosure Letter, none of the Interest Holders or any Related Person of such Interest Holders or of the Company is a party to any Contract with, or has any claim or right against, the Company, other than Contracts related to their employment with the Company and claims for ordinary compensation as provided by any such Contract.

                  5.26. BROKERS AND FINDERS. Neither the Interest Holders nor the Company nor any of its officers, directors, managing director, Prokurist, or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for any of the Interest Holders or the Company, in connection with this Agreement or the transactions contemplated hereby or thereby.

                  5.27. EMPLOYEE BENEFIT PLANS. (a) Part 5.27 of the Disclosure Letter sets forth a complete and accurate list and summary description of each employee benefit plan or arrangement, including, without limitation, bonus, savings or profit sharing plan, deferred compensation plan, pension or retirement plan, stock option plan, stock appreciation right plan, executive compensation practice and other executive perquisite, each plan or arrangement providing for insurance (including, without limitation, health and life insurance) coverage, severance, termination or similar coverage and each written compensation policy and practice, which in each case, covers any current or former employee, officer, director, managing director, Prokurist or agent of the Company, and which is or was maintained or contributed to by the Company, other than those benefit plans or arrangements mandated by applicable Legal Requirements.


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

                  (b) Except as set forth in Part 5.27 of the Disclosure Letter, the Company has (i) complied in all material respects with all Legal Requirements applicable to all employee benefit plans and arrangements maintained or contributed to by the Company (whether or not listed or required to be listed in Part 5.27 of the Disclosure Letter), (ii) made all contributions to such plans and arrangements that were required to be made pursuant to applicable Legal Requirements; and (iii) in the Balance Sheet, made adequate provision for existing pension obligations on the basis of actuarial opinions (versicherungsmathematische Gutachten) up to the maximum amount permitted under generally accepted valuation methods.

                  5.28. INVESTMENT INTENT; ACCREDITED INVESTOR. The Interest Holders are acquiring the Acquiror Shares pursuant to Article II of this Agreement for their own accounts and not with the view to, or for resale in connection with, any distribution or public offering thereof with the meaning of the Securities Act, except as contemplated by the Stockholders' Agreement. Each Interest Holder is either (i) an "accredited investor" as such term is defined in Section 501(a) of Regulation D promulgated under the Securities Act or (ii) otherwise has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and the risks of the Acquiror Shares being delivered pursuant to Section 2.1 of this Agreement so that such delivery of Acquiror Shares is eligible for exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act or Regulation S thereunder. Each Interest Holder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Acquiror Shares, has had full access to such information concerning Acquiror as each Interest Holder has requested and possesses substantial information about, and familiarity with, Acquiror as a result of the information provided to each Interest Holder. The Interest Holders understand that the Acquiror Shares have not been registered under the Securities Act by reason of their contemplated issuance by Acquiror in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of Acquiror upon this exemption is predicated in part upon this representation and warranty by the Interest Holders.

                                   ARTICLE VI
                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING

                  6.1. CONDUCT PRIOR TO CLOSING. (a) The Company and the Interest Holders hereby covenant and agree with Acquiror, that, prior to the Closing, unless the prior written consent of Acquiror shall have been obtained and except as otherwise contemplated herein, the Company shall, and the Interest Holders will cause the Company to, operate its business only in the usual, regular and ordinary course and in accordance with past practices and to conduct its business in compliance in all material respects with the standards of the industry in which it operates and provides services; and to preserve intact its current business organization, keep available the services of the current officers, employees and agents of the Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company. From the date hereof until the Closing, except as otherwise specifically provided in this Agreement (including, without limitation, Section 6.3), the Company agrees that it will not, and the Interest Holders covenant and agree that they will not permit the Company to, do or agree or commit to do, without the prior written consent of Acquiror, any of the following:

                  (i) incur any liabilities or obligations in excess of U.S. $50,000, in the aggregate, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, provided that the settlement of the VCU litigation on the terms described in the Disclosure Letter and the settlement of the pending litigation filed in Texas titled Linda Gail Frase v. BioClin, Inc. and Jack Barbut on the terms previously discussed with Acquiror shall not be within such limitation;

                  (ii) acquire any equity, debt or other investment securities except for acquisitions of such securities in the ordinary course of business;

                  (iii) grant any increase in compensation (including any salaries or bonuses) to its employees as a class, or to its officers or directors, managing director or Prokurist, except as required by law or at times and in a manner consistent



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

         with past practice; effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law); enter into any employment, severance or similar agreements or arrangements with any directors, managing director or Prokurist or officers or employees other than the agreements or severance and other plans described in Part 5.27 of the Disclosure Letter, which in the case of employment agreements would extend beyond the Closing Date (it being understood that nothing contained herein shall prohibit the Company from paying individual merit increases or promotional increases, or performance bonuses to its employees based on formulas consistent with those used in the past for similar levels of performance); or establish, adopt, enter into or amend any employee benefit plan for the benefit of any officers, directors, managing director or Prokurist or employees;

                  (iv) declare any profit to be distributed to theshareholders or pay any profit and purchase, redeem or otherwise acquire any shares of the Company;

                  (v) other than with respect to the loan and letter agreement relating to the acquisition of real property in connection with establishing a representative office in Lithuania, purchase or otherwise acquire any substantial portion of the assets, or of any class of stock or equity interests of any Person except in partial or complete satisfaction of debts previously contracted; merge into any other Person or permit any other Person to merge into it or consolidate with any other Person; liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice, or issue any shares or permit any shares held in its treasury to become outstanding; or issue or grant or extend the term of any option, warrant, conversion or stock appreciation right not in existence on the date hereof;

                  (vi) propose or adopt any amendments to its Articles of Association;

                  (vii) enter into any type of business not conducted by the Company as of the date of this Agreement or create or organize any new subsidiary or enter into or participate in any joint venture or partnership (Personengesellschaft);

                  (viii) propose or adopt any material changes to the accounting principles used by the Company except as required by German GAAP (Grundsaetze ordnungsgemaesser Buchfuehrung und Bilanzierung) and then only in consultation with
         Acquiror;

                  (ix) enter into any agreement or transactions with any of the Interest Holders or any Affiliate of the Interest Holders or make any material amendment or modification to any such agreement, except as contemplated by this Agreement; or

                  (x) agree or commit to do any of the foregoing.

Without limiting the foregoing, from the date hereof until the Closing, the Company shall not, and the Interest Holders agree that they will not permit the Company to, without first promptly notifying Acquiror and obtaining the prior written consent of Acquiror, take any action or permit or suffer to be taken any action, which is represented in Section 5.16 not to have been taken since the date of the Balance Sheet.

                  (b) From the date hereof until the Closing, Acquiror shall not, without first promptly notifying the Interest Holders and providing the Interest Holders an opportunity to express their views, take any action or permit or suffer to be taken any action, which is represented in Section 3.8 not to have been taken since March 31, 1996.

                  6.2. CONSENTS AND APPROVALS. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to cooperate with the other and use all reasonable best efforts to satisfy the conditions set forth in Article VIII to be satisfied and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and contractual arrangements to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each of the



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parties hereto hereby covenants and agrees subject, in the case of Acquiror, to the fiduciary obligations of Acquiror's Board of Directors, to take no action
(a) which would render any of its or his representations and warranties contained herein untrue at and as of the Closing except as otherwise contemplated herein or (b) which would adversely affect its or his ability to satisfy any of the conditions set forth in Article VIII, including, without limitation, the ability to obtain any necessary Governmental Authorizations required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such authorizations.

                  (b) To the extent that the rights of the Company under any agreement, arrangement or understanding may not be assigned without the consent or approval of another party thereto, the Company shall, and the Interest Holders shall cause the Company to, use all reasonable efforts to obtain any such consent or to amend the agreement, arrangement or understanding such that no consent is required.

                  6.3. BOOKKEEPING, ACCOUNTING AND FINANCIAL REPORTING CAPABILITIES. (a) The Company and the Interest Holders hereby covenant and agree with Acquiror, that (i) prior to the Closing, the Company and the Interest Holders will deliver to Acquiror: (A) an audited combined consolidated balance sheet of the Company and the BioClin Affiliates as at December 31, 1994, and the related audited combined consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended as well as the fiscal year ended December 31, 1993, together with the report thereon of KPMG Peat Marwick L.L.P., and (B) an audited combined consolidated balance sheet of the Company and the BioClin Affiliates as at December 31, 1995 and the related audited combined consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended, together with the report thereon of KPMG Peat Marwick L.L.P., including, in each case, the notes thereto, and (ii) (A) the financial statements with respect to fiscal 1995 will be prepared in accordance with U.S. GAAP (which except where noted therein, will be consistently applied), and will fairly present the financial condition and results of operations, changes in stockholders' equity and cash flow of the Company and the BioClin Affiliates as at the respective dates and for the periods referred to in such financial statements and (B) the



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

financial statements with respect to fiscal 1993 and 1994 will be prepared in accordance with German GAAP (Grundsaetze ordnungsgemaesser Buchfuehrung und Bilanzierung) including the principle of balance sheet consistency (Bilanskontinuitast) and will be reconciled to U.S. GAAP.

                  (b) The Company and the Interest Holders hereby covenant and agree with Acquiror, that, prior to the Closing, the Company shall, and the Interest Holders shall cause the Company to, hire such number of bookkeepers and/or accountants, or an accounting firm to provide such bookkeeping and accounting services, reasonably acceptable to Acquiror, both in terms of number and identity, such that the Company will, upon the Closing, have adequate financial reporting capabilities to ensure that the reporting of consolidated financial results by Acquiror on a post-Closing basis shall be made in a manner that will enable Acquiror meet all reporting obligations applicable to it pursuant to the Exchange Act.

                  (c) Notwithstanding any other provision hereof to the contrary (including, without limitation, Section 10.2), to the extent Acquiror incurs any fees or expenses in connection with the employment of Persons in connection with the rendering of services contemplated by Section 6.3(b), the Company shall promptly reimburse Acquiror for all such fees and expenses.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

                  7.1. CURRENT INFORMATION. During the period from the date of this Agreement to the Closing, the Interest Holders, on the one hand, and Acquiror, on the other hand, will cause one or more of their Representatives to confer on a regular and frequent basis with Representatives of the other party with respect to the status of the ongoing operations of the Company. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material Proceedings involving such party which would in any manner, challenge, prevent, alter or materially delay any of the transactions contemplated by this

Agreement, and each party will keep the other party fully informed with respect to such events. Each party will also notify the other party of the status of regulatory applications and third party consents related to the transactions contemplated hereby.

                 7.2. ACCESS AND INVESTIGATION. To the full extent permitted by applicable law, between the date of this Agreement and the Closing Date, the Company shall, and the Interest Holders shall and shall cause the Company and its Representatives to, (a) afford Acquiror and its Representatives (collectively, "Acquiror's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Acquiror and Acquiror's Advisors with copies of all such contracts, books and records, and other existing documents and data as Acquiror may reasonably request, and (c) furnish Acquiror and Acquiror's Advisors with such additional financial, operating, and other data and information as Acquiror may reasonably request.

                  7.3. EFFECT OF INVESTIGATIONS. Notwithstanding the notification and cure provisions of Sections 7.6(c) and (d), but subject to the provisions of Section 8.2 and 8.3, no investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise (including without limitation, any action taken by or information provided to Acquiror pursuant to the provisions of Sections 7.1 and 7.2) shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

                  7.4. PRESS RELEASES, ETC. Acquiror and the Interest Holders will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other party, which shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that either party may make such disclosures as are required by law after making reasonable efforts in the circumstances to consult in advance with the other party.

                  7.5. ACQUISITION PROPOSALS. Until such time, if any, as this Agreement is terminated pursuant to Article IX, the Company and the Interest Holders will not, and the Interest Holders will cause the Company and its Representatives not to, directly or indirectly solicit, initiate, or encourage or take any other action to facilitate (including by way of providing information) any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company, or any of the equity interests of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. The Company and the Interest Holders shall promptly advise Acquiror orally and in writing of any inquiry or proposal which relates to such a transaction.

                  7.6. NOTIFICATION OF CERTAIN MATTERS. (a) Between the date of this Agreement and the Closing Date, each Interest Holder will promptly notify Acquiror in writing if such Interest Holder or the Company has knowledge of any fact or condition that causes or constitutes a breach of the Trustee's, the Company's or any of the Interest Holders' representations and warranties as of the date of this Agreement, or if such Interest Holder or the Company has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition, or any fact or condition disclosed to the Interest Holders by Acquiror pursuant to Section 7.6(d), require any change in the Disclosure Letter, if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Interest Holders will promptly deliver to Acquiror a supplement to the Disclosure Letter specifying such change. During the same period, each Interest Holder will promptly notify Acquiror if such Interest Holder or the Company has knowledge of the occurrence of any breach of any covenant of the Interest Holders or the Company in Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in
Article VIII impossible or unlikely.

                  (b) Between the date of this Agreement and the Closing Date, Acquiror will promptly notify the Interest Holders in writing if Acquiror has knowledge of any fact or condition that causes or constitutes a breach of the Acquiror's representations and warranties as of the date of this Agreement, or if Acquiror has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition, or any fact or condition disclosed to Acquiror by the Company or any Interest Holder pursuant to Section 7.6(c), require any change in the Acquiror Letter, if the Acquiror Letter were dated the date of the occurrence or discovery of any such act or condition, Acquiror will promptly deliver to the Interest Holders a supplement to the Acquiror Letter specifying such change. During the same period, Acquiror will promptly notify the Interest Holders if Acquiror has knowledge of the occurrence of any breach of any covenant of Acquiror in Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

                  (c) Between the date of this Agreement and the Closing Date, each Interest Holder will promptly notify Acquiror in writing if such Interest Holder or the Company has knowledge of any fact or condition that causes or constitutes a breach of Acquiror's representations and warranties as of the date of this Agreement, or if such Interest Holder or the Company has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Interest Holder will promptly notify Acquiror if such Interest Holder or the Company has knowledge of the occurrence of any breach of any covenant of Acquiror in Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in
Article VIII impossible or unlikely.

                  (d) Between the date of this Agreement and the Closing Date, Acquiror will promptly notify the Interest Holders in writing if Acquiror has knowledge of any fact or condition that causes or constitutes a breach of the Trustee's, the Company's or any of the Interest Holders' representations and warranties as of the date of this Agreement, or if Acquiror has knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Acquiror will promptly notify the Interest Holders if Acquiror has knowledge of the occurrence of any breach of any covenant of the Company or the Interest Holders in Article VI, this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

                  (e) For purposes of this Agreement, "knowledge" on the part of Acquiror means the actual knowledge of Mr. Paul J. Schmitt, Mr. John G. Cooper or Mr. Lief Modeweg, and knowledge on the part of the Company means the actual knowledge of Dr. Jack Barbut or Dr. J. Chris Jensen; provided, however, that all such Persons shall be deemed to have actual knowledge of all matters disclosed in the Acquiror Letter and the Disclosure Letter.

                  (f) Not later than ten Business Days prior to the scheduled Closing Date, (i) Acquiror shall deliver to the Interest Holders a supplement to the Acquiror Letter and (ii) the Interest Holders shall deliver to Acquiror a supplement to the Disclosure Letter, in each case, that updates such disclosure from the date of this Agreement to such date of delivery. Thereafter, until the Closing, Acquiror and the Interest Holders shall notify each other in writing of any changes or supplements to the updated information necessary, to the knowledge of Acquiror or the Interest Holders, as the case may be, to make such information correct and complete at all times up to and including the Closing.

                  (g) Notwithstanding the foregoing provisions of this Section 7.6, nothing herein contained shall be construed to, in any manner, (i) modify the representations and warranties of the parties contained herein as made as of the date hereof or (ii) affect any right or remedy of any party granted hereunder or under the Stockholders' Agreement (including, without limitation, the conditions to Closing set forth in Article VIII herein and the indemnification provisions set forth in Article IV of the Stockholders' Agreement).

'
                  7.7. CUSTOMERS. After execution of this Agreement and prior to Closing, the Interest Holders, the Company and Acquiror shall, either individually or jointly, notify the customers of the Company of the transactions contemplated hereby. As promptly as practicable following the Closing, the Interest Holders, and Acquiror shall notify such customers thereof and shall provide, or join in providing where appropriate, all notices to such customers and other persons that the Interest Holders the Company, or Acquiror, as the case may be, are or is required to give by any Governmental Body having jurisdiction over any such Person or under applicable law or other terms of any other agreement between the Company or its employees and any customer in connection with the transactions contemplated hereby.

                  7.8. PRESERVATION OF RELATIONSHIPS. The Interest Holders (excluding, for this purpose, Hackel) shall use their best efforts, and shall use their best efforts to cause all their Affiliates including, without limitation, the Company and its employees (in their capacity as employees) to use their best efforts, to maintain in effect all material contractual and business relationships with the Company or the employees (in their capacity as employees) and to waive any and all rights to terminate any such relationship arising as a result of the transactions contemplated by this Agreement, except as otherwise contemplated by this Agreement.

                  7.9. RESALE; LEGENDS. (a) The Interest Holders shall not sell or otherwise transfer any of their Acquiror Shares until (a) such Acquiror Shares shall have been registered under the Securities Act, or (b) Acquiror shall have received an opinion of legal counsel, satisfactory to Acquiror, that such Acquiror Shares may be legally sold or otherwise transferred without such registration.

                  (b) The Acquiror Shares shall be imprinted with a legend in substantially the following form:

                  "The securities represented by this
                  certificate have not been registered under the Securities Act of 1933 (the "Act"), and may not be sold or transferred in the absence of an effective registration statement under the Act or an exemption from registration thereunder. Prior to any sale or transfer of the securities represented by this certificate, except pursuant to an effective registration statement under the Act covering such sale or transfer, the holder hereof shall have delivered to the issuer hereof (the "Company") an opinion of counsel reasonably satisfactory to the Company to the effect that such sale or transfer is exempt from registration under the Act."

                  7.10. POOLING TREATMENT. None of Acquiror, the Company nor any of the Interest Holders shall intentionally take, fail to take or cause to be taken or not taken any action within its control, whether before or after the Closing, which would disqualify the transactions consummated under this Agreement as a "pooling of interests" for accounting purposes.

                  7.11. SHAREHOLDER APPROVAL; PROXY STATEMENT. (a) As soon as practicable after the date hereof, Acquiror shall prepare a proxy statement (the "Proxy Statement"), file it with the SEC, respond to comments of the Staff of the SEC, clear the Proxy Statement with the Staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of Acquiror Common Stock. The Interest Holders shall, and shall cause the Company to, cooperate with Acquiror in the preparation of the Proxy Statement.


                  (b) Acquiror shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a meeting of the holders of Acquiror Common Stock (the "Stockholders Meeting") for the purpose of considering and taking action with respect to the approval of the issuance of the Acquiror Shares as required by the rules of the National Association of Securities Dealers, Inc. in connection with the transactions contemplated by this Agreement and any of the other transactions pursuant to which Acquiror shall acquire all of the outstanding capital stock or equity interests in each of the BioClin Affiliates.

                                  ARTICLE VIII
                                   CONDITIONS

                  8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO CONSUMMATE THE CLOSING. The respective obligations of each party to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

                  (a) The issuance of the Acquiror Shares shall have been approved by the requisite vote of the holders of Acquiror Common Stock.

                  (b) The sale, transfer and assignment of Company Shares and the transfer and delivery of the Acquiror Shares in consideration therefor as contemplated by this Agreement and the transactions contemplated hereby shall have been approved by the Governmental Bodies whose approval is required to consummate the transactions contemplated hereby without any condition which is reasonably likely to have a material adverse effect on the financial condition, business or results of operations of the Company or Acquiror taken as a whole; all conditions required to be satisfied prior to the Closing imposed by the terms of such approvals shall have been satisfied; and all notifications to any Governmental Bodies that are required shall have been made.

                  (c) None of Acquiror, the Trustee, the Interest Holders nor the Company shall be subject to any order, decree or injunction of any Governmental Body which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

                  (d) Acquiror, the Company and the Interest Holders shall have received a letter, dated the Closing Date, from KPMG Peat Marwick L.L.P. to the effect that, for financial reporting purposes, the transactions contemplated hereby qualify for pooling-of-interests accounting treatment under U.S. GAAP if consummated in accordance with this Agreement.

                  (e) The Stockholders' Agreement and the Employment Agreements shall have been entered into by the parties thereto.

                  8.2. CONDITIONS TO OBLIGATION OF ACQUIROR TO CONSUMMATE THE CLOSING. The obligations of Acquiror to consummate the

Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:

                  (a) (i) The representations and warranties of the Company, the Trustee and the Interest Holders set forth in Articles IV and V hereof (A) that contain a materiality qualification shall be true and correct and (B) that do not contain a materiality qualification shall be true and correct in all material respects, as of the Closing as though made at and as of the Closing (it being understood that representations and warranties that speak as of a specified date shall continue to speak only as of the date so specified) without giving effect to any supplement to the Disclosure Letter, except for such changes occurring after the date hereof in the ordinary course of business of the Company and in accordance with the terms and provisions of this Agreement (including, without limitation, Section 6.1(a)), which, in the aggregate, would not have a material adverse effect on the financial condition, operations or prospects of the Company and the BioClin Affiliates taken as a whole, and (ii) Acquiror shall have received a signed certificate of each of the Company (which is to the knowledge of a principal executive officer), the Trustee and the Interest Holders to that effect. Acquiror's closing of the transactions contemplated by this Agreement and the agreements with the BioClin Affiliates with respect to Acquiror's acquisition of all of the outstanding capital stock or equity interests of the BioClin Affiliates shall constitute acceptance of the disclosures made by the Company and/or the Interest Holders prior to Closing in the Disclosure Letter and waiver of any purported misrepresentation or breach of any representation or warranty made by such Persons in Article V or any covenant of such Persons contained in Article VI or VII to the extent the Disclosure Letter, as supplemented pursuant to Section 7.6(a) and (f), discloses information pertaining thereto.

                  (b) The Company, the Trustee and the Interest Holders shall have in all material respects performed all obligations required to be performed by them under this Agreement prior to the Closing, and Acquiror shall have received a signed certificate of each of the Company (which is to the knowledge of a principal executive officer), the Trustee and the Interest Holders to that effect.

                  (c) Acquiror shall have received a legal opinion dated the Closing, from Piper & Marbury, L.L.P., counsel of the Interest Holders, with respect to the transactions contemplated herein in form mutually agreed upon by Acquiror and the Interest Holders.

                  (d) The Board of Directors of Acquiror shall have received an opinion from Vector Securities International, Inc., dated not later than the date of Acquiror's Proxy Statement (and such opinion shall not have been withdrawn on or before the Closing Date) to the effect that as of the date thereof, the number of Acquiror Shares to be delivered in consideration for the transfer of the Company Shares and the capital stock or equity interests in each of the BioClin Affiliates is fair to Acquiror and Acquiror's stockholders from a financial point of view.

                  (e) Acquiror shall have acquired all of the outstanding capital stock or equity interests in each of the BioClin Affiliates.

                  (f) The Company shall have obtained the written consent(s) of the Person(s) specified in Part 8.2 of the Acquiror Letter.

                  8.3. CONDITIONS TO OBLIGATION OF INTEREST HOLDERS OWNER TO CONSUMMATE THE CLOSING. The obligations of the Company, the Trustee and Interest Holders to consummate the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following additional conditions:

                  (a)(i) The representations and warranties of Acquiror set forth in Article III hereof (A) that contain a materiality qualification shall be true and correct, and (B) that do not contain a materiality qualification shall be true and correct in all material respects, as of the Closing as though made at and as of the Closing (it being understood that representations and warranties that speak as of a specified date shall continue to speak only as of the date so specified) without giving effect to any supplement to the Acquiror Letter, except for such changes occurring after the date hereof in the ordinary course of business of Acquiror and in accordance with the terms and provisions of this Agreement (including, without limitation, Section 6.1(b)), which, in the aggregate, would not have a material adverse effect on the financial condition, operations or prospects of Acquiror and its Subsidiaries taken as a whole, and (ii) each of the Company, the Trustee and the Interest Holders shall have received a signed certificate which is to the knowledge of a principal executive officer of Acquiror to that effect. The closing of the transactions contemplated by this Agreement and the agreements with the BioClin Affiliates with respect to Acquiror's acquisition of all of the outstanding capital stock or equity interests of the BioClin Affiliates shall constitute acceptance by the Company and the Interest Holders of the disclosures made by Acquiror prior to the Closing in the Acquiror Letter and waiver of any purported misrepresentation or breach of any representation or warranty made by Acquiror in Article III or any covenant of Acquiror contained in Article VI or VII to the extent the Acquiror Letter, as supplemented pursuant to Section 7.6(b) and (f), discloses information pertaining thereto.

                  (b) Acquiror shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Closing, and each of the Company, the Trustee and the Interest Holders shall have received a signed certificate which is to the knowledge of a principal executive officer of Acquiror to that effect.

                  (c) The Interest Holders shall have received a legal opinion dated the Closing from Jones, Day, Reavis & Pogue, counsel of Acquiror, with respect to the transactions contemplated herein in form mutually agreed upon by Acquiror and the Interest Holders.

                  (d) All liabilities and obligations of Hackel (direct or indirect) and Barbut pursuant to any guarantees of the indebtedness of the Company and the BioClin Affiliates shall have been terminated.


                                   ARTICLE IX
                                   TERMINATION

                  9.1. TERMINATION. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Acquiror or the Interest Holders if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

                  (b) (i) by Acquiror, if any of the conditions in Section 8.1 or 8.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquiror to comply with its obligations under this Agreement) and Acquiror has not waived such condition on or before the Closing Date; or (ii) by the Interest Holders, if any of the conditions in Section 8.1 or 8.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Trustee or the Interest Holders to comply with their obligations under this Agreement) and the Interest Holders have not waived such condition on or before the Closing Date;

                  (c) by mutual consent of Acquiror and the Interest Holders;

                  (d) by either Acquiror or the Interest Holders if any of the agreements relating to the transfer and delivery of the Acquiror Common Stock in consideration and exchange for the transfer of the outstanding capital stock or equity interests in each of the BioClin Affiliates is terminated; or

                  (e) by either Acquiror or the Interest Holders if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1996, or such later date as the parties may agree upon.

                  9.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations set forth in Sections 6.3(c), 10.2 and 10.3 will survive; provided, however, that if this Agreement is terminated by Acquiror or the Interest Holders because of the intentional breach of this Agreement (including, without limitation, the making by any party hereto of any representation or warranty hereunder that is known by such party not to be true and correct in all material respects at the time such representation or warranty is made) by the Interest Holders or Acquiror, as the case may be, or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's intentional failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                                    ARTICLE X
                               GENERAL PROVISIONS

                  10.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as specifically provided in this Agreement and the Stockholders' Agreement, all representations, warranties and agreements of the parties hereto in this Agreement or in any instrument delivered by the parties hereto pursuant to this Agreement shall expire on the Report Date or upon termination of this Agreement in accordance with its terms.

                  10.2. EXPENSES. Except as otherwise expressly provided in this Agreement (including, without limitation, in Section 6.3(b)) and the Letter Agreement, dated May 16, 1996, by and among Acquiror, the Company and the BioClin Affiliates, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. Acquiror will pay all amounts payable to Vector Securities International, Inc. in connection with this Agreement and the transactions contemplated hereby. In the event of termination of this Agreement pursuant Article IX, the obligation of each party to pay its own expenses shall be subject to the right of such party to pursue any legal remedies arising from the intentional breach of this Agreement by the other party or the other party's intentional failure to comply with its obligations under this Agreement as provided in Section 9.2.

                  10.3. CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Acquiror and the Interest Holders will maintain in confidence, and will cause the directors, managing director, Prokurist, officers, employees, agents, and advisors of Acquiror and the Company to maintain in confidence, and not use to the detriment of another party hereto any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the transactions contemplated hereby, unless
(a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If any party hereto or its Representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, such party or its Representative, as the case may be, will provide the party providing the confidential information with prompt notice of such request so that an appropriate protective order or other appropriate remedy may be sought. Subject to the foregoing, such party or its Representative may furnish that portion (and only that portion) of the confidential information that, in the written opinion of its counsel reasonably acceptable to the party providing such information, such party is legally compelled or is otherwise required to disclose the information at issue or else stand liable for contempt or suffer other material censure or material penalty. If the transactions contemplated hereby are not consummated, each party hereto will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, the Interest Holders waive, and will upon Acquiror's request cause the Company to waive, any cause of action, right, or claim arising out of the access of Acquiror or its Representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Acquiror of such trade secrets or confidential information. The Trustee and the Interest Holders acknowledge that, and agree that they will advise their respective Representatives and Affiliates, that any non-public information provided by or relating to Acquiror may constitute material non-public information for purposes of the Exchange Act, and agrees that it will not engage in any transaction in violation of the restrictions on trading while in possession of material non-public information under applicable securities laws or regulations while in possession of such information.

                  10.4. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  (a)      if to Acquiror:

                           DNX Corporation
                           303B College Road East
                           Princeton, New Jersey 08540
                           Attention: President
                           Telecopier No.: (908) 722-6677

                           with copies to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio  44114
                           Attention:  Thomas C. Daniels, Esq.
                           Telecopier No.: (216) 579-0212

                  (b)      if to the Trustee:

                           Dr. Gerald Rittershaus
                           Theodor-Heuss-Anlage 2
                           68165 Mannheim
                           Germany
                           Telecopier No.: 011-49-621-42-56-250

                  (c)      if to the Interest Holders:

                           Jack Barbut
                           c/o Piper & Marbury, L.L.P.
                           1251 Avenue of the Americas
                           New York, New York 10020-1104
                           Telecopier No.: (212) 835-6001

                           Alec Hackel
                           Flueliweg 3
                           6045 Meggen
                           Switzerland
                           Telecopier No.: 011-41-41-377-3053


                           Dr. John Christian Jensen
                           Bohlstrasse 9a
                           6300 Zug
                           Switzerland
                           Telecopier No.: 011-41-41-71-2341


                           with copies to:

                           Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York 10020
                           Attention: Ray A. Mantle, Esq.
                           Telecopier No.: (212) 835-6001


                  (d)      if to the Company:

                           c/o BioClin, Inc.
                           1001 East Main Street
                           Suite 808
                           Richmond, Virginia 23219
                           Attention: Chief Executive Officer
                           Telecopier No.: (804) 788-0040


                           with copies to:

                           Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York 10020
                           Attention: Ray A. Mantle, Esq.
                           Telecopier No.: (212) 835-6001

                  10.5. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  10.6. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  10.7. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Except as otherwise specifically provided by Sections 8.2 and 8.3 of this Agreement, neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law and except as otherwise specifically provided by Sections 8.2 and 8.3 of this Agreement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  10.8. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Stockholders' Agreement and the other documents referred to in this Agreement and the documents executed in connection with Acquiror's acquisition of the equity interests of the BioClin Affiliates) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the parties hereto.

                  10.9. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party hereto may assign any of its rights under this Agreement without the prior consent of the other parties, except that Acquiror may assign any of its rights under this Agreement to any Subsidiary of Acquiror. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and their successors and assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  10.10. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The invalid or unenforceable provision shall be replaced by a provision which ensures the economic purpose of the invalid or unenforceable provision as far as possible.

                  10.11. FOREIGN CURRENCIES. For purposes of the representations and warranties set forth in this Agreement, any reference to "U.S. $" shall be construed to include the U.S. dollar equivalent of any foreign currency (other than DM) computed using the noon buying rate in New York City for cable transfers of such foreign currency as announced for customs purposes by the

Federal Reserve Bank of New York prevailing on the date of this Agreement.

                  10.12. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  10.13. GOVERNING LAW. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

                  10.14. SPECIFIC PERFORMANCE. Each of the Company, the Interest Holders, the Trustee and Acquiror acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Company, the Interest Holders, the Trustee and Acquiror agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

                  10.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                        DNX CORPORATION


                                        By: /s/ Paul J. Schmitt
                                          ------------------------------
                                            Name: Paul J. Schmitt
                                            Title: Chief Executive Officer


                                        /s/ Dr. Gerald Rittershaus
                                        ---------------------------------
                                        Dr. Gerald Rittershaus, as
                                        Trustee


                                        /s/ Dr. Jack Barbut
                                        ---------------------------------
                                        Dr. Jack Barbut



                                        /s/ Alec Hackel
                                        ---------------------------------
                                        Alec Hackel


                                        /s/ Dr. John Christian Jensen
                                        ---------------------------------
                                        Dr. John Christian Jensen



                                        BIOCLIN INSTITUTE OF CLINICAL
                                                 PHARMACOLOGY GMBH


                                        By: /s/ Dr. John Christian Jensen
                                           -------------------------------
                                            Name: Dr. John Christian Jensen
                                            Title: Managing Director

                                                                    Exhibit 99.1
                             STOCKHOLDERS' AGREEMENT
                             -----------------------


                  This STOCKHOLDERS' AGREEMENT (the "Agreement") is being entered into this _____ day of _______________, 1996, by and between DNX Corporation, a Delaware corporation (together with its successors and permitted assigns, the "Issuer"), Sherby N.V., a Netherlands Antilles corporation ("Sherby"), Dr. Gerald Rittershaus, acting solely in his capacity as trustee ("Rittershaus") pursuant to an Agreement among Rittershaus, Dr. Jack Barbut and Alec Hackel, dated August 29, 1991 (the "Rittershaus Trust Agreement"), Manfred Wissmann, acting solely in his capacity as trustee ("Wissmann" and, together with Rittershaus, the "Trustees") pursuant to an Agreement among Wissmann, Dr. Jack Barbut and Alec Hackel, dated March 22, 1990 (the "Wissmann Trust Agreement" and, together with the Rittershaus Trust Agreement, the "Trust Agreements"), Dr. Jack Barbut ("Barbut"), Alec Hackel ("Hackel"), Dr. John Christian Jensen ("Jensen", collectively with Sherby, Barbut and Hackel, the "Stockholders") and Ms. Martha Lee Reynolds ("Reynolds"), Mr. Barry Dvorchik ("Dvorchik"), Ms. Christine Dune-Kraatz ("Kraatz"), Dr. Gerald Rittershaus, acting solely in his capacity as trustee (the "Employee Trustee") pursuant to a Trust Agreement between the Employee Trustee and Kraatz dated December 12, 1989 (the "Employee Trust Agreement"), and Ms. Bettina Donhardt ("Donhardt" and, together with Reynolds, Dvorchik and Kraatz, collectively, the "Employee Stockholders").



                                    RECITALS
                                    --------

                  A. The Issuer, the Trustees and the Stockholders, among others, are parties to each of (i) a Share Exchange Agreement (the "Exchange Agreement") with respect to BioClin Europe AG, a Swiss corporation ("BioClin Europe"), Kilmer N.V., a Netherlands Antilles corporation ("Kilmer"), and BioClin GmbH, a German corporation ("BioClin Germany"), (ii) a Share Acquisition Agreement (the "Acquisition Agreement") with respect to BioClin Institute of Clinical Pharmacology GmbH, a German corporation ("BioClin Institute"), and (iii) a Merger Agreement (the "Merger Agreement") with respect to BioClin, Inc., a Delaware corporation ("BioClin/U.S." and, together with BioClin Europe, Kilmer, BioClin Germany and BioClin Institute, collectively, the "BioClin Affiliates"), each dated August 19, 1996 (the Exchange Agreement, the Acquisition Agreement and the Merger Agreement collectively, the "Securities Exchange Agreements"), pursuant to which the Issuer will, among other things, directly, or indirectly, issue to the Stockholders (or to the Trustees on behalf of Barbut and Hackel) and the Employee Stockholders (or to the Employee Trustee on behalf of Kraatz) shares (the "Acquiror Shares") of its Common Stock, par value $0.01 per share (the "Common Stock").

                  B. The Issuer has agreed to provide the Stockholders with the right to designate one, or upon the earlier of March 31, 1997 or the next vacancy, two, directors, for election to the Board of Directors of the Issuer (the "Board").

                  C. The Issuer has agreed to provide to the Stockholders and the Employee Stockholders certain registration rights with respect to the Common Stock.

                  D. The Issuer, the Trustees, the Stockholders and the Employee Stockholders are entering into this Agreement to set forth the terms and conditions applicable to such designation of directors to the Board, the grant and exercise of such registration rights and certain indemnification arrangements.

                  E. Capitalized terms used herein, unless otherwise defined herein, shall have the meaning given to such terms in the Securities Exchange Agreements.

                  NOW THEREFORE, for the consideration set forth in the Securities Exchange Agreements and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Issuer agrees with the Trustees and the Stockholders as follows:

                                    ARTICLE I
                                    ---------
                                   DEFINITIONS
                                   -----------

                  1.1 As used in this Agreement, the following terms have the following meanings:

                         (i) "AFFILIATE" means, as to any Person, another Person which controls, is controlled by or is under common control with, such Person;

                        (ii) "COMMISSION" means the Securities and Exchange Commission.

                       (iii) "CUTBACK REGISTRATION" means any registration in which the managing underwriter advises the Issuer that marketing factors require a limitation of the number of shares of Common Stock to be underwritten in such registration;

                        (iv) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder;

                         (v) "PERSON" means a corporation, association, joint venture, partnership, limited liability company, trust, business, individual, government or political subdivision thereof, or any governmental agency;

                        (vi) "PERMITTED INTERRUPTION" has the meaning set forth in Section 3.8.

                       (vii) "PIGGYBACK REGISTRATION" means any registration which is not a First Tranche Requested Registration (other than a registration on Form S-4 or Form S-8 promulgated pursuant to the Securities Act);

                      (viii) "REGISTER", "REGISTERED" and "REGISTRATION" refer to a registration of Common Stock effected by preparing and filing with the Commission a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement by the Commission;

                        (ix) "REGISTRABLE SECURITIES" means the Common Stock issued or issuable to any Stockholder (or to the Trustees on behalf of any Stockholder) or any Employee Stockholder (or the Employee Trustee on behalf of any Employee Stockholder) pursuant to the Securities Exchange Agreements; PROVIDED that, as to any particular securities, such securities will cease to be Registrable Securities upon the first to occur of the following: (i) such securities have been sold to the public pursuant to a registration or pursuant to Rule 144 promulgated by the Commission pursuant to the Securities Act (or any similar rule then in force); or (ii) such securities have been exchanged, substituted or replaced by securities that have been registered under the Securities Act.

                         (x)        "REQUESTED REGISTRATION" means a
                                    registration requested under Section 3.2 by the Stockholders.

                        (xi) "SECURITIES ACT" means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.


                                   ARTICLE II
                                   ----------
                            DESIGNATION OF DIRECTORS
                            ------------------------


                  2.1 RIGHT TO NOMINATE A DIRECTOR OF ISSUER. (a) The Issuer shall take all actions reasonably within its power on or prior to the fifth
(5th) business day after the closing of the transactions contemplated by the Securities Exchange Agreements (the "Closing") to elect to the Board one (1) member who is designated by the Stockholders, and upon the earlier to occur of March 31, 1997 or the next vacancy on the Board, one (1) additional member who is designated by the Stockholders (each person so designated, a "Stockholder Nominee").

                  (b) Each Stockholder Nominee, regardless of whether to be appointed or elected, shall be reasonably acceptable to the Issuer, except that the Issuer hereby agrees that Barbut and Jensen are acceptable Stockholder Nominees.

                  (c) Notwithstanding any provision contained herein to the contrary, at any time prior to the election of the second Stockholder Nominee to the Board, in accordance with Section 2.1(a), one other person (the "Auditing Nominee") shall have the right to attend and speak (but not vote) at all regular and special meetings of the Board and, upon notice from the Stockholders of the identity and address of such Auditing Nominee, the Issuer will cause all notices of such meetings and all written materials prepared for such meetings to be sent to such Auditing Nominee at the same time that such notices and materials are sent to the members of the Board. Any Auditing Nominee shall be reasonably acceptable to the Issuer, except that the Issuer hereby agrees that each of Barbut and Jensen is an acceptable Auditing Nominee. Any Auditing Nominee shall become a party hereto unless already a party hereto. Such Auditing Nominee hereby acknowledges its obligations under the federal securities laws to not trade in the Common Stock while in possession of material non-public information relating to the Issuer and hereby agrees to not so trade.


                                   ARTICLE III
                                   -----------
                             REGISTRATION PROVISIONS
                             -----------------------

                  3.1 PIGGYBACK REGISTRATION. Subject to Permitted Interruptions as provided for in Section 3.8, if at any time after the Closing, and from time to time thereafter, the Issuer proposes to effect a Piggyback Registration for its account or for the account of a security holder or holders, the Issuer shall:

                  (a) promptly give to each Stockholder and Employee Stockholder written notice thereof (which written notice shall include a list of the jurisdictions in which the Issuer intends to attempt to qualify such securities under or otherwise comply with the applicable blue sky or other state securities laws); and

                  (b) include in such registration (and any related qualification under or other compliance with blue sky or other state securities laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request, made within fifteen (15) days after receipt of such written notice from the Issuer, by any Stockholder (or the Trustees on behalf of any Stockholder) or any Employee Stockholder (or the Employee Trustee on behalf of any Employee Stockholder); PROVIDED, HOWEVER, that if such registration is a Cutback Registration, then (i) if such registration is a registration on behalf of the Issuer for its own account, the Issuer shall register in such registration (A) first, the shares of Common Stock the Issuer proposes to sell in such registration, and (B) second, the shares of Common Stock that are Registrable Securities held by the Stockholders, the Employee Stockholders and any other shares of Common Stock requested to be included therein by persons entitled to piggyback registration rights (the "Other Holders"), on a pro rata basis, based upon the number of shares of Common Stock each Stockholder, Employee Stockholder and each Other Holder originally sought to include in such registration; and (ii) if such registration is a Piggyback Registration that is solely a secondary registration requested by, and being made on behalf of, holders of Common Stock other than the Stockholders or the Employee Stockholders (the "Demanding Holders"), the Issuer shall register in such registration (A) first, the shares of Common Stock proposed to be sold by the Demanding Holders, and (B) second, the shares of Common Stock that are Registrable Securities held by the Stockholders, the Employee Stockholders and any other shares of Common Stock requested to be included therein by the Other Holders, on a pro rata basis, based upon the number of shares of Common Stock each Stockholder, Employee Stockholder and each Other Holder originally sought to include in such registration.

                  3.2 REQUESTED REGISTRATION. Subject to Permitted Interruptions as provided for in Section 3.8:

                  (a) FIRST TRANCHE REQUESTED REGISTRATION. At any time following the second anniversary of the Closing, the Stockholders, acting together, may make a written request to the Issuer for one (1) registration (including any related qualification under or compliance with blue sky or other state securities laws) of up to thirty-eight percent (38%) of the Registrable Securities owned by them (or by the Trustees on their behalf) to be allocated among the Stockholders as agreed by them
("First Tranche Requested Registration").

                  (b) SECOND TRANCHE REQUESTED REGISTRATION. At any time following the fifth anniversary of the Closing, the Stockholders, acting together, may make a written request to the Issuer for one (1) registration (including any related qualification under or compliance with blue sky or other state securities laws) of all or part of the Registrable Securities owned by them (or by the Trustees on their behalf) to be allocated among the Stockholders as agreed by them ("Second Tranche Requested Registration").

                  (c) REQUEST AND REGISTRATION PROCEDURES. The offering of such Registrable Securities pursuant to such Requested Registration shall be in the form of an underwritten public offering. Each request to the Issuer for registration shall specify whether the registration is a First Tranche Requested Registration or a Second Tranche Requested Registration and the number of shares of Common Stock that are Registrable Securities proposed to be registered and the allocation of such Registrable Securities among the Stockholders. After receipt of such request, the Issuer shall, subject to Permitted Interruptions, use its best efforts diligently to effect such Requested Registration (and related qualifications and compliances (including, without limitation, the execution of an undertaking to file post-effective amendments and appropriate qualifications under or other compliance with the applicable blue sky or other state securities laws)) of the Registrable Securities which the Issuer has been so requested to register by the Stockholders exercising the Requested Registration rights ("Requesting Holders").

                  (d) PRIORITY ON REQUESTED REGISTRATIONS. If any Requested Registration is a Cutback Registration, the Issuer shall register in such registration (i) first, the Registrable Securities which any Requesting Holder seeks to include in such registration, on a pro rata basis based upon the number of shares of Common Stock each such Requesting Holder seeks to include in such registration and (ii) second, the Registrable Securities held by the Employee Stockholders that have exercised their Piggyback Registration rights in accordance with Section 3.1 (the "Piggyback Holders") (with respect to a Second Tranche Requested Registration) and any other shares of Common Stock requested to be included in such registration by the Other Holders, on a pro rata basis, based upon the number of shares of Common Stock each Piggyback Holder and each Other Holder, as applicable, seeks to include in such registration.

                  (e) UNDERWRITING. Any Requesting Holder shall so advise the Issuer as a part of the request made pursuant to this Section 3.2 of such Requesting Holder's selection of an underwriter for the offering; PROVIDED that such underwriter must be reasonably satisfactory to the Issuer. If another Stockholder disapproves of the terms of the underwriting, such Stockholder may elect to withdraw therefrom by written notice to the Issuer and the managing underwriter, and each of the remaining Stockholders shall be entitled to increase the number of shares being registered, to the extent permitted by the managing underwriter, in the proportion which the number of shares of Registrable Securities being registered by such Stockholder bears to the total number of shares being registered by all such remaining Stockholders.

                  3.3 EXPENSES OF REGISTRATION.
                      -------------------------

                  (a) PIGGYBACK REGISTRATION. All expenses incurred in connection with a Piggyback Registration which, but for such Piggyback Registration, would not have been incurred by the Issuer (including, without limitation, fees and disbursements of counsel or independent certified public accountants for any Stockholder or Employee Stockholder, additional filing and/or listing fees, additional expenses to secure qualification of such securities under state securities laws, additional reasonable fees and disbursements of counsel or independent certified public accountants for the Issuer) shall be for the account of, and shall be paid by the Stockholders and the Employee Stockholders participating in such Piggyback Registration or, to the extent such expenses have already been paid by the Issuer, shall be promptly reimbursed to the Issuer by the Stockholders and the Employee Stockholders participating in such Piggyback Registration within ten (10) business days after written request therefor by the Issuer. The Stockholders and the Employee Stockholders shall pay all underwriters' fees, discounts or commissions relating to any Registrable Securities included in any Piggyback Registration.

                  (b) REQUESTED REGISTRATION. All expenses incurred by the Issuer or the Stockholders in connection with a Requested Registration (including, without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Issuer and the Issuer's independent certified public accountants (subject to the exceptions described herein) and all underwriters' fees, discounts or commissions relating to any Registrable Securities included in any such registration) shall be for the account of and paid by the Stockholders whose Registrable Securities are included in the Requested Registration, except that the Issuer shall pay up to $75,000 of the fees and disbursements of the Issuer's counsel and independent certified public accountants in connection with any Requested Registration.

                  (c) Notwithstanding any provision of this Section 3.3 to the contrary, in no event shall the Issuer be required to pay underwriters' fees, discounts or commissions relating to any Registrable Securities.

                  (d) In the event that a Requested Registration is withdrawn prior to the effective disposition under a registration statement of the Registerable Securities thereby registered, the request relating to such Requested Registration shall be deemed not to have been made and registration shall be deemed not to have been effected under this Article III if the Issuer is reimbursed by the relevant Stockholders for the expenses incurred by it in connection with the withdrawn Requested Registration.

                  3.4 REGISTRATION PROCEDURES.
                      ------------------------

                  (a) In the case of each registration, qualification or compliance effected by the Issuer pursuant to this Article III, the Issuer shall keep each Stockholder and Employee Stockholder included in such registration advised in writing as to the initiation, progress, and effective date of each registration, qualification and compliance, and, at its or such Stockholder's or Employee Stockholder's expense to the extent provided in Section 3.3, the Issuer shall:

                           (i) before filing a registration statement or
                  prospectus or any amendment or supplements thereto subject to this Article III, the Issuer shall furnish to counsel selected by any Stockholder or Employee Stockholder such copies of all such documents proposed to be filed and the portions of such documents provided in writing by such Stockholder or Employee Stockholder for use therein and for which such Stockholder or

                  Employee Stockholder shall indemnify the Issuer pursuant to
                  Section 4.1(b) of this Agreement, as such counsel shall reasonably request;

                           (ii) subject to Section 3.4(b) below, keep each
                  registration, qualification or compliance effective for (A) the period required by the managing underwriter in the case of an underwritten offering of Registerable Securities, but in no event for more than ninety (90) days, or (B) a period of ninety (90) days in the case of a non-underwritten offering of Registerable Securities, in either case, plus any number of days that the Stockholders are unable to use a prospectus pursuant to Section 3.4(b) below (the "Registration Period"); and

                           (iii) furnish such number of prospectuses (including
                  preliminary prospectuses) and other documents filed with the Commission as part of the registration statement as such Stockholders or Employee Stockholders from time to time may reasonably request.

                  (b) If, within the Registration Period, there occurs any development or any event which makes any statement in the registration statement or any post-effective amendment thereto, or any document incorporated therein by reference, untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or prospectus or amendment or supplement thereto, so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in the light of the circumstances under which they were made) not misleading, the Issuer shall immediately notify each Stockholder and Employee Stockholder whose Registrable Securities are included in such registration of the occurrence thereof and, as soon as reasonably practicable, prepare and furnish to each such Stockholder and Employee Stockholder, a reasonable number of copies of an amended or supplemented prospectus so that, as thereafter delivered to purchasers of Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Stockholder and Employee

Stockholder agrees that, upon receipt of any notice from the Issuer pursuant to this Section 3.4(b), such Stockholder or Employee Stockholder shall forthwith discontinue disposition of Registrable Securities until it shall have received copies of such amended or supplemented prospectus, and, if so directed by the Issuer, shall deliver to the Issuer all copies, other than permanent file copies, then in its possession of the prospectus covering Registrable Securities at the time of receipt of such notice.

                  (c) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Agreement, the Issuer shall enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Issuer and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Section 4.1 and an opinion of counsel for the Issuer dated the date of the closing under the underwriting agreement, and providing that the Issuer shall use its best efforts to furnish a "comfort" letter signed by the independent public accountants who have audited the Issuer's financial statements included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of Issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements. The Stockholders and the Employee Stockholders on whose behalf the Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement.

                  (d) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Issuer shall give the underwriters, and their counsel and accountants, such reasonable and customary access to its books and records and such opportunities to discuss the business of the Issuer with its officers and the independent public accountants who have certified the Issuer's financial statements as shall be necessary, in the opinion of such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

                  (e) If at any time the Commission should institute or threaten to institute any proceeding for the purposes of issuing, or should issue, a stop order suspending the effectiveness of a registration statement which registered Registrable Securities under the Securities Act, the Issuer will promptly notify each Stockholder and Employee Stockholder whose Registerable Securities are registered thereunder and will use its best efforts to prevent the issuance of any such stop order or to obtain the withdrawal thereof as soon as possible. The Issuer will advise each Stockholder and Employee Stockholder whose Registerable Securities are registered promptly of any order or communication of any public board or body addressed to the Issuer suspending or threatening to suspend the qualification of any Registerable Securities for sale in any jurisdiction.

                  3.5 INFORMATION BY STOCKHOLDERS. If Registrable Securities owned by any Stockholder or any Employee Stockholder are included in any registration, such Stockholder or Employee Stockholder shall furnish to the Issuer such information regarding itself and the distribution proposed by such Stockholder or Employee Stockholder as the Issuer may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Article III.

                  3.6 HOLDBACK AGREEMENTS.
                      --------------------

                  (a) In connection with the registration of Registrable Securities on behalf of any Stockholder or any Employee Stockholder, or in the event that any Stockholder or any Employee Stockholder was offered an opportunity to participate in a Piggyback Registration pursuant to Section 3.1 but declined to so participate, such Stockholder or Employee Stockholder will agree not to effect any public sale or distribution of the issue of securities being registered or a similar security of the Issuer or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the fourteen (14) days prior to, and during the ninety (90) day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent requested by the Issuer or the managing underwriter or underwriters in the case of an underwritten public offering.

                  (b) The Issuer on its own behalf and on behalf of affiliates controlled by the Issuer agrees not to effect any public sale or distribution of any securities similar to those being registered in accordance with Sections 3.1 and 3.2 (other than similar securities registered on Form S-4 or Form S-8 or any successor forms) or any securities convertible into or exchangeable or exercisable for such securities, during the fourteen (14) days prior to, and during the ninety (90) day period beginning on, the effective date of any registration statement (except as part of such registration).

                  3.7 FUTURE REGISTRATION RIGHTS.
                      ---------------------------

                  (a) The Issuer shall not hereafter agree with the holders of any securities issued or to be issued by the Issuer to register such securities under the Securities Act unless such agreement specifically provides that (a) such holder of securities may not participate in any Piggyback Registration except as provided in Section 3.1, (b) such holder of such securities may not participate in any Requested Registration except as provided in Section 3.2, and
(c) such securities may not be publicly offered or sold for a period beginning at least fourteen (14) days before and ending at least ninety (90) days after the date upon which such registration statement becomes effective. No provision of this Section 3.7 shall be deemed violated by the future grants of registration rights provided that such rights are subject to the foregoing restrictions and are exercisable on a pro rata basis with all other holders of such rights and the Issuer will not be required to obtain the consent of any party hereto with respect to such future grants.

                  (b) From and after the date hereof, the Issuer shall not enter into any agreement with any holder or prospective holder of any securities of the Issuer providing for the granting to such holder of registration rights (including demand registration rights which, by their terms, do not permit the inclusion of shares of parties other than the holders of such demand registration rights) that entitle such holder to priority over the Stockholders or the Employee Stockholders with respect to registration of the securities of the Issuer.

                  3.8 PERMITTED INTERRUPTION. Notwithstanding any provision of this Article III to the contrary, the Issuer shall not be required to prepare or file a registration statement, amendment or post-effective amendment thereto or prospectus supplement or to supplement or amend any registration statement or otherwise facilitate the offering and sale of Registrable Securities, and the Issuer shall be free to take or omit to take any other action that would result in the impracticality of such filing, supplement or amendment, if (a) financial statements satisfying the requirements of the Securities Act and Regulation S-X promulgated by the Commission cannot with reasonable efforts be obtained, (b) the Issuer is in possession of material non-public information, which, in the exercise of reasonable judgment by the Issuer's Board, the Issuer deems advisable not to disclose in a registration statement at that time or (c) such filing, supplement or amendment (and any required disclosure therein), in the good faith and reasonable judgment of the Issuer's Board, would jeopardize the completion of an acquisition, divestiture or other similar transaction that the Issuer is in at such time negotiations therefor (any period described in this Section 3.8 during which the Issuer is not required to make such filing, supplement or amendment being herein a "PERMITTED INTERRUPTION"). The Issuer agrees to notify each Stockholder and Employee Stockholder upon each of the commencement and termination of each Permitted Interruption. The Issuer shall state in the notice to the Stockholders and the Employee Stockholders of the commencement of a Permitted Interruption the general nature of the cause for such Permitted Interruption, subject to any restrictions against such disclosure imposed by applicable confidentiality arrangements. Each Stockholder and Employee Stockholder hereby acknowledges its obligations under the federal securities laws to not trade in the Common Stock while in possession of material non-public information relating to the Issuer and hereby agrees to not so trade.

                  3.9 DELIVERY OF TRANSFERABLE CERTIFICATES. Upon a registration statement applicable thereto becoming effective, the Issuer shall issue to each Stockholder and Employee Stockholder whose Registerable Securities are registered thereunder certificates representing the Registerable Securities whose sale has been so registered in exchange for certificates bearing a restrictive legend. Each such Stockholder and Employee Stockholder hereby agrees that in the event of a stop order being issued in respect of the registration statement relating to the sale of Registerable Securities registered on its or his behalf, such Stockholder or Employee Stockholder will, without prejudice to any rights hereunder, surrender or cause to be surrendered to the Issuer those certificates delivered pursuant to this Section 3.9 without legend and will accept, in exchange therefor, substitute certificates or instruments bearing an appropriate legend.

                  3.10 TRANSFERABILITY OF RIGHTS. Each Stockholder and Employee Stockholder, and any permitted transferee of such Stockholder or Employee Stockholder, may transfer to one (but only one) person all (but not less than all) of his rights under this Article III in connection with the transfer of Registrable Securities to such person; provided, however, that such transferee shall become a party to this Agreement and such transferee's rights shall be subject to the provisions and limitations of this Agreement.


                                   ARTICLE IV
                                   ----------
                          INDEMNIFICATION AND REMEDIES
                          ----------------------------

                  4.1 INDEMNIFICATION RELATING TO REGISTRATION RIGHTS.
                      ------------------------------------------------

                  (a) With respect to any registration, qualification or compliance effected or to be effected pursuant to Article III of this Agreement, the Issuer shall indemnify each Stockholder and Employee Stockholder whose securities are included or are to be included therein, each underwriter (as defined in the Securities Act) of the securities sold by such Stockholder or Employee Stockholder, and each Person who controls (within the meaning of the Securities Act) any such Stockholder, Employee Stockholder or underwriter (a "CONTROLLING PERSON") from and against all losses, damages and liabilities (or actions in respect thereof) arising out of or based on any claim, cause of action, proceeding or litigation asserted or commenced or threatened against any such Stockholder, Employee Stockholder or any such underwriter or Controlling Person concerning:

                           (i) any untrue statement (or alleged untrue
                  statement) of a material fact contained in any prospectus or any related registration statement incident to any such registration, qualification or compliance;

                           (ii) any omission (or alleged omission) to state
                  therein a material fact required to be stated therein or necessary to make any statement therein, in the light of the circumstances under which it was made, not misleading; or

                           (iii) any violation by the Issuer of the Securities
                  Act or any rule or regulation promulgated thereunder applicable to the Issuer, or of any blue sky or other state securities laws or any rule or regulation promulgated thereunder applicable to the Issuer;

in each case, relating to action or inaction required of the Issuer in connection with any such registration, qualification or compliance, and subject to Section 4.6 below, shall reimburse each such Person entitled to indemnity under this Section 4.1(a) for all legal and other expenses incurred in connection with investigating or defending any such claim, loss, damage, liability or action; PROVIDED, HOWEVER, that, the foregoing indemnity and reimbursement obligation shall not be applicable to the extent that any such claim, loss, damage or liability arises out of or is based on (i) any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of such Stockholder, Employee Stockholder or by or on behalf of such an underwriter specifically for use in such prospectus or registration statement; or (ii) any untrue statement (or alleged untrue statement) or omission (or alleged omission) contained in a prospectus delivered prior to the delivery by the Issuer to the Stockholders and the Employee Stockholders of a notice pursuant to Section 3.4(b); PROVIDED that the Issuer made available to the Stockholders and the Employee Stockholders a corrected prospectus which the Stockholders and the Employee Stockholders failed to deliver to holders who had received the prior inaccurate prospectus.

                  (b) With respect to any registration, qualification or compliance effected or to be effected pursuant to this Agreement, each Stockholder and Employee Stockholder whose securities are included or are to be included therein, shall indemnify the Issuer, its directors and officers, and, if and to the extent required by the underwriters of an underwritten offering in which such Stockholder or Employee Stockholder will be selling Registrable Securities, each underwriter (as defined in the

Securities Act) of the securities sold by such Stockholder or Employee Stockholder and each Person who controls (within the meaning of the Securities
Act) the Issuer or any such underwriter (a "CONTROLLER") from and against all losses, damages and liabilities (or actions in respect thereof) arising out of or based on any claim, cause of action, proceeding or litigation asserted or commenced against the Issuer or any of its directors and officers or any such underwriter or Controller concerning:

                           (i) any untrue statement (or alleged untrue
                  statement) of a material fact contained in any prospectus or related registration statement incident to any such registration, qualification or compliance;

                           (ii) any omission (or alleged omission) to state
                  therein a material fact required to be stated therein or necessary to make any statement therein, in the light of the circumstances under which it was made, not misleading; or

                           (iii) any violation by such Stockholder of the
                  Securities Act or any rule or regulation promulgated thereunder applicable to the Issuer or such Stockholder or of any blue sky or other state securities laws or any rule or regulation promulgated thereunder applicable to the Issuer or such Stockholder;

in each case, relating to action or inaction required of such Stockholder or Employee Stockholder in connection with any such registration, qualification or compliance, and subject to Section 4.6 below, shall reimburse each such Person entitled to indemnity under this Section 4.1(b) for all legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; PROVIDED, HOWEVER, that, the foregoing indemnity and reimbursement obligation shall only be applicable to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of such Stockholder or Employee Stockholder specifically for use in such prospectus or other document.

                  4.2 INDEMNIFICATION BY THE STOCKHOLDERS. (a) Subject to the limitations set forth in this Article IV, the

Stockholders, jointly and severally, shall indemnify and hold harmless the Issuer and its Representatives, stockholders, controlling persons and Affiliates (collectively, the "Issuer Indemnified Persons") for, and shall pay (in the manner provided in Section 4.7(b)) to the Issuer Indemnified Persons the amount of, any loss, liability, claim, damage (including, with respect to matters unrelated to the Identified Liabilities (as defined in Section 4.5), incidental and consequential damages), expense (including, without limitation, defense costs in connection with third-party claims) or deficiency (including interest, penalties and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), that any Issuer Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to any Identified Liability (as defined in Section 4.5) or any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of the Trustees, the BioClin Affiliates or the Stockholders contained in this Agreement, any Share Exchange Agreement or in any other document or instrument delivered pursuant hereto or thereto.

                  (b) The indemnity by the Stockholders set forth in Section 4.2(a) with respect to Damages arising out of any Identified Liability shall continue until the earlier of December 31, 1999 and the date on which the amount, if any, of all such Damages is finally determined, and the indemnity by the Stockholders set forth in Section 4.2(a) with respect to all other Damages shall continue until the date of the independent auditor's report with respect to the audited consolidated financial statements of the Issuer for fiscal 1996 (the "Report Date"); provided, however, that in the event that as of December 31, 1999 with respect to any Identified Liability or as of the Report Date with respect to all other Damages any Issuer Indemnified Person can establish the existence but not the amount of any such Damages, and shall have given written notice thereof to the Stockholders on or prior to December 31, 1999 or the Report Date, as applicable, depending upon the facts and circumstances existing at such time, the Stockholders and the Issuer may agree to extend the indemnity with respect to any such Damages until the date on which the amount, if any, of all such Damages is finally determined.

                  4.3 INDEMNIFICATION BY ISSUER. (a) Subject to the limitations set forth in this Article IV, the Issuer shall indemnify and hold harmless the Trustees and the Stockholders and their Representatives, shareholders, controlling persons and Affiliates (collectively, the "Stockholders' Indemnified Persons") for, and shall pay (in the manner provided in Section 4.7(a)) to the Stockholders' Indemnified Persons the amount of, any Damages that any Stockholders' Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of the Issuer contained in this Agreement, any Securities Exchange Agreement or in any other document or instrument delivered pursuant hereto or thereto.

                  (b) The indemnity by the Issuer set forth in Section 4.3(a) shall continue until the Report Date; provided, however, that in the event that as of the Report Date any Stockholders' Indemnified Person can establish the existence but not the amount of any such Damages, and shall have given written notice thereof to the Issuer on or prior to the Report Date, depending upon the facts and circumstances existing at such time, the Stockholders and the Issuer may agree to extend the indemnity with respect to any such Damages until the date on which the amount, if any, of all such Damages is finally determined.


                  4.4 THRESHOLD AND CAP. Notwithstanding any provision contained herein or in any Securities Exchange Agreement to the contrary, with respect to Damages contemplated by Sections 4.2 and 4.3 other than those arising, directly or indirectly, from or in connection with any Identified Liability, (i) no party shall be entitled to any recovery from any other party with respect to any such inaccuracy or breach which, pursuant to any Securities Exchange Agreement, would have entitled such party not to perform its obligations thereunder, if such party is informed in writing pursuant to Section 7.6 of any Securities Exchange Agreement or otherwise has knowledge of such inaccuracy or breach prior to Closing and such party nonetheless consummates the Closing, and (ii) no party shall be entitled to recover Damages from any other party until the Damages sustained by such party under this Agreement and the Securities Exchange Agreements exceed, in the aggregate, U.S. $100,000 (the "Threshold"), and then only amounts over and above such Threshold, and in no event shall the amount of all such Damages to be recovered by the Issuer Indemnified Persons and the Stockholders' Indemnified Persons exceed an aggregate amount of U.S. $ (the "Cap") [10% OF THE CLOSING VALUE OF THE ACQUIROR SHARES.] Neither the Threshold nor the Cap shall apply to any Damages arising, directly or indirectly, from or in connection with any Identified Liability.

                  4.5 IDENTIFIED LIABILITIES. For purposes of this Agreement, "Identified Liabilities" means any and all liabilities or Damages (including, without limitation, defense costs in connection with any third-party claim) that any Issuer Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to (i) the pending or threatened litigation involving, among others, BioClin, Inc. and Dr. William H. Barr and/or any recovery by Dr. Barr, pursuant to any statutory dissenter's rights to which Dr. Barr may be entitled with respect to the common stock of BioClin, Inc. that he owns, of any amounts that exceed the market value on the Closing Date of the Acquiror Shares issuable to Dr. Barr pursuant to the Merger Agreement (collectively, the "Barr Liability"); (ii) the pending litigation between BioClin, Inc. and Virginia Commonwealth University, but only to the extent the aggregate amount of such liability or Damages (including for this purpose the amount of such liability previously satisfied by BioClin through the payment of amounts due to employees and contractors ($ in the aggregate), cash payments ($ through June 30, 1996), the transfer of non-cash assets to VCU ($107,000 in aggregate value), all payments received by VCU with respect to analytical contracts assigned to VCU and the value of services provided by BioClin, Inc. which are applied to reduce such liability) exceed $1,080,000 (the "VCU Liability"); and (iii) the pending litigation filed in Texas titled Linda Gail Frase v. BioClin, Inc. and Jack Barbut, but only to the extent such liability or Damages exceed $25,000 (the "Barbut Liability").

                  4.6 PROCEDURE. (a) Any party seeking indemnification pursuant to this Article IV (the "Indemnified Person") from another party (the "Indemnifying Person") may proceed directly against such Indemnifying Person under this Section 4.6 without first resorting to any other rights of indemnification; PROVIDED, HOWEVER, that no Indemnifying Person shall be obligated hereunder to the extent an Indemnified Person has already received, or shall receive, full indemnification or reimbursement from another source.

                  (b) In the event any action, suit or proceeding shall be brought against any Indemnified Person in connection with any matter for which indemnification may be sought by such Indemnified Person pursuant to this
Article IV, the Indemnifying Person may, and upon the request of such Indemnified Person shall, at the Indemnifying Person's expense, resist and defend such action, suit or proceeding, or cause the same to be resisted or defended, by counsel selected by the Indemnifying Person, subject to the approval, which shall not be unreasonably withheld, of such Indemnified Person and, in the event of any failure by the Indemnifying Person to do so, the Indemnifying Person shall pay all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by such Indemnified Person in connection with such action, suit or proceeding.

                  (c) In case any claim is made, or any suit or action is commenced, against an Indemnified Person in respect of which indemnification may be sought by such Indemnified Person pursuant to this Article IV, such Indemnified Person shall promptly give the Indemnifying Person notice thereof. If any Indemnified Person fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Article IV may be sought, such failure shall not limit the liability of the Indemnifying Person; PROVIDED, HOWEVER, that this provision shall not be deemed to limit the Indemnifying Person's rights to recover for any loss, cost or expense which such Indemnifying Person can establish resulted from such failure to give prompt notice.

                  4.7 PAYMENT OF INDEMNITY. (a) The Issuer shall pay all amounts in satisfaction of its indemnification obligations under Section 4.3 by delivering to such Stockholders' Indemnified Persons such number of shares of Common Stock computed by dividing the aggregate dollar amount of such Damages subject to indemnification thereunder by the closing sales price of the Common Stock as reported on the NASDAQ National Market for the Business Day immediately preceding the Closing Date (the "Closing Price").

                  (b) Except as provided in Section 4.7(f), the Stockholders shall pay all amounts in satisfaction of their respective indemnification obligations under Section 4.2 by delivering to such Issuer Indemnified Persons such number of Acquiror Shares computed by dividing the dollar amount of such Damages subject to indemnification thereunder by the Closing Price.

                  (c) In order to secure the payment by the Stockholders to the Issuer Indemnified Persons of any Damages relating to Identified Liabilities and the inaccuracy of the representations or breach of the warranties, covenants, undertakings or other agreements of the Trustees, the BioClin Affiliates and the Stockholders made hereunder or pursuant to any Securities Exchange Agreement (collectively, the "General Liabilities"), a total of 599,260 shares (the "Recovery Shares") of the Acquiror Shares delivered to the Stockholders pursuant to the Securities Exchange Agreements shall be subject to the escrow provisions set forth in paragraph (d) of this
Section 4.7. Such aggregate number of Recovery Shares shall be allocated as follows: with respect to (i) the General Liabilities, 263,260 Recovery Shares (the "General Recovery Shares"); (ii) the Barr Liability, [200,000] Recovery Shares; (iii) the VCU Liability, [112,000] Recovery Shares; and (iv) the Barbut Liability, [24,000] Recovery Shares. (items (ii) through (iv) above being hereinafter referred to collectively as the "Identified Recovery Shares"). The aggregate number of Recovery Shares has been determined, and the Recovery
Shares have been allocated as set forth above, in reasonable relation to the dollar value reasonably estimated to be attributable to the respective contingencies existing as of the date of this Agreement against which such Recovery Shares secure payment of indemnity. The Recovery Shares shall be allocated among the Stockholders in proportion to their respective ownership of the Acquiror Shares.

                  (d) If at any time prior to, with respect to (i) the General Recovery Shares, the date on which the indemnity by the Stockholders with respect to General Liabilities terminates as provided in Section 4.2(b) of this Agreement and (ii) each group of Identified Recovery Shares, the date on which the indemnity with respect to Damages relating to such corresponding Identified Liability terminates pursuant to Section 4.2(b), the Stockholders shall sell, assign, hypothecate, pledge or otherwise transfer any Acquiror Shares such that thereafter the aggregate number of Acquiror Shares held by the Stockholders free and clear of all such liens and encumbrances is less than the aggregate number of Recovery Shares contemplated by this Section 4.7 (an "Early Transfer"), then the Stockholders shall deposit the portion of the cash proceeds from such Early Transfer as computed in accordance with Section 4.7(e) into an escrow account (the "Escrow Account") with a national bank or other financial institution (the "Escrow Agent") agreed to by the Trustees, the Stockholders and the Issuer pursuant to an escrow agreement, in form and substance reasonably satisfactory to the Trustees, the Stockholders and the Issuer to be held and dispersed subject to the provisions of Section 4.7(f).

                  (e) The cash proceeds from an Early Transfer to be deposited into the Escrow Account pursuant to Section 4.7(d) shall be computed as follows:
(i) the aggregate number of Recovery Shares contemplated by Section 4.7 less
(ii) the aggregate number of Acquiror Shares held by the Stockholders free and clear of all such liens and encumbrances following such Early Transfer multiplied by (iii) the Closing Price.

                  (f) In the event an Early Transfer has occurred, to the extent that a sufficient number of Acquiror Shares are not then held by the Stockholders in order to enable the Stockholders to satisfy their respective indemnification obligations as contemplated by Section 4.7(b), the Stockholders and the Escrow Agent shall deliver to the Issuer Indemnified Persons (i) all Acquiror Shares then held by the Stockholders free and clear of all such liens and encumbrances (the "Delivered Shares") and (ii) that portion of the cash proceeds deposited in the Escrow Account computed by subtracting from (A) the aggregate dollar amount of Damages subject to indemnification pursuant to
Section 4.2, (B) the product of the Delivered Shares and the Closing Price. The Issuer and the Stockholders hereby agree to cause the Escrow Agent to promptly release all remaining cash proceeds from the Escrow Account upon expiration of the Stockholders' indemnification obligations or confirmation that the Stockholders then hold the aggregate number of Recovery Shares contemplated by this Section 4.7.

                  4.8 EXCLUSIVITY. The rights and remedies of the parties hereto under this Article IV shall be the exclusive rights and remedies with respect to the matters set forth herein, except for (i) the rights of any party to seek equitable relief and (ii) any other rights and remedies provided by this Agreement or any Securities Exchange Agreement.


                                    ARTICLE V
                                    ---------
                                  MISCELLANEOUS
                                  -------------

                  5.1 AMENDMENTS. The parties may, from time to time, enter into written amendments, supplements, or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of either of the parties hereunder. No amendment, supplement, or modification shall be binding on any party unless made in writing and signed by a duly authorized representative of such party.

                  5.2 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission, which transmission is confirmed by first class mail (postage pre-paid) or guaranteed overnight delivery:


                  (a)      if to the Issuer to:

                           DNX Corporation
                           575 Route 28
                           Raritan, NJ 08869
                           Attention: John G. Cooper
                                      Chief Financial Officer
                           Telephone: (908) 722-7900
                           Facsimile: (908) 722-6677

                           with copies to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Attention:  Thomas C. Daniels, Esq.
                           Telephone: (216) 586-3939
                           Facsimile:  (216) 579-0212

                  (b)      if to Hackel to:

                           Alec Hackel
                           Flueliweg 3
                           6045 Meggen
                           Switzerland

                           Telephone: 011-41-41-377-3961
                           Facsimile: 011-41-41-377-3053

                           with copies to:

                           Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York 10020-1104
                           Attention: Ray A. Mantle, Esq.
                           Telephone: (212) 835-6000
                           Facsimile: (212) 835-6001

                  (c)      if to Barbut to:

                           Dr. Jack Barbut
                           c/o Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York 10020-1104

                           Telephone: (212) 835-6000
                           Facsimile: (212) 835-6001
                           with copies to:

                           Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York 10020
                           Attention: Ray A. Mantle, Esq.
                           Telephone: (212) 835-6000
                           Facsimile: (212) 835-6001

                  (d)      if to Jensen to:

                           Dr. John Christian Jensen
                           Bohlstiasse 9a
                           6300 Zug
                           Switzerland

                           Telephone: 011-41-41-710-2309
                           Facsimile: 011-41-41-710-2341

                           with copies to:

                           Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York 10020
                           Attention: Ray A. Mantle, Esq.
                           Telephone: (212) 835-6000
                           Facsimile: (212) 835-6001

                  (e)      if to Sherby to:

                           c/o CITCO
                           De Ruyterkade 62
                           P.O. Box 812
                           Curacao, Netherlands Autilles
                           Telephone: 599-9-322555
                           Facsimile: 599-9-322500

                           with copies to:

                           Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                           New York, New York 10020
                           Attention: Ray A. Mantle, Esq.

                           Telephone: (212) 835-6000
                           Facsimile: (212) 835-6001

                  (f)      if to the Trustees/Employee Trustee:

                           Dr. Gerald Rittershaus
                           c/o Rittershaus, Wissmann & von Rosenstiel
                           Theodor-Heuss-Anlage 2
                           68165 Mannheim
                           Germany

                           Telephone: 011-49-621-42-560
                           Facsimile: 011-49-621-42-56-250

                  (g)      if to Reynolds:

                           Ms. Martha Lee Reynolds
                           5105 King William Road
                           Richmond, VA 23225

                  (h)      if to Dvorchik:

                           Mr. Barry Dvorchik
                           1400 Worcester Road
                           Apt. 405
                           Framingham, MA 01701

                  (i)      if to Kraatz:

                           Ms. Christine Dune-Kraatz
                           c/o BioClin GmbH
                           Klinische Forschung
                           Augusta-aulage 21-23
                           68165 Mannheim, Germany

                  (j)      if to Donhardt:

                           Ms. Bettina Donhardt
                           c/o BioClin GmbH
                           Klinische Forschung
                           Augusta-aulage 21-23
                           68165 Mannheim, Germany


                  (k) or, in each case, at such other address or to such other person as may be specified in writing to the other parties.

                  5.3 WAIVER BY CONSENT. Any party hereto may execute and deliver to the other parties hereto a written instrument waiving, on such terms and conditions as such party may specify in such instrument, any of the requirements of this Agreement.

                  5.4 NO IMPLIED WAIVER; RIGHTS ARE CUMULATIVE. The failure to exercise or the delay in exercising by any party of any right, remedy, power, or privilege under this Agreement, shall not operate as a waiver thereof. The single or partial exercise of any right, remedy, or privilege under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

                  5.5 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by, construed and interpreted in accordance with the laws of the State of New York (except, to the extent the General Corporation Law of the State of Delaware (the "DGCL") applies to the matters set forth in Article II, the DGCL shall govern) applicable to agreements executed by residents of that state, and fully to be performed in that state.

                  5.6 SEVERABILITY. If any provision of this Agreement is found to be unenforceable for any reason whatsoever, such provision shall be deemed null and void to the extent of such unenforceability but shall be deemed separable from and shall not invalidate any other provision of this Agreement.

                  5.7 CAPTIONS. Captions to the various paragraphs of this Agreement are provided for convenience only and shall not be used to construe the provisions of this Agreement.

                  5.8 ENTIRE AGREEMENT. This Agreement, the Securities Exchange Agreements and the other agreements contemplated hereby and thereby, constitute the entire understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior discussions, agreements, and representations, whether oral or written, concerning the subject matter hereof and whether or not executed by the parties hereto.

                  5.9 FURTHER ASSURANCES. From and after the Closing, upon the reasonable request of any of the parties hereto, each of the other parties hereto shall execute, acknowledge, and deliver all such further acts, deeds, bills of sale, certificates, assignments, transfers, conveyances, sales, use or other transfer tax documentation, powers of attorney, and assurances as may be required to evidence the consummation of the transactions contemplated hereby and as may be appropriate to carry out the transactions contemplated by this Agreement.

                  5.10 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. Except as specifically provided herein, no party hereto may assign its rights or delegate its duties hereunder without the prior written consent of the other parties hereto.

                  5.11 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered or caused this Agreement to be duly executed and delivered by the proper and duly authorized officers, as the case may be, as of the day and year first above written.

                                   ISSUER:

                                   DNX CORPORATION



                                   By:
                                      -----------------------------------
                                      Name:
                                      Title:

                                   TRUSTEES:


                                   By:
                                      -----------------------------------
                                      Dr. Gerald Rittershaus, as Trustee
                                      under the Rittershaus Trust Agreement

                                   By:
                                      -----------------------------------
                                      Manfred Wissmann, as Trustee
                                      under the Wissmann Trust Agreement

                                   STOCKHOLDERS:


                                   --------------------------------------
                                   Alec Hackel



                                   --------------------------------------
                                   Dr. Jack Barbut



                                   --------------------------------------
                                   Dr. John Christian Jensen


                                   SHERBY N.V.


                                   By:
                                      -----------------------------------
                                      Name:
                                      Title:

                                   EMPLOYEE STOCKHOLDERS:




                                   --------------------------------------
                                   Martha Lee Reynolds




                                   --------------------------------------
                                   Barry Dvorchik




                                   --------------------------------------
                                   Christine Dune-Kraatz




                                   --------------------------------------
                                   Bettina Donhardt



                                   EMPLOYEE TRUSTEE:




                                   --------------------------------------
                                   Dr. Gerald Rittershaus, as Trustee
                                   under the Employee Trust Agreement

                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE
---------------------

Contacts:
Paul J. Schmitt
Chairman, President and CEO                                  Harvey A. Goralnick
DNX Corporation                                              Focus Partners LLC
908-722-7900                                                 212-752-9445

                      DNX CORPORATION AND BIOCLIN TO MERGE
            - THE NEW COMPANY WILL BE RANKED AMONG THE TOP TEN CROS -

Raritan, NJ, August 19, 1996 -- DNX Corporation (NASDAQ:DNXX) announced today that it has signed a definitive agreement to combine its organization, in a pooling of interests transaction with BioClin International, a privately held contract research organization (CRO) based in Cham, Switzerland and Richmond, VA.

This merger combines the clinical expertise of BioClin (Phase I-IV) with DNX Corporation, which is focused on providing extensive and unique pre-clinical drug development services to the pharmaceutical and biotechnology industry through its subsidiaries, Pharmakon Research International and DNX Transgenics. BioClin is an international CRO with a presence throughout all major European countries, the U.S. and Israel. The company's success in managing local and multinational projects is founded on its extensive industry and scientific experience, expertise in data management and familiarity with local regulations. BioClin, active in international clinical drug development since 1982, has forged unique collaborations with hospitals allowing access to large patient and special populations.

The combined enterprise will create a CRO which in 1995 generated revenues of $40 million. In 1995, BioClin generated revenues of $14.3 million versus approximately $9.7 million of revenues in 1994.

Under the terms of the transaction agreements, DNX Corp. will issue 2.6 million shares

                                     -more-
of its common stock to the shareholders of BioClin. The transaction, which is expected to be treated as a pooling of interests for accounting purposes, is subject to various conditions including DNX stockholder approval and is expected to close late in the fourth quarter or in the first quarter of 1997.

"This is a merger of highly complementary services, technologies and client bases that puts the combined company squarely on track as a world leader in providing drug development services," said Paul J. Schmitt, Chairman of the Board, President and CEO. "The company's multinational capabilities span the entire spectrum of drug development from pre-clinical through clinical to product registration," continued Mr. Schmitt, "therefore, this new company is the ideal partner for biotechnology companies seeking the full-range of comprehensive services and resources, as well as large pharmaceutical industry clients looking for select expertise and a broad global reach."

The combined companies will emerge with a critical mass at a crucial time and will benefit greatly from this merger. DNX has already built substantial credibility, which it has demonstrated in a number of areas in pre-clinical testing including continuous infusion, immunotoxicology, specialty pharmacology assays and transgenic animal technology. With world-class facilities in the U.S., Europe, and new markets in Eastern Europe, the combined company's presence and regulatory expertise will extend to 26 countries. In addition, this new company will have over 300 pharmaceutical and biotech clients, and 450 employees worldwide.

Paul J. Schmitt will continue as Chairman, President and CEO of the combined company and John G. Cooper as Senior Vice President and Chief Financial Officer. Leif Modeweg, D.V.M., President of Pharmakon and Jack Barbut, Sc.D., founder and President of BioClin, will continue to manage the day-to-day worldwide pre-clinical and clinical operations respectively. Chris Jensen, Priv. Doz. Dr., currently the President of

                                     -more-

BioClin Europe, will assume responsibilities for managing a wide range of new synergistic opportunities for the company with an emphasis on the development and management of full-scale pre-clinical through clinical drug development programs. Drs. Barbut and Jensen will also be joining the combined company's Board of Directors.

Vector Securities International, Inc. acted as financial advisor to DNX Corporation.

DNX Corporation is focused on providing drug development services to the pharmaceutical and biotech industries through its subsidiaries, Pharmakon Research International, Inc. and DNX Transgenics. The Company provides pre-clinical drug development services to over 250 clients in 16 countries.

Since 1982, BioClin has been an active international Clinical Drug Development company with the capacity to manage entire development programs. The company offers a full range of drug development services from Phase I to Phase IV, including protocol design, monitoring, data management, quality assurance and report writing.

This press release contains forward looking statements. The actual results might differ materially from those projected in the forward looking statements. Additional information concerning this transaction, as well as information that could cause actual results to materially differ from those in forward looking statements is contained in DNX Corporation's SEC filings, including periodic reports under the Securities Exchange Act of 1934, as amended.

                                       ###

                                                                    Exhibit 99.3

                                  BioClin Group

                      Unaudited Combined Balance Sheets

                           December 31, 1995 and 1994

               (in thousands, except share and per share amounts)

                                          Assets                                                     1995          1994
                                          ------                                                     ----          ----
Current assets:
     Cash                                                                                     $       1,126            995
     Marketable debt securities                                                                         386              -
     Trade accounts receivable                                                                        3,245          2,452
     Prepaid expenses and other current assets                                                          187            336
                                                                                                     ------         ------
               Total current assets                                                                   4,944          3,783
Marketable debt securities                                                                              547            835
Property and equipment, net                                                                             871            963
Other assets                                                                                            215             81
                                                                                                     ------         ------
               Total assets                                                                   $       6,577          5,662
                                                                                                     ======         ======

                         Liabilities and Stockholders' Deficiency
                         ----------------------------------------

Current liabilities:
     Short-term borrowings                                                                            9,834          9,589
     Note payable - related party                                                                       326            287
     Accounts payable                                                                                 1,073          2,607
     Accrued expenses                                                                                 3,102            990
     Deferred revenue                                                                                 2,569          2,065
                                                                                                     ------         ------
               Total current liabilities                                                             16,904         15,538
     Deferred income taxes                                                                               14            154
                                                                                                     ------         ------
               Total liabilities                                                                     16,918         15,692
                                                                                                     ------         ------

Stockholders' deficiency:

     Series I redeemable, noncumulative preferred stock, BioClin, Inc., par value $.01 per share, with a liquidation preference in the amount of
        $1,374 plus 10% per annum from date of issuance; authorized, issued and
        outstanding 91 shares in 1995 and 1994                                                            1              1
     Common stock, BioClin, Inc., par value $.01 per share;
        authorized 50,000 shares, issued and outstanding
        9 shares in 1995 and 1994                                                                         -              -
     Common stock, BioClin Europe AG, par value SFr500
        per share; authorized 100 shares, issued and
        outstanding 100 bearer shares in 1995 and 1994                                                  105            105
     Common stock, BioClin Institute of Clinical Pharmacology GmbH, par value
        DM100 per share; authorized 1,500 shares, issued and outstanding 1,500
        shares in 1995 and 1994                                                                          86             86
     Additional paid-in capital                                                                         125            125
     Foreign currency translation adjustment                                                           (409)          (234)
     Employee stock purchase loans                                                                      (93)           (99)
     Accumulated deficit                                                                            (10,233)       (10,092)
     Net unrealized gain on marketable debt securities                                                   77             78
                                                                                                     ------         ------
               Total stockholders' deficiency                                                       (10,341)       (10,030)
                                                                                                     ------         ------
Commitments and contingencies
               Total liabilities and stockholders' deficiency                                 $       6,577          5,662
                                                                                                     ======         ======

                                  BioClin Group

                 Unaudited Combined Statements of Operations

             For the Years ended December 31, 1995, 1994 and 1993

                                 (in thousands)

                                                                             1995           1994           1993
                                                                             ----           ----           ----
Gross revenues                                                        $      18,837          11,386         8,536
Less reimbursed costs                                                        (4,551)         (1,727)       (1,361)
                                                                             ------          ------         -----
           Net revenues                                                      14,286           9,659         7,175
                                                                             ------          ------         -----
Operating costs and expenses:

     Direct costs                                                             8,456           7,528         6,072
     Selling, general and administrative                                      4,467           3,537         2,824
     Depreciation and amortization                                              445             366           237
                                                                             ------          ------         -----
                                                                             13,368          11,431         9,133
                                                                             ------          ------         -----
           Income (loss) from operations                                        918          (1,772)       (1,958)
Other income (expense):
     Interest income                                                             85              66           142
     Interest expense                                                          (700)           (599)         (450)
     Foreign currency losses, net                                              (292)            (25)         (215)
     Other                                                                      (38)              3            72
                                                                             ------          ------         -----
           Loss before income taxes                                             (27)         (2,327)       (2,409)
Income taxes                                                                    114              58            28
                                                                             ------          ------         -----
           Net loss                                                   $        (141)         (2,385)       (2,437)
                                                                             ======          ======         =====